UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )

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8x8, Inc.
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NOTICE OF THE 2019 ANNUAL MEETING OF
STOCKHOLDERS
AUGUST 1, 2019

The 2019 Annual Meeting of Stockholders of 8x8, Inc., a Delaware corporation (‘‘8x8’’ or the ‘‘Company’’), will be held at the date, time and place indicated below. Only stockholders of record at the close of business on the record date indicated below are entitled to notice of and to vote at the 2019 Annual Meeting or at any adjournment or postponement thereof.

DATE AND TIME:	Thursday, August 1, 2019, at 10:00 a.m., local time
PLACE:	8x8, Inc. Corporate Headquarters, 2125 O’Nel Drive, San Jose, California 95131
RECORD DATE:	Friday, June 7, 2019
All stockholders are cordially invited to attend the 2019 Annual Meeting in person. However, to ensure your representation at the 2019 Annual Meeting, you are urged to vote as promptly as possible. Any stockholder of record attending the 2019 Annual Meeting may vote in person even if he or she has previously returned a proxy. The items of business are summarized below and are described in more detail in the proxy statement accompanying this notice.

ITEM #1:
To elect eight directors to hold office until the 2020 Annual Meeting of Stockholders and until their respective successors have been elected and qualified. The Company’s nominees are Bryan R. Martin, Vikram Verma, Eric Salzman, Jaswinder Pal Singh, Vladimir Jacimovic, Monique Bonner, Todd Ford and Elizabeth Theophille.

ITEM #2:	To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2020.
ITEM #3:	To approve amendments to the Company’s Amended and Restated 2012 Equity Incentive Plan, including the reservation of 12,000,000 additional shares for issuance thereunder.
ITEM #4:	To hold an advisory vote on executive compensation for the fiscal year ended March 31, 2019.
Stockholders planning to attend in person should contact our Investor Relations Department at (408) 495-2524 by Friday, July 26, 2019 to reserve a seat at the 2019 Annual Meeting. For ten days prior to the 2019 Annual Meeting, a complete list of stockholders entitled to vote at the 2019 Annual Meeting will be available for examination by any stockholder for any purpose relating to this 2019 Annual Meeting, during ordinary business hours at the Company’s corporate headquarters located at 2125 O’Nel Drive, San Jose, California 95131.

By Order of the Board of Directors,

Bryan R. Martin, Chairman
San Jose, California June 27, 2019

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS
This proxy statement contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. These statements include, without limitation, information about future events based on current expectations, potential product development efforts, near and long-term objectives, strategies, anticipated changes to our board of directors and committee compositions, future business performance and outlook. Such statements are predictions only, and actual events or results could differ materially from those made in any forward-looking statements due to a number of risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited to: customer acceptance and demand for our cloud communication and collaboration services; changes in the competitive dynamics of the markets in which we compete; the quality and reliability of our services; customer cancellations and rate of churn; our ability to scale our business; customer acquisition costs; our reliance on infrastructure of third-party network services providers; risk of failure in our physical infrastructure; risk of failure of our software; our ability to maintain the compatibility of our software with third-party applications and mobile platforms; continued compliance with industry standards and regulatory requirements in the United States and foreign countries in which we make our software solutions available and the costs of such compliance; the timing, extent and results of sales and use tax audits; risks relating to our strategies and objectives for future operations, including the execution of integration plans and realization of the expected benefits of our acquisitions; the amount and timing of costs associated with recruiting, training and integrating new employees; timing and extent of improvements in operating results from increased spending in marketing, sales, and research and development; introduction and adoption of our cloud software solutions in markets outside of the United States; risk of cybersecurity breaches and other unauthorized disclosures of customer data; risks related to our senior convertible notes and the related capped call transactions; general economic conditions that could adversely affect our business and operating results; implementation and effects of new accounting standards and policies in our reported financial results; and potential future intellectual property infringement claims and other litigation that could adversely affect our business and operating results.
For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's reports on Forms 10-K and 10-Q, as well as other reports that 8x8, Inc. files from time to time with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and 8x8, Inc. undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.
GARTNER DISCLAIMER
This proxy statement refers to a report prepared by Gartner, Inc. Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner’s research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

PROXY SUMMARY
The following is a summary of certain key information in our Proxy Statement. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review the full Proxy Statement and our Annual Report on Form 10-K for the year ended March 31, 2019. In this Proxy Statement, we refer to 8x8, Inc. as ‘‘8x8,’’ the ‘‘Company,’’ ‘‘we’’ or ‘‘us,’’ and we refer to our fiscal year ended March 31, 2019 as ‘‘fiscal 2019’’ or ‘‘F2019.’’
F2019 Business Highlights
Some of our business achievements and milestones during fiscal 2019 included the following:

•	Service revenue increased 19% year-over-year to $334.4 million. Service revenue from mid-market and enterprise customers represented 62% of total service revenue and grew 30% over the prior year.

•	Began selling 8x8 X Series suite of services with general availability in the U.S., U.K. and Australia.

•
Extended our cloud technology platform with scalable video routing and interoperability capabilities built on industry standards such as WebRTC (facilitated by our acquisition of rights and assets relating to the Jitsi video collaboration technology from Atlassian Pty. Ltd.).

•	Launched 8x8 Team Messaging.

•	Expanded our go-to-market reach in Europe through our Workair partnership in Ireland.

•
Named a Leader in the 2018 Gartner Magic Quadrant for Unified Communications as a Service, Worldwide for the seventh consecutive year and a Challenger in Magic Quadrant for Contact Center as a Service, North America for the fourth consecutive year. (1) (2)

•	Received the Frost & Sullivan North American Integrated CCaaS and UCaaS Competitive Strategy Innovation and Leadership Award.

•	Received CRN Tech Innovator Award by CRN®, a brand of The Channel Company, for 8x8 X Series.

•	Awarded 29 new U.S. patents.
____________________
Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner’s research organization and should not be construed as statements of fact. Gartner disclaims all warranties, express or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.
(1) Gartner “Magic Quadrant for Unified Communications as a Service, Worldwide” by Daniel O’Connell, Megan Fernandez, Rafael Benitez, Bjarne Munch, Christopher Trueman, Mihai Nguyen, October 10, 2018. In 2014, the report was named Magic Quadrant for Unified Communications as a Service, North America With Additional Regional Presence. In 2012 and 2013 the report was named Magic Quadrant for Unified Communications as a Service, North America.
(2) Gartner “Magic Quadrant for Contact Center as a Service, North America” by Drew Kraus, Steve Blood, Simon Harrison, Daniel O’Connell, October 17, 2018.

8x8, Inc. 2019 Proxy Statement	5

Voting Matters and Board Recommendations
The table below includes a brief description of each matter to be voted upon at the Annual Meeting, along with the voting recommendation of our board of directors, or ‘‘Board.’’

Proposal	Description of Matter	Board Vote Recommendation
ONE
To elect eight directors to hold office until the 2020 Annual Meeting of Stockholders and until their respective successors have been elected and qualified. The Company’s nominees are Bryan R. Martin, Vikram Verma, Eric Salzman, Jaswinder Pal Singh, Vladimir Jacimovic, Monique Bonner, Todd Ford and Elizabeth Theophille.
FOR (each Company nominee)
TWO	To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2020.	FOR
THREE	To approve amendments to the Company’s Amended and Restated 2012 Equity Incentive Plan, including the reservation of 12,000,000 additional shares for issuance thereunder.	FOR
FOUR	To hold an advisory vote to approve executive compensation for our fiscal year ended March 31, 2019.	FOR

8x8, Inc. 2019 Proxy Statement	6

Board of Directors Snapshot
Ensuring the Board is comprised of directors who bring diverse perspectives, experience and backgrounds to effectively represent the long-term interests of stockholders is a key priority of our Board. In this regard, the Board believes that conducting regular, periodic assessments of its composition and size is an important aspect of an effective governance structure. The Board seeks a balance between retaining directors with deep knowledge of the Company, while adding directors who bring new perspectives. We added three new members since the beginning of fiscal 2019, taking steps toward enhancing the Board's breadth and depth of experience and diversity.
In Proposal One, our stockholders are asked to vote on the election of the eight individuals nominated by the Board, each of whom is currently serving as a director. The tables below set forth basic information concerning each nominee individually and highlight certain qualifications, areas of expertise and attributes of our nominees collectively.

Name	Age	Director Since	Principal Occupation	Independent?	Committee Memberships
Bryan R. Martin(1)	51	2001	Chairman of the Board and Chief Technology Officer, 8x8, Inc.	No	—
Vikram Verma	54	2012	Chief Executive Officer, 8x8, Inc.	No	—
Eric Salzman	52	2012	Managing Member, SarniHaan Capital Partners LLC	Yes	Audit, Compensation, Nominating.
Jaswinder Pal Singh(2)	53	2013	Professor of Computer Science, Princeton University	Yes	Compensation, Nominating.
Vladimir Jacimovic	55	2014	Managing Partner, Continuum Capital Partners	Yes	—
Monique Bonner	48	2018	Chief Marketing Officer, Akamai Technologies	Yes	Audit, Nominating.
Todd Ford	52	2019	Chief Financial Officer, Coupa Software, Inc.	Yes	Audit, Compensation.
Elizabeth Theophille	52	2019	Chief Technology and Digital Officer, Novartis AG	Yes	—

(1)	Mr. Martin serves as Chairman of the Board.

(2)	Dr. Singh serves as Lead Independent Director.

(3)	‘‘Nominating’’ refers to the Governance and Nominating Committee of the Board.

8x8, Inc. 2019 Proxy Statement	7

Corporate Governance Highlights (page 14)
We are committed to the highest standards of corporate governance. Our Governance and Nominating Committee monitors new and changing trends and best practices in corporate governance, considers whether we should make changes in light of these trends, and makes recommendations to the Board. The table below sets forth some highlights of our corporate governance programs and policies.

Board and Committees		Management		Stockholders Rights
❖	Six of our eight director nominees are independent, including all members of our three standing committees.	❖	Robust executive stock ownership requirements, including a 6X ownership requirement for our CEO (ratio of value of stock, to base salary).	❖	We have a single-class share capital structure. Each issued and outstanding share of our stock is entitled to one vote per share on all matters submitted to the stockholders for a vote.
❖	Our Board and each of its three standing committees conducts a formal assessment of its performance on an annual basis.	❖	Related party transactions involving management or a member of our Board require prior approval of the Audit Committee. There were no such transactions in F2019.	❖	We do not have a classified board structure or multi-year directorships. All of our directors are elected on an annual basis.
❖
Regular executive sessions are conducted by the independent directors, and the Board has appointed a lead independent director to preside over these meetings and perform other duties on behalf of the independent directors.
		❖	Executive compensation is reviewed by the Compensation Committee annually, with advice and data (including a benchmark analysis) provided by an independent compensation consultant.	❖	None of our officers or directors (nor any of their affiliates) has a controlling interest in our stock. Our officers and directors as a group hold less than 5% of our outstanding common stock.
❖	Board adopted a CEO Absence Event Management Process in 2016, which was reviewed by the Governance and Nominating Committee in 2018 as part of succession planning.	❖
A significant portion of each executive’s annual compensation is ‘‘at risk’’ and a significant portion of the annual grant of long-term incentive compensation depends on our stock performance relative to a peer group.
				❖	Our capital structure and organizational documents do not reflect any ‘‘poison pill’’ provisions.
❖
Director compensation is reviewed by our Compensation Committee at least once every two years as per our Corporate Governance Principles, with advice and data provided by an independent compensation consultant.
		❖	We have clawback rights under our 2012 equity incentive plan that permit us to recover long-term gains under specified circumstances.	❖	We do not have a supermajority approval requirement to amend any of our organizational documents.

8x8, Inc. 2019 Proxy Statement	8

Executive Compensation Highlights (page 53)
We have designed our executive compensation program to attract, develop, motivate, and retain top talent and focus our executive officers on goals that increase long-term stockholder value; ensure executive compensation is aligned with our corporate strategies and business objectives; provide meaningful equity ownership opportunities to our executives to align their incentives with the creation of sustainable stockholder value; ensure fairness among our executives by recognizing the contributions each executive officer makes to our success, as well as his or her compensation history and experience level; and provide an incentive for long-term continued employment with us. The table below lists some specific elements that our program possesses and avoids, in turn.

What We Have		What We Don’t Have
❖	An executive compensation program designed based on our ‘‘pay for performance’’ philosophy.	❖	No pension arrangements or nonqualified deferred compensation plans for our executive officers.
❖	A substantial portion of the total value of annual equity awards granted to our executives (including 60% for our CEO and 50% for our other named officers) are in the form of performance share units.	❖	No special health or welfare plans for our executive officers.
❖	The long-term incentives granted to our named executive officers vest or are earned over multi- year periods, consistent with current market practice and our retention objectives.	❖	No single-trigger benefits for our executive officers in connection with a change-in-control.
❖	Minimum vesting period of 12 months for awards under our Amended and Restated 2012 Equity Incentive Plan (with limited exceptions).	❖	No ‘‘evergreen’’ provision in our Amended and Restated 2012 Equity Incentive Plan.
		❖	No ‘‘gross-ups’’ or other tax reimbursement payments on any severance or change-in-control payments or benefits for our executives.

Amendments to the 2012 Equity Incentive Plan (page A-1 )
Starting in fiscal 2018 and continuing into fiscal 2019, we made notable shifts in key corporate objectives which ultimately led us to make what we believe were strategic decisions to increase the level of investment in our business, particularly our sales and marketing and research and development functions, and the reorganization of several teams within those functions. We continue to believe that these decisions and our continued focus on go-to-market investments better position us to achieve long-term and sustained returns for our investors. While we have increased our investments in our go-to-market strategy, we also recognize that we must continue to be fiscally responsible about how we fund programs that promote our ability to attract, motivate and retain key talent in a highly demanding and competitive market. This strategy, has had and will continue to have an impact on our ability to position 8x8 as an employer of choice in this market. It is essential that we continue our use of equity compensation to better position us in the market, while retaining our skilled employees and attracting talented new employees to achieve our objectives, which include growing our business and developing new services, all with a view to increasing stockholder value. Employees with a stake in the future success of our business are highly motivated, directly linked to achieving long-term growth and, we believe, well aligned with our stockholders to drive increasing stockholder value.
As discussed further below in Proposal Three, we rely increasingly on the use of employee equity awards to attract, motivate and retain our employees and executives, and align their financial interests to that of our shareholders. The use of equity is an important component of our investment and growth strategy for the Company. It enables us to limit the increase of fixed costs and leverages equity to retain employees critical to the long term success of the Company. Without the approval of an addition to our share pool, we will not be

8x8, Inc. 2019 Proxy Statement	9

able to compete as effectively in this highly competitive market for talent. We anticipate that this would ultimately also result in the loss of critical talent and inhibit our ability to meet our future growth objectives.
In Proposal Three, we are asking stockholders to approve a 12,000,000 share increase in the number of shares reserved under our Amended and Restated 2012 Equity Incentive Plan ("2012 Plan," or "Plan"), and an amendment that would eliminate the "fungible ratio" provision of the Plan, under which future full-value awards, such as restricted stock units (RSUs) and performance share awards (PSUs), are counted against the Plan's share limit on a 1.7-for-one basis.
The 2012 Plan continues to promote and reflect sound governance practices. The table below provides a few examples of responsible corporate governance provisions in the 2012 Plan, none of which would be impacted by the changes described in Proposal Three.

Description
No "Evergreen"	The 2012 Plan does not include an "evergreen" feature pursuant to which the reserve of shares authorized for issuance would be automatically replenished periodically.
No Return of Shares Used for Withholding
Shares tendered or withheld in satisfaction of our tax withholding obligations resulting from the exercise of an option or vesting of an RSU or PSU award will not be available again under the 2012 Plan.

Executive Pay Aligned to Company Performance
A significant portion of each executive’s stock compensation is ‘‘at risk’’ and depends on our stock performance relative to a peer group. As described further under the Compensation Discussion and Analysis under "Long Term Incentive Compensation."

Minimum 1-Year Vesting Requirement
No award shall vest, in whole or in part, before the first anniversary of the date of grant or, in the case of vesting based upon the attainment of performance‐based objectives, the first anniversary of the commencement of the period over which performance is evaluated, except for a limited number of awards (covering up to 5% of the shares available for issuance under the 2012 Plan) or upon death, disability or a corporate transaction.

Clawback
If our Compensation Committee determines that a participant has intentionally committed an act of embezzlement, fraud, dishonesty, or breach of fiduciary duty during the participant's employment that contributed to an obligation to restate our financial statements, the participant will be required to repay to us, in cash and upon demand, all or a portion of the proceeds resulting from any sale or other disposition of shares issued or issuable under an award if the sale or disposition was effected during the 12‐ month period following the first public issuance or filing with the SEC of the financial statements required to be restated, and under other specified circumstances.

Limitation on Awards to Non‐ Employee Directors
The 2012 Plan limits awards granted to non‐employee directors in any calendar year to a maximum of $650,000 in grant date fair value. We believe that such a limit allows us to stay within reasonable bounds of what the market requires in a competitive environment for qualified directors, while imposing meaningful limits on the amount of equity compensation that may be awarded to our non‐employee directors.

No Gross Ups	The 2012 Plan does not provide for any tax gross‐ups.
Repricings
Other than in connection with certain corporate events where a reduction in exercise price is necessary for equitable treatment of award holders (such as a share split), we may not, without stockholder approval, reduce the exercise price of a stock option or stock appreciation right or exchange a stock option or stock appreciation right for a new award with a lower (or no) purchase price or for cash.

No Transferability	Awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Compensation Committee of our Board.

8x8, Inc. 2019 Proxy Statement	10

VOTING RIGHTS, QUORUM AND REQUIRED VOTE
GENERAL
The accompanying proxy is solicited by the Board of Directors of 8x8, Inc. (referred to throughout this proxy statement as ‘‘8x8,’’ the ‘‘Company,’’ ‘‘we,’’ ‘‘us,’’ and ‘‘our’’), a Delaware corporation, for use at the 2019 Annual Meeting of Stockholders to be held August 1, 2019, at 10:00 a.m., local time, or at any adjournment thereof. The 2019 Annual Meeting will be held at our principal executive offices at 2125 O’Nel Drive, San Jose, California 95131. Our telephone number is (408) 727-1885.
This proxy statement, the accompanying proxy card and our Annual Report on Form 10-K for the year ended March 31, 2019 are being mailed on or about June 27, 2019 to all holders of our common stock as of the record date of June 7, 2019 (the ‘‘Record Date’’). On the Record Date, we had 96,468,105 shares of common stock issued and outstanding, including shares held in street name and shares held by registered stockholders.
In addition, stockholders who wish to view our Annual Report, as filed with the Securities and Exchange Commission, or SEC, including our audited financial statements, will find it available on the Investor Relations section of our website at http://www.8x8.com/. To request a printed copy of our proxy statement and Annual Report, which we will provide to you free of charge, either: write to 8x8’s Investor Relations Department at 8x8, Inc., 2125 O’Nel Drive, San Jose, CA 95131; call us at (408) 495-2524; or email us at investor.relations@8x8.com.
The information in this proxy statement relates to the proposals to be voted on at the 2019 Annual Meeting, the voting process, our corporate governance, the compensation of our directors and named executive officers in fiscal 2019, and other required information.
VOTING
Each holder of one or more shares of 8x8 common stock issued and outstanding as of the Record Date is entitled to vote on all proposals presented at the 2019 Annual Meeting. Each such holder is entitled to one vote for each share of common stock held as of the Record Date. You may vote all shares that you owned as of the Record Date, whether held directly in your name as the stockholder of record or held for you (for example, by a broker, trustee or nominee) in street name as the beneficial owner. You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate proxy card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote using each control number and proxy card that you receive.
VOTING IN PERSON. Shares held in your name as the stockholder of record may be voted by you in person at the 2019 Annual Meeting. Shares held beneficially in street name may be voted by you in person at the 2019 Annual Meeting, but only if you obtain a valid proxy, or ‘‘legal proxy,’’ giving you the right to vote the shares, from the broker, trustee or nominee that holds your shares. Even if you plan to attend the 2019 Annual Meeting, we recommend that you also submit your voting instructions prior to the meeting to ensure your vote will be counted if you later decide not to attend the meeting.
VOTING BY PROXY. If you own shares of 8x8 common stock issued and outstanding as of the Record Date, you may direct how your shares are voted without attending the 2019 Annual Meeting in accordance with the instructions included in the proxy statement and proxy card. Our Chief Executive Officer and our Chief Financial Officer have been designated by the Board to be the proxy holders for the 2019 Annual Meeting. They will cast votes on Proposal Nos. One, Two, Three and Four at the meeting on behalf of each stockholder who properly submits a completed proxy in accordance with the direction provided in the proxy.
ATTENDING THE MEETING. You are entitled to attend the 2019 Annual Meeting if you were an 8x8 stockholder or joint holder of shares of 8x8 common stock issued and outstanding as of the Record Date, or if you hold a valid proxy for the 2019 Annual Meeting. You should be prepared to present government-issued photo identification (such as a driver’s license or passport) for admittance. If you are not a stockholder of record

8x8, Inc. 2019 Proxy Statement	11

but hold shares in street name through a broker, trustee or nominee, you should be prepared also to provide proof of beneficial ownership as of the Record Date, such as:

•	your most recent account statement prior to June 7, 2019;

•	a copy of the voting instruction card provided by your bank, broker, trustee or nominee; or

•	other similar evidence of ownership.
The meeting will begin promptly at 10:00 a.m., local time. Check-in will begin at 9:30 a.m., local time, and you should allow ample time for the check-in procedures.
REVOCABILITY OF PROXIES. Your proxy is revocable and you may change your vote at any time prior to the vote at the 2019 Annual Meeting. If you are the stockholder of record, you may change your vote by:

•
granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above, at any time before the deadline for submitting proxies under that method;

•	providing a written notice of revocation to 8x8, Inc., Attn: Secretary, 2125 O’Nel Drive, San Jose, CA 95131, prior to your shares being voted; or

•	attending the 2019 Annual Meeting and voting in person.
Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee following the instructions they provided or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.
QUORUM. The quorum requirement for holding and transacting business at the 2019 Annual Meeting is that holders of a majority of the voting power of the issued and outstanding shares of our common stock as of the Record Date must be present in person or represented by proxy. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.
COUNTING VOTES. An automated system administered by Broadridge Financial Solutions, Inc. (‘‘Broadridge’’) will tabulate stockholder votes by proxy instructions submitted by beneficial owners over the Internet, by telephone, or by proxy cards mailed to Broadridge. Broadridge will also tabulate stockholder votes submitted by proxies submitted by stockholders of record. The inspector of the election will tabulate votes cast in person at the 2019 Annual Meeting.
Broker Non-Votes. Brokers holding shares in street name for customers have discretionary authority to vote on some matters when they have not received instructions from the beneficial owners of shares. A broker ‘‘non-vote’’ occurs when a broker or other nominee holding shares for a beneficial owner signs and returns a proxy with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in ‘‘street name’’) but does not vote on a particular matter due to a lack of discretionary voting power and instructions from the beneficial owner. Under listing rules governing voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters but not on non-routine matters. At the Annual Meeting, only Proposal No. 2 (ratification of appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal 2020 audit) is considered a routine matter. Therefore, absent your instructions the shares held for you in street name will not be voted on any other matter at the Annual Meeting. Broker non-votes are excluded from the tabulation of votes cast on each proposal and will not affect the outcome of the vote on any of the proposals at the Annual Meeting.
Abstentions. Abstentions are counted as present and entitled to vote for purposes of establishing a quorum. An abstention will have no effect on the election of directors under Proposal No. 1 (Election of Directors), because directors are elected by plurality vote. However, an abstention will have the same effect as a vote ‘‘against’’ Proposal No. 2 (Ratification of Independent Accounting Firm), and ‘‘against’’ Proposal No. 3 (Approval of Reservation of 12,000,000 Additional Shares and Other Amendments to 2012 Plan), because in each case the required approval is a majority of votes present and entitled to vote at the meeting. As well, an abstention will have the same effect as a vote ‘‘against’’ Proposal No. 4 (Advisory Vote to Approve Executive

12	8x8, Inc. 2019 Proxy Statement

Compensation), because we will consider our executive compensation approved on an advisory basis based on a majority of the votes present and entitled to vote at the meeting.
INSPECTOR OF ELECTIONS. The inspector of elections will be a representative from the Company.
VOTING REQUIREMENTS
The voting requirements for the proposals that we will consider at the Annual Meeting are:

PROPOSAL		VOTING REQUIREMENT
1.	Election of eight directors to serve until 2020 Annual Meeting.	The eight nominees receiving the most votes cast ‘‘FOR’’ their election shall be elected as directors.(1)
2.	Ratification of appointment of Moss Adams LLP as independent registered public accounting firm for fiscal 2020.	An affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote on this proposal at the Annual Meeting will constitute approval of this proposal.
3.	Amendments of 2012 Equity Incentive Plan, including reservation of 12,000,000 additional shares thereunder.	An affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote on this proposal at the Annual Meeting will constitute approval of this proposal.
4.	Advisory vote to approve executive compensation for fiscal 2019.
An affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote on this proposal at the Annual Meeting will be considered approval of this proposal.(2)

(1)
Pursuant to a policy adopted by the Board, any director nominee who fails to receive more votes cast ‘‘FOR’’ his or her election than ‘‘WITHHELD’’ is expected to tender his or her resignation to the Governance and Nominating Committee of the Board, which is responsible for considering each resignation tendered under the policy and recommending to the Board whether or not to accept the resignation.

(2)	This is an advisory vote. Neither we nor the Board will be bound by the results of the vote on this proposal.
SOLICITATION OF PROXIES
PERSONS INVOLVED IN SOLICITATION. 8x8 is making this solicitation. We have retained Georgeson LLC to assist in this solicitation. We have agreed to pay Georgeson $30,000 plus expenses.
MANNER AND COST OF SOLICITATION. Proxies may be solicited by mail, in person, by telephone, and via the Internet. 8x8 will pay the costs of this solicitation, including the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for any Internet access charges you may incur. If you choose to vote by telephone, you are responsible for any telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

8x8, Inc. 2019 Proxy Statement	13

CORPORATE GOVERNANCE
GOVERNANCE FRAMEWORK
As stated in our Corporate Governance Principles, our board of directors ("Board") is the ultimate decision-making body of the Company, except with respect to matters reserved to the stockholders. The Board selects the Chief Executive Officer and other members of the senior management team, which is charged with the conduct of our business. Having selected the senior management team, the Board acts as an advisor and counselor to senior management and ultimately monitors their performance. The fundamental objective of the Board is to build long-term sustainable growth in stockholder value.
In furtherance of this mission, we have adopted a comprehensive corporate governance framework designed to enable the Board, among other things, to:

•	provide effective oversight of the senior management team in connection with its conduct of the Company's business and affairs;

•	allow the Board to make decisions independent of management;

•	align the interests of the Board and management with those of our stockholders; and

•	maintain compliance with the requirements of the New York Stock Exchange (‘‘NYSE’’) and applicable law.
The framework helps determine our policies and practices with respect to Board composition, Board independence, Board and committee evaluations, executive compensation, stockholder engagement, risk oversight and more.
Copies of our current corporate governance documents and policies, including our Code of Business Conduct and Ethics, Corporate Governance Principles, and committee charters, are available on the Investor Relations section of our website at http://investors.8x8.com. The Board reviews these corporate governance documents and policies on at least an annual basis, and revises them when the Board determines it would serve the interests of the Company and its stockholders to do so, such as in response to changing governance practices or legal requirements.
BOARD COMPOSITION
CRITERIA FOR EVALUATING CANDIDATES. The Board, with input from the Governance and Nominating Committee, is responsible for periodically determining the appropriate skills, perspectives, experiences, and characteristics required of Board candidates, taking into account the Company’s needs and current make-up of the Board. Among other factors considered in the selection of each candidate, the Governance and Nominating Committee is to consider the following attributes, criteria and qualifications:

•	knowledge, experience, skills, and expertise, particularly in areas critical to understanding the Company and its business;

•	diversity;

•	personal and professional integrity and character;

•	business judgment;

•	time availability in light of other commitments, particularly service on the boards of other publicly-held companies;

•	dedication; and

•	conflicts of interest.

8x8, Inc. 2019 Proxy Statement	14

While the Governance and Nominating Committee has not established specific minimum qualifications for directors, the committee believes that candidates and nominees must reflect a Board that is comprised of directors who:

•	have strong integrity;

•	have qualifications that will enhance the overall effectiveness of the Board;

•	have the highest professional and personal ethics and values, and will conduct themselves consistent with our Code of Business Conduct and Ethics;

•
will comply with our corporate governance, conflict of interest, confidentiality, stock ownership and insider trading policies and guidelines, and all other codes of conduct, policies and guidelines, as well as any relevant securities and other laws, rules, regulations and listing standards, in each case as applicable to members of the Board; and

•	satisfy other relevant standards that may be required by applicable rules and regulations, such as financial literacy or financial expertise with respect to prospective Audit Committee members.
As a matter of policy, the Board believes that a substantial majority of the directors should be independent within the meaning of the rules of the New York Stock Exchange and the applicable independence requirements of the federal securities laws and regulations. The Board also believes that it is important to strike the right balance in its composition to ensure that there is an appropriate range and mix of expertise, diversity and knowledge.
DIVERSITY. In identifying candidates for the Board, the Governance and Nominating Committee considers foremost the qualifications and experience that the Committee believes would best suit the Board’s needs created by each particular vacancy. As part of the process, the Governance and Nominating Committee and the Board endeavor to have a Board comprised of individuals with diverse backgrounds, viewpoints, and life and professional experiences, provided such individuals should all have a high level of management and/or financial experience. While the Company has no formal diversity policy that applies to the consideration of director candidates, the Governance and Nominating Committee has determined that diversity should be an important consideration in the selection of candidates, and that the Board should be comprised of members who reflect diversity not only in race and gender, but also in viewpoints, experiences, backgrounds, skills and other qualities and attributes.
Consistent with commitments we made to our stockholders in connection with our 2018 annual meeting, the Board appointed its first female member this past fiscal year, and two of our eight nominees for director this year are female.
REFRESHMENT OF THE BOARD. Since our 2018 annual meeting, we increased the size of our Board and added three new members, while two members stepped down from the Board. Each of the three newly added directors is nominated for re-election at the 2019 annual meeting. Importantly, three of the four most veteran members of the Board who were directors on the date of our 2018 annual meeting continue to serve on the Board and are nominated for re-election at the 2019 annual meeting. We believe the current composition of the Board reflects a good blend of fresh perspectives with deep, seasoned knowledge of the Company.
The recent changes to our Board and its three standing committees are explained in more detail below.

8x8, Inc. 2019 Proxy Statement	15

CHANGES SINCE 2018 ANNUAL MEETING
JUNE 19, 2019: Elizabeth Theophille appointed as a new director.
▪	Mr. Potter announced his intent to retire from the Board and not stand for re-election at 2019 annual meeting.
▪	Board size increased temporarily from eight to nine members; will revert to eight members concurrently with election of directors at 2019 annual meeting.
JUNE 1, 2019: Todd Ford appointed as a new director, succeeding Gen. Hecker.
▪	Mr. Ford appointed to the Audit Committee, filling a vacancy left by Gen. Hecker's departure, and named Chair of Audit Committee, succeeding Mr. Potter in that role.
▪	Mr. Ford appointed as a member of the Compensation Committee, increasing its size from three to four members.
MAY 6, 2019: Major General Guy L. Hecker, Jr. retired from Board.
▪	Dr. Singh appointed as Lead Independent Director, succeeding Gen. Hecker in that role.
▪	Dr. Singh appointed a member of the Compensation Committee, filling a vacancy left by Gen. Hecker's departure.
▪	Dr. Singh appointed a member of the Governance and Nominating Committee, filling a vacancy left by Gen. Hecker's departure.
▪	Ms. Bonner was appointed Chair of the Governance and Nominating Committee, succeeding Gen. Hecker in that role.
OCTOBER 23, 2018: Monique Bonner appointed as a new director.
▪	Board size increased from seven to eight directors.
▪	Ms. Bonner also appointed as a member of the Audit Committee, replacing Jaswinder Pal Singh.
▪	Ms. Bonner also appointed as a member of the Governance and Nominating Committee, increasing its size from two to three members.
▪	Ian Potter appointed as Chair of the Audit Committee, succeeding Gen. Hecker in that role.
The Board has not established term limits. The Board believes that, while term limits could help ensure fresh ideas, they also would force the Board to lose the contributions of directors who may have developed unique perspective and insight into the Company. As an alternative to term limits, the Governance and Nominating Committee will review a director’s continuation on the Board whenever the director experiences a change in professional responsibilities, as a way to ensure that the director’s skills and experience continue to match the needs of the Board. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director and that he or she devotes the time necessary to discharge his or her duties as a director.
Consistent with this policy, during fiscal 2019, the Governance and Nominating Committee considered a proposal by our Chief Executive Officer to accept a directorship with a private corporation. Based on the Committee's recommendation, taking into account the anticipated requirements of the role, the Board determined that the arrangement would not be expected to interfere materially with his duties as a director or executive officer of 8x8. The arrangement was considered again by the Governance and Nominating Committee when it evaluated our CEO as a potential candidate for re-election at our 2019 Annual Meeting.
IDENTIFYING AND EVALUATING DIRECTOR NOMINEES. The Board is responsible for selecting and nominating candidates for election by the stockholders and for filling vacancies on the Board. The Governance and Nominating Committee recommends to the Board (a) first-time nominees for election, based on the need for new Board members as identified by the Committee, or by the Chairman, the Lead Independent Director or other Board members, as well as (b) incumbent directors for re-election, as appropriate.
The Governance and Nominating Committee reviews at least annually with the Board the composition of the Board as a whole and, if necessary, recommends measures to be taken so that the Board (a) reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole to continue to provide effective oversight and otherwise fulfill its mission, and (b) contains at least the minimum number of independent directors required by the NYSE and any other applicable law, rule or regulation.
In selecting individuals for nomination, the Committee seeks the input of the Chairman of the Board and the Lead Independent Director. When considering a potential candidate not currently serving on the Board, the

16	8x8, Inc. 2019 Proxy Statement

Governance and Nominating Committee considers whether any Board member has a relationship that would help the Board to initiate contact with the individual. The Committee may also use a third-party search firm to assist in identifying and contacting preferred candidates. Prospective candidates are usually interviewed by the Chairman of the Board, Chief Executive Officer, the Lead Independent Director and at least one member of the Governance and Nominating Committee. During the selection process, the full Board is kept informed of progress.
The Governance and Nominating Committee will consider the suitability of each candidate, including the current members of the Board, in light of the current size and composition of the Board. In evaluating the qualifications of the candidates, the Governance and Nominating Committee may consider many factors, as discussed above. The Committee will also consider individuals recommended for Board membership by the our stockholders, in accordance with our bylaws and applicable law. The Committee does not intend to alter the manner in which it evaluates candidates, based on whether the candidate was recommended by a stockholder or not.
The Governance and Nominating Committee meets to consider and recommend final candidate(s) for approval by the Board. Once a candidate is selected for appointment to the Board, or to stand for election or re-election, as applicable, the Chairman and/or the Lead Independent Director extends the invitation to join the Board, or to stand for election or re-election, on the Board’s behalf.
Upon completion of its review and evaluation of the candidates in June 2019, our Governance and Nominating Committee made its recommendation to the Board regarding the candidates. After considering our Governance and Nominating Committee’s recommendations, our Board determined and approved the candidates named in this proxy statement.
Stockholder Nominations and Recommendations
The Governance and Nominating Committee will consider any recommendations and nominations for candidates to the Board from stockholders, as required by its charter. When submitting candidates for nomination to be elected at an annual or special meeting of stockholders, stockholders must follow the notice procedures and provide the information required by our by-laws. The following is a partial summary of those procedures and requirements.
Stockholder recommendations for candidates to the Board must be directed in writing to our Secretary at the address of our principal executive offices, currently 2125 O’Nel Drive, San Jose, California 95131. To be timely, a stockholder’s notice proposing the nomination of a director at an annual meeting must be delivered to or mailed and received at our principal executive offices not less than 90 nor more than 120 calendar days in advance of the first anniversary of the mailing of the proxy statement for the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting is more than 30 calendar days earlier than the date contemplated at the time of the previous year’s proxy statement, notice must be received not later than the close of business on the 10th day following the day on which the date of the annual meeting is publicly announced. A timely notice for the nomination of a director by a stockholder at a special meeting of stockholders must be delivered to or mailed and received at our principal executive offices no later than the close of business on the later of (a) the 90th day prior to the special meeting, and (b) the 10th day following the day on which public disclosure of the date of the special meeting is first made.
The stockholder’s notice must include certain information about the stockholder (and all persons participating with the stockholder in any proxy solicitation for the proposal) and certain information about the candidate, as set forth in our by-laws, including, but not limited to, the candidate’s name, age, business address and residence address, the candidate’s principal occupation or employment, the stockholder’s name and address, the class and number of shares of our stock and other securities, including derivatives, beneficially owned by the proposing stockholder and by such candidate, any short interest in any of our securities held by the proposing stockholder, all voting rights with respect to our stock beneficially owned by the stockholder and others joining in the proposal, and a description of all arrangements or understandings between the stockholder making such recommendation and each candidate and any other person or persons (naming such person or persons) pursuant to which the recommendations are to be made by the stockholder, as well as any other

8x8, Inc. 2019 Proxy Statement	17

information relating to such recommended candidate that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act.
In addition, if requested, the proposed nominee must furnish additional information to determine whether he or she is eligible to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of the proposed nominee, as set forth in our by-laws.
We encourage stockholders to refer to our by-laws for complete information regarding the requirements for submitting stockholder proposals and nominating director candidates. You may contact us at 8x8, Inc., Attn: Secretary, 2125 O’Nel Drive, San Jose, CA 95131, for a copy of the relevant by-law provisions on this topic. Our by-laws also can be found where our filed reports are located on the SEC’s website at http://www.sec.gov.
To date, we have not considered or rejected nominations by stockholders owning 5% or more of our common stock.
BOARD SIZE AND STRUCTURE. The Board periodically reviews its size, assesses its ability to function effectively based on its size and composition, and determines whether any changes to the size of the Board are appropriate. As described above, the size of our Board increased from seven to eight members during our 2019 fiscal year, and recently increased again to nine members; however, one of our current directors is not standing for re-election at the 2019 annual meeting. We believe that an eight-member Board is suited to the size of our current operations and otherwise appropriate to allow the Board to function effectively.
Our Corporate Governance Principles require that the Board select, from among the independent directors, a Lead Independent Director if the positions of Chairman and Chief Executive Officer are held by the same person, or if both positions are held by insiders. Because the positions of Chairman and Chief Executive Officer are currently held by insiders, the Board has appointed a Lead Independent Director, currently Jaswinder Pal (J.P.) Singh. Dr. Singh was appointed to this role on May 6, 2019, concurrently with the retirement of Maj. Gen. Hecker, who had served as lead independent director continuously since the position was created in January 2010.
The Board believes that the separation of the offices of the Chairman and Chief Executive Officer is appropriate at this time because it allows our Chief Executive Officer to focus primarily on our business strategy, operations and corporate vision. However, our Corporate Governance Principles do not require that the roles of Chairman and Chief Executive Officer be held by different people. These principles reflect our belief that it is important for the Board to retain flexibility to determine whether the two roles should be separate or combined based upon the Board’s assessment of the company’s needs and leadership at a given point in time.
Some of the principal responsibilities of the lead independent director are set forth below.

18	8x8, Inc. 2019 Proxy Statement

Lead Independent Director
Purpose: The Board selects a Lead Independent Director from the independent directors if the positions of Chairman and Chief Executive Officer are held by the same person or if both are held by insiders.
Responsibilities: The lead independent director has the following responsibilities, among others:
		▪	Presides at executive sessions held by non-management directors as chair.
Currently Serving in Role: Jaswinder Pal Singh		▪	Responsible for establishing the agenda for the regularly scheduled executive sessions held by non-management directors.
▪	Appointed lead independent director in May 2019.	▪
Responsible for polling the other non-management directors for agenda items for regular Board meetings, and collaborates with the Chairman of the Board and Chief Executive Officer in preparing the agenda for those meetings.

▪	Member of Board of Directors since 2013.
▪	Also serves on Compensation Committee and Governance and Nominating Committee.	▪	Oversees transition of leadership under the Company's policy and procedures governing the management of CEO absence events.
DIRECTOR INDEPENDENCE
The rules of the New York Stock Exchange, or NYSE, require that a majority of our directors be independent within the meaning of those rules. In addition, our Corporate Governance Principles require that a substantial majority of our directors be independent.
For a director to be considered independent under the NYSE rules, our Board must affirmatively determine that the director:

•
has no material relationship with 8x8, any of our subsidiaries, or any member of our management, either directly or indirectly (for example, as a partner, shareholder or officer of an organization that has a relationship with us); and

•	satisfies each of the requirements under Rule 303A.02(b) of the NYSE rules.
The Board has adopted a definition of independence which conforms to the above independence requirements in the NYSE listing rules and further requires a director not to have any relationship (material or otherwise, and including social relationships) that would reasonably be expected to impair his or her exercise of independent judgment in carrying out the responsibilities of a director.
We believe it is important that, in making a determination of independence, our Board broadly consider all relevant facts and circumstances. In particular, when assessing the materiality of a director's relationship with us (whether commercial, consulting, charitable, familial or otherwise), our Board considers the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.
In addition, in affirmatively determining the independence of any director who will serve on our Compensation Committee, our Board must consider all factors specifically relevant to determining whether the individual has a relationship to us which is material to that director's ability to be independent from management in connection with the duties of a compensation committee member. These factors include:

•	the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by the listed company to such director; and

•	whether such director is affiliated with 8x8, a subsidiary of 8x8, or an affiliate of a subsidiary of 8x8.
When considering the sources of a director's compensation in this context, the Board should consider whether the director receives compensation from any person or entity that would impair his ability to make independent judgments about the listed company's executive compensation. When considering an affiliate relationship a director has with the company, a subsidiary of the company, or an affiliate of a subsidiary of the company, in

8x8, Inc. 2019 Proxy Statement	19

determining his independence for purposes of compensation committee service, the board should consider whether the affiliate relationship places the director under the direct or indirect control of 8x8 or our senior management, or creates a direct relationship between the director and members of senior management, in each case of a nature that would impair his ability to make independent judgments about the listed company's executive compensation.
Our Board has determined that seven of its nine current members (including six of the eight nominees) are ‘‘independent’’ within the meaning of Rule 303A.02 of the NYSE rules and under our own definition of independence:

Independent	Not Independent
Eric Salzman	Bryan Martin
J.P. Singh	Vikram Verma
Vladimir Jacimovic
Monique Bonner
Todd Ford
Elizabeth Theophille
Ian Potter (1)
(1) Not standing for re-election.
In making these determinations, the Board affirmatively determined that there are no business relationships that are material or that would interfere with the exercise of independent judgment by any of the independent directors in their service on the Board or its committees.
In making this determination with respect to Mr. Ford, the Board considered, among other factors, that Coupa Software, Inc., of which Mr. Ford is the Chief Financial Officer, is a customer of 8x8, and that we received payments of approximately $270,000 from Coupa during our 2019 fiscal year. The Board considered the materiality of this arrangement from the perspective of both 8x8 and Coupa, and took into account the fact that its commercial terms were negotiated several years before Mr. Ford joined the Board, in making its determination regarding Mr. Ford's independence.
Each of the Board’s Audit, Compensation and Governance and Nominating Committees is comprised solely of independent directors in accordance with the NYSE listing rules.
Board Meetings and Attendance; Annual Meeting Attendance
The Board held a total of seven regular meetings and no special meetings during fiscal 2019. The non-employee members of the Board also met four times in regularly scheduled executive sessions without management present. Mr. Jacimovic did not attend one of the meetings of the Board but attended each of the other meetings. All other directors attended each meeting of the Board. The Board also acted by written consent three times during fiscal 2019.
Pursuant to our Corporate Governance Principles, members of the Board are encouraged, but are not required, to attend each annual meeting of stockholders. Two of our directors attended the last year’s annual meeting of stockholders held in August 2018.

20	8x8, Inc. 2019 Proxy Statement

COMMITTEES
The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Governance and Nominating Committee.
The Board has adopted charters for each of these committees that are available on our website under ‘‘Corporate Governance’’ which can be found at http://investors.8x8.com. Each committee reviews its charter on an annual basis and makes recommendations to the Board for any changes based on its review. The composition of each standing committee is indicated in the table below.
Each member attended each meeting of the respective committees on which such director served during his or her term of service during fiscal 2019.

Director Independence, Meeting Attendance and Committee Service (1)
		Committee Service
Director	Independent?	Audit	Compensation	Nominating	Other Role	Missed Meetings (2)
Vikram Verma	No					None
Bryan R. Martin	No				Chair	None
Jaswinder Pal Singh	Yes	(3)	(3)	(3)	Lead (3)	None
Eric Salzman	Yes					None
Ian Potter	Yes	(4)	(4)			None
Vladimir Jacimovic	Yes					One (Board)
Monique Bonner	Yes	(5)		(5)		None
Todd Ford	Yes	(6)	(6)			N/A (6)
Elizabeth Theophille (7)	Yes					N/A (7)

= Committee chairman	= Committee member	Chair = Chairman of the Board	Lead = Lead Independent Director

(1)
The information presented in this table is as of the date of this proxy statement, unless stated otherwise.
During fiscal 2019, Maj. Gen. Guy L. Hecker, Jr. (not listed above) served as a director, was a member of each of our three standing committees, and held the position of Lead Independent Director, retiring from each role on May 6, 2019. Maj. Gen. Hecker also served as Chair of the Audit Committee until October 23, 2018, when Ian Potter succeeded him in that role. These and other changes to our Board and committee composition are discussed in more detail above under the heading "Refreshment of the Board." Maj. Gen. Hecker attended all meetings of the Board and all meetings of each committee of which he was a member during fiscal 2019.

(2)
This column indicates whether the director failed to attend any meetings held during our 2019 fiscal year of the Board or of any committee on which the director then served and, if so, the number of meetings not attended.

(3)
Jaswinder Pal (J.P.) Singh served as a member of our Audit Committee at the beginning of our 2019 fiscal year until he was succeeded by Monique Bonner on October 23, 2018. Subsequent to our 2019 fiscal year end, Dr. Singh was appointed Lead Independent Director and a member of our Compensation Committee and of our Governance and Nominating Committee, each effective as of May 6, 2019.

(4)	Ian Potter served as Chair of the Audit Committee from October 23, 2018 until June 1, 2019, when Todd Ford succeeded him in that role. Mr. Potter has declined to stand for re-election.
(5)
Monique Bonner was appointed a member of our Audit Committee and a member of our Governance and Nominating Committee on October 23, 2018, concurrently with her appointment to the Board. Subsequent our 2019 fiscal year end, Ms. Bonner was appointed Chair of our Governance and Nominating Committee, effective May 6, 2019.

(6)
Todd Ford did not serve on the Board at any time during our 2019 fiscal year. He joined the Board and became a member and Chair of the Audit Committee and a member of the Compensation Committee on June 1, 2019.

(7)	Elizabeth Theophille did not serve on the Board at any time during our 2019 fiscal year. She joined the Board on June 19, 2019.

8x8, Inc. 2019 Proxy Statement	21

Audit Committee		Responsibilities: As specified in its charter, the Audit Committee has the following responsibilities:
Current Members:	❖	Evaluates the performance of and assesses the qualifications of the independent auditors.
Todd Ford, Chair
Monique Bonner	❖
Determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors. Reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services. Monitors the rotation of partners of the independent auditors on our audit engagement team as required by law.

Eric Salzman
Ian Potter (not standing for re-election)

Former Members Who Served During F2019:
Jaswinder Pal Singh
Guy L. Hecker, Jr.	❖	Confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting.

Fiscal 2019 Actions:
Regular Meetings: Four	❖	Discusses with management and the independent auditors the results of the annual audit and the results of the reviews of our quarterly financial statements.
Special Meetings: None
Actions by Written Consent: None	❖
Reviews and approves all business transactions between us and any director, officer, affiliate or related party, including transactions required to be reported in our proxy statement (of which there were none during fiscal 2019).

Purpose: The Audit Committee oversees our corporate accounting and financial reporting process and performs several functions in the performance of this role.
	❖	Responsible for oversight of the Company’s internal audit function, risk management processes and system of internal controls.

Independence:
The Board has determined that each of the current members meets the requirements for membership to the Audit Committee, including the independence requirements under NYSE Rule 303A.06 and SEC Rule 10A-3(b)(i). The Board has identified each of Mr. Todd, Mr. Potter and Mr. Salzman as an ‘‘audit committee financial expert’’ as defined under Item 407(d)(5)(ii) of Regulation S-K, but that status does not impose duties, liabilities or obligations that are greater than the duties, liabilities or obligations otherwise imposed on him as a member of our Audit Committee or our Board.

22	8x8, Inc. 2019 Proxy Statement

Compensation Committee		Responsibilities: As specified in its charter, the Compensation Committee has the following responsibilities:

Current Members:	❖	Recommends the compensation of the Chief Executive Officer and other executive officers to the independent members of the Board for approval.
Eric Salzman, Chair
Jaswinder Pal Singh	❖	Review and approve corporate goals and objectives relevant to CEO compensation and evaluates the CEO's performance in light of those goals and objectives.
Todd Ford
Ian Potter (not standing for re-election)
	❖	Approves, in consultation with the Chief Executive Officer, the compensation of non-executive employees.
Former Members Who Served During F2019:
Guy L. Hecker, Jr.	❖	Administers our stock-based award and employee stock purchase plans, as well as our management incentive bonus plan.

Fiscal 2019 Actions:	❖	Responsible for reviewing and approving all employment, severance and change-in-control agreements, special or supplemental benefits applicable to executive officers.
Regular Meetings: Seven
Special Meetings: One
Actions by Written Consent: Two	❖	Engages independent compensation consulting firm to advise on executive compensation.

Purpose: The Compensation Committee reviews and recommends compensation arrangements for the Chief Executive Officer and other executive officers.	❖	Reviews CEO succession plan and unexpected absence event policy with CEO.
Independence
The Board has determined that each of the four current members meets the requirements for membership to the Compensation Committee, including the independence requirements of the SEC and the NYSE listing standards under Rule 303A.05.

Compensation Committee Interlocks and Insider Participation
The Compensation Committee of the Board currently consists of Mr. Salzman, Mr. Potter, Mr. Ford and Dr. Singh. Former director Maj. Gen. Hecker served on the Compensation Committee through May 2019. None of these individuals is currently an officer or employee of ours or was an officer or employee of ours at any time during fiscal 2019. None of our executive officers or directors served as a member of the board or compensation committee of any entity that had one or more executive officers serving as a member of the Board or our Compensation Committee at any time during fiscal 2019.

8x8, Inc. 2019 Proxy Statement	23

Governance and Nominating Committee		Responsibilities: As specified in its charter, the Compensation Committee has the following responsibilities:
Current Members:	❖	Responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company, consistent with criteria approved by the Board and set forth in the committee’s charter.
Monique Bonner, Chair
Eric Salzman
Jaswinder Pal Singh	❖	Recommends to the Board candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board.

Former Members Who Served During F2019:	❖	Reviews and evaluates the suitability of incumbent directors for continued service on the Board (including those recommended by stockholders).
Guy L. Hecker, Jr.
	❖	Responsible for developing and recommending to the Board for approval Corporate Governance Principles, and advising on succession plans for the CEO and other executive officers.
Fiscal 2019 Actions:
Regular Meetings: One	❖	Responsible for reviewing and formalizing proposals to amend our certificate of incorporation and by-laws.
Special Meetings: Two
Actions by Written Consent: None	❖
Responsible for adopting the procedures pursuant to which the Board and each Committee is to conduct an annual evaluation of its own performance, and for reviewing the results of these evaluations and making recommendations to the Board.

Purpose: The Governance and Nominating Committee identifies and recommends to the Board individuals qualified to serve as directors of the Company; advises the Board with respect to its committees' composition; oversees the evaluation of the Board; and other matters of corporate governance.

❖
Responsible for director orientation programs and for director continuing education programs to assist directors in maintaining skills necessary or appropriate for the performance of their responsibilities.

Independence:
Pursuant to the charter of the Governance and Nominating Committee, all members of the Governance and Nominating Committee must be qualified to serve under the NYSE listing rules and any other applicable law, rule regulation and other additional requirements that the Board deems appropriate. The Board has determined that each of the three current members meet these requirements.

Code of Business Conduct and Ethics
We are committed to maintaining the highest standards of business conduct and ethics. Our Code of Business Conduct and Ethics (the ‘‘Code of Ethics’’) reflects the values and the business practices and principles of behavior that support this commitment. The Code of Ethics is available on our website under ‘‘Corporate Governance’’ which can be found at http://investors.8x8.com. We will post any amendment to, or a waiver from, a provision of the Code of Ethics that are required to be disclosed by the rules of the SEC or NYSE, on our website at http://investors.8x8.com.
Our Board updated our Code of Ethics in March 2019 in order to, among other things, add new provisions that reflect our commitment to environmental stewardship, sustainability, human rights and fair labor practices. While these have always been important concerns for us as an organization, we have recently begun to incorporate these principles into the design of our core business procedures, and we expect to continue this trend as we grow and scale in the future.
Corporate Governance Principles

24	8x8, Inc. 2019 Proxy Statement

Our Board has adopted Corporate Governance Principles which address various matters relating to Board and Committee structure, composition, meetings and responsibilities. The Corporate Governance Principles are posted on our website at http://investors.8x8.com.
Board’s Role in the Oversight of Risk
The full Board is involved in the oversight of our risk management program. The Board as a whole is consulted on any matters which might result in material financial changes, investments or our strategic direction of the Company. The Board oversees these risks through its interaction with senior management which occurs at formal Board meetings and committee meetings, and through other periodic written and oral communications.
Additionally, the Board has delegated some of its risk oversight activities to its committees. For example, the Compensation Committee considers the risks associated with compensation for our named executive officers and directors, including whether any of our compensation policies has the potential to encourage excessive risk-taking. The Audit Committee oversees compliance with our Code of Ethics, our financial reporting process and our systems of internal controls and reviews with management our major risk exposures and the steps taken to control such exposures.
Compensation Risk Assessment
The Compensation Committee has reviewed our compensation programs to ensure that our incentive and other motivational elements of compensation are aligned with long-term value creation, taking into consideration prudent risk management. We do not believe any of our compensation policies and practices create any risks that are reasonably likely to have a material adverse effect on us. In making this determination, the Compensation Committee considered the mix of fixed and variable compensation, our use of equity in our long-term incentive compensation arrangements, the time horizon of performance measurement in incentive opportunities, and the ability of the Compensation Committee and management to rely on judgment in determining compensation and assessing performance outcome.
Communications with the Board
The Board has implemented a process by which stockholders and other interested parties, including, without limitation, customers, vendors and business partners, may send written communications directly to the attention of the Board, our non-management directors (as a group), our Lead Independent Director, or any other individual Board member. The process is explained on our website at http://investors.8x8.com under the heading "Contact the Board."

8x8, Inc. 2019 Proxy Statement	25

COMPENSATION OF NON-EMPLOYEE DIRECTORS
Our Approach
We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the amount of time that our directors expend in fulfilling their duties, the skill-level required of members of the Board, and the practices of our peers, among other factors. Compensation of non-employee directors is reviewed at least once every two years by our Compensation Committee, which then makes its recommendation to the full Board, in accordance with our Corporate Governance Principles.
The key terms of our director compensation program for fiscal 2019 are summarized below. The program was first adopted in July 2015. The Compensation Committee reviewed the program in July 2017 and May 2019 and on both occasions recommended to the Board that no changes be made.
In connection with its 2017 and 2019 reviews, the Compensation Committee engaged Compensia to provide advice on the non-executive director compensation program. Compensia delivered a report to the Compensation Committee which included a benchmark analysis of the program. The Compensation Committee considered, among other factors, the total cost of our non-employee director compensation relative to that of a peer group.
Directors who are also employees of 8x8 do not receive any additional compensation for serving as members of the Board.
CASH COMPENSATION. We pay non-employee directors the following cash fees for their annual service:

•	annual payment of $40,000 for service on our board of directors;

•
annual payment for service as a committee member (other than in the chairman role) in the amounts of $12,500 for the Audit Committee, $7,500 for the Compensation Committee, and $5,000 for the Governance and Nominating Committee;

•
annual payment for service as the chairman of a committee in the amounts of $25,000 for the Audit Committee, $15,000 for the Compensation Committee and $10,000 for the Governance and Nominating Committee; and

•	annual payment of $35,000 to our lead director for service in that capacity.
In the event a director serves on our Board for less than a full term, or serves in a particular capacity for which he or she would receive an additional fee for less than a full term, the fees payable to that director are pro-rated accordingly. A director may elect to defer payment of all or a portion of the annual stipend and meeting fees payable to him in order to postpone taxation on such amounts. In addition to the above payments, we also reimburse our non- employee directors for certain expenses in connection with attendance at Board meetings.
EQUITY AWARDS. We pay the following equity-based compensation to our non-employee directors:

•	upon a new director’s election or appointment to the Board, that director is granted:

◦	an initial award of RSUs equal in value to $100,000, vesting in equal annual installments over two years from the date of grant, subject to the director’s continued service on our Board; and

◦
an award of RSUs equal in value to $175,000 (or a pro-rated portion of that amount, based on the length of the remaining term of service, in the event the director is appointed on a date other than the annual meeting), vesting in full on the date of the next annual meeting, subject to the director’s continued service on our Board; and

•	upon re-election to the Board, a director is granted an award of RSUs equal in value to $175,000, vesting in full on the date of the next annual meeting, subject to continued service on the Board.

26	8x8, Inc. 2019 Proxy Statement

These awards are granted pursuant to our Amended and Restated 2012 Equity Incentive Plan. Non-employee directors are also eligible to receive discretionary awards in recognition of exemplary service above and beyond the standard workload of a director. No such awards were granted in fiscal 2019.
Change-in-Control. Upon a change-in-control, all unvested stock options and restricted stock units then held by directors will accelerate to become fully vested as of the date of such change-in-control. For this purpose, a change-in-control generally means (1) the liquidation or dissolution of the Company; (2) the sale of stock by stockholders representing more than 50% of our voting stock, or a sale, transfer, or other disposition of all or substantially all of our assets; or (3) a merger or consolidation after which the stockholders immediately before such transaction do not retain more than 50% of the outstanding voting stock.
Fiscal 2019 Director Compensation Table
The table below sets forth summary information concerning the compensation paid to each of our non-employee directors for their services as directors during fiscal 2019 (1):

Name(2)	Fees Earned or Paid in Cash (3)	Stock Awards(4)(5)	Total
Eric Salzman	$72,500	$175,010	$247,510
Jaswinder Pal Singh	$46,997	$175,010	$222,007
Vladimir Jacimovic	$40,000	$175,010	$215,010
Monique Bonner (6)	$25,205	$238,528	$263,733
Ian Potter (7)	$65,503	$175,010	$240,513
Guy L. Hecker, Jr. (8)	$111,997	$175,010	$287,007

(1)
Includes only those columns relating to compensation awarded to, earned by, or paid to directors for their services in fiscal 2019. All other columns have been omitted. Directors Todd Ford and Elizabeth Theophille have been omitted because neither served as a director during fiscal 2019.

(2)As of March 31, 2019, each of our non-employee directors held outstanding options to purchase, and RSUs representing the right to acquire, the number of shares indicated in the table below:

Name	Stock Options	RSUs
Guy L. Hecker, Jr. (8)	0	8,028
Eric Salzman	75,000	8,028
Ian Potter (7)	75,000	8,028
Vladimir Jacimovic	75,000	8,028
Jaswinder Pal Singh	75,000	8,028
Monique Bonner (6)	0	13,013

(3)	Fees earned in cash are pro-rated to reflect actual time spent on the Board and/or Board Committee.

(4)
On August 7, 2018, Major General Hecker, Mr. Salzman, Mr. Potter, Dr. Singh, and Mr. Jacimovic each received a grant of a stock award in the form of RSUs representing the right to receive 8,028 shares of common stock upon the completion of the director’s board service year, subject to his continued service through such date. In connection with his retirement from the Board on May 6, 2019, the Board approved the accelerated vesting of the shares subject to Maj. Gen. Hecker's RSU award on that date.

(5)
The amounts reported reflect the aggregate grant date fair value of the stock awards computed in accordance with FASB ASC Topic 718 based on the closing market price of our common stock on the grant date. For a more detailed discussion of the valuation model and assumptions used to calculate the fair value of our stock awards, refer to note 1 to the consolidated financial statements contained in our Annual Report on Form 10-K for our fiscal year ended March 31, 2019.

(6)
On October 23, 2018, upon her appointment to the Board, Ms. Bonner received grants of (1) RSUs representing rights to receive 7,558 shares of common stock, vesting upon the completion of her then-current board service year, and (2) RSUs representing rights to receive 5,455 shares of common stock, vesting in two equal installments on the first and second anniversaries of the grant date, subject in each case to her continued service through such date.

(7)	Director Ian Potter is not standing for re-election at the 2019 annual meeting.

8x8, Inc. 2019 Proxy Statement	27

(8)	Former director Maj. Gen. Guy L. Hecker, Jr. retired from our Board on May 6, 2019.
Non-Employee Director Stock Ownership Requirement
The Board has adopted a policy requiring all non-employee directors to hold a number of shares of common stock with a value equal to $200,000 measured annually at the end of each fiscal year, beginning with the fiscal year end following the fifth anniversary of the director’s election to the Board. The shares counted towards satisfaction of the ownership requirement include shares held by the non- employee director and his or her immediate family members residing in the same household, and shares held in trust for the benefit of the non-employee director and his or her immediate family members residing in the same household.
Shares subject to vested RSUs that have not settled by the measurement date are counted for the purpose of this ownership requirement, but shares subject to unvested RSUs are excluded. For purposes of this requirement each share of common stock is valued based on the closing price of our common stock on NYSE, as of the last trading day of the fiscal year. A non-employee director who has not met the applicable stock ownership guideline as of the specified measurement date will be required to retain an amount equal to 100% of the shares awarded to such director as compensation for service on the Board until the requirement has been met.
On March 31, 2019, five of our non-employee directors were subject to the minimum stock ownership requirement: Maj. Gen. Hecker, Mr. Salzman, Mr. Potter, Dr. Singh and Mr. Jacimovic. On March 29, 2019 (the last trading day of fiscal 2019), our stock price was $20.20, and, therefore, each non-employee director subject to the minimum stock ownership requirement was required to hold at least 9,901 shares of our common stock.
Based solely on our review of written representations from each non-employee director subject to the minimum stock ownership requirement, we believe that each such director complied with the minimum stock ownership requirement as of March 31, 2019.

28	8x8, Inc. 2019 Proxy Statement

PROPOSAL ONE — ELECTION OF DIRECTORS
Nominees
Our Board currently consists of nine directors, of whom eight have agreed to being named as nominees and stand for re-election at the 2019 Annual Meeting and serve as directors if elected. We believe that our director nominees, individually and together as a whole, possess the requisite skills, experience and qualifications necessary to carry out their duties and to serve the best interests of 8x8 and its stockholders. Set forth below is a brief biography of each nominee and a description of certain key attributes that the Board considered in recommending such nominee for election. All information is presented as of the date of this Proxy Statement.
Each of the directors elected at the 2019 Annual Meeting will hold office until the 2020 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified.

Nominee	Professional and Academic Experience			Skills and Attributes
Bryan R. Martin San Jose, California	▪	Mr. Martin has served 8x8 for almost 30 years in a variety of supervisory, executive and operational roles, including:
We believe Mr. Martin’s qualifications to serve as a director include his 25 years of experience in senior management roles within 8x8, including over ten years as our Chief Executive Officer, during which period he led 8x8's transformation into a cloud-based provider of communications services sold and delivered under a Software-as-a-Service model. Mr. Martin has over 25 years of experience in the design, development, marketing and sale of communications solutions, and a proven track record of technical expertise and innovation. He also has extensive knowledge of the regulatory and competitive landscape in which we operate, which we believe gives him valuable perspective on industry trends and opportunities.

		▪	Chairman (2003 to present)
		▪	Chief Technology Officer (2013 to present)
		▪	Director (2001 to present)
		▪	Chief Executive Officer (2002 to 2013)
		▪	President (2007 to 2008; 2011)
		▪	Various engineering and operations positions (1990 to 2002), including Chief Operating Officer and Senior Vice President, Engineering Operation.
Age: 51 Director Since: 2001 Independent: No Chairman of the Board	▪
Mr. Martin has served on the California Emerging Technology Fund's Board of Expert Advisors, and he chaired the Emerging Technologies and New Applications Working Group of the California Broadband Task Force for the Business, Transportation and Housing Agency.

	▪		He is a named inventor in more than 65 U.S. patents in the fields of semiconductors, computer architecture, video processing algorithms, videophones and communications.
	▪		Mr. Martin received a B.S. and a M.S. in Electrical Engineering from Stanford University.

8x8, Inc. 2019 Proxy Statement	29

Nominee	Professional and Academic Experience		Skills and Attributes
Vikram Verma San Jose, California	▪	Mr. Verma has served as our Chief Executive Officer since September 2013, and as a member of our Board since 2012.
At Savi and Lockheed, Mr. Verma established himself as a leader with the vision to anticipate industry trends and the emergence of new markets for products and services, and the management skills required to execute upon market opportunities. We believe Mr. Verma’s qualifications to serve as a director, in addition to being our Chief Executive Officer for over six years, include his experience leading Savi Technology, Inc. through its growth and eventual sale to Lockheed Martin; his track record of successfully bringing advanced technology-based solutions to new domestic and international markets in a scalable manner; and his record of technical and business innovation, all of which are important components for our business success.

	▪	He has served on the board of directors of Cambium Networks, Inc., a leading global provider of wireless networking solutions, since January 2019.
▪
From October 2008 to August 2013, he served as President of Strategic Venture Development at Lockheed Martin, where he was responsible for monetizing the company’s existing technologies in new global commercial markets through technology incubators, intellectual property licensing and international strategic partnerships.

Age: 54 Director Since: 2012 Independent: No	▪
From 2006 to 2008, he served as President of IS&GS Savi Group, a Lockheed Martin technology and information services division providing real-time supply chain management and security solutions for government and commercial markets worldwide.

	▪	Prior to that, he served as Chairman and Chief Executive Officer of Savi Technology, Inc. (acquired by Lockheed Martin in 2006).
	▪	Mr. Verma was named a ‘‘Technology Pioneer’’ by the World Economic Forum in Davos, Switzerland, and was selected as a Tau Beta Pi—Williams Fellow. He is the named inventor in eight issued patents.
▪
Mr. Verma received a B.S.E.E. degree from the Florida Institute of Technology, a M.S.E degree from University of Michigan and the graduate degree of Engineer in electrical engineering from Stanford University. He attended executive management programs at the Harvard Business School, Stanford Graduate School of Business and the University of California at Berkeley Haas School of Business.

30	8x8, Inc. 2019 Proxy Statement

Nominee	Professional and Academic Experience		Skills and Attributes
Eric Salzman New York, New York	▪	Mr. Salzman has nearly 20 years of experience investing in and advising technology companies with a focus on the communications and software sectors.
We believe Mr. Salzman’s qualifications to serve as a director include his 20 years investing in and advising high-growth technology companies, and his experience serving on the boards of directors of other public and private companies. We believe Mr. Salzman is well-positioned to provide strategic advice on all aspects of our business, as well as in corporate governance and executive compensation matters.

▪
He has extensive M&A, capital markets, private equity and board experience, having served on the boards of 10 companies including as executive chairman, as well as chairman of the audit, compensation and strategic committees. He currently serves as a director for three private-equity-owned technology companies.

▪
Since 2011, Mr. Salzman has been the Managing Member of SarniHaan Capital Partners LLC, a boutique consulting firm that provides high impact strategic advice to public and private technology companies.

Age: 52 Director Since: 2012 Independent: Yes Compensation Committee (Chair) Audit Committee (Member) Governance and Nominating Committee (Member)	▪	Prior to SarniHaan, he was employed by Lehman Brothers Holdings as a Managing Director in the Private Equity and Principal Investing Group as well as in the Global Trading Strategies Division.
▪
Prior to Lehman Brothers, he served as a senior research analyst covering the technology and communications sectors in the hedge fund industry and was a private equity investment professional at two communications- focused private equity funds.

	▪	He began his career in the M&A Group at CS First Boston.
	▪	Mr. Salzman holds a B.A. Honors from the University of Michigan and an MBA from Harvard University.

8x8, Inc. 2019 Proxy Statement	31

Nominee	Professional and Academic Experience		Skills and Attributes
Jaswinder Pal Singh Princeton, New Jersey	▪	Dr. Singh is currently a Full Professor of Computer Science at Princeton University, where he has served on the faculty for over 20 years.
We believe Dr. Singh’s qualifications to serve as a director include his experience as an entrepreneur and executive who successfully managed the rapid growth of an on-line retail company; his expertise in software engineering, as a leading authority on scalable computing systems, infrastructure and applications; and his experience managing and advising several other technology companies.

	▪	He serves as a director of Gwynnie Bee, Inc., an Internet technology company in the retail space.
▪
Dr. Singh also served as an advisor to Right Media, Inc., a SaaS online advertising exchange that was acquired by Yahoo in 2007, and later led the development of Yahoo’s innovative next- generation advertising marketplace.

	▪	He is co-author of ‘‘Parallel Computer Architecture: A Hardware-Software Approach,’’ a leading textbook in parallel computing.
Age: 53 Director Since: 2013 Independent: Yes Lead Independent Director Compensation Committee (Member) Governance and Nominating Committee (Member)	▪	Dr. Singh is a named inventor under several patents, and an author of over 75 published research papers.
	▪	He holds a BSE degree from Princeton University, and MS and PhD degrees from Stanford University.
Vladimir Jacimovic San Francisco, California	▪	Mr. Jacimovic is founder and Managing Partner of Continuum Capital Partners, an investment firm that specializes in crossover investments targeting private and public technology companies.
We believe Mr. Jacimovic’s qualifications to serve as director include his 25 years of investing and operating experience with high growth companies in the technology and services industry with specific expertise in the SaaS, big data and security segments.

▪
Previously, he was a Partner at New Enterprise Associates (NEA), a leading global venture capital firm focused on helping entrepreneurs build transformational businesses across multiple stages, sectors and geographies, and a Managing Director at Crosslink Capital, a leading stage-independent venture capital firm.

	▪	Since beginning his venture career in 1996, he has been involved in more than 30 investments in software, communications, and technology enabled services.
Age: 55 Director Since: 2014 Independent: Yes	▪	Mr. Jacimovic holds an MBA from Harvard Business School and a BS in Computer Science and Mathematics from the University of San Francisco.

32	8x8, Inc. 2019 Proxy Statement

Nominee	Professional and Academic Experience		Skills and Attributes
Monique Bonner Cambridge, Massachusetts	▪
Ms. Bonner is Executive Vice President & Chief Marketing Officer at Akamai, where she leads Akamai’s marketing efforts globally including brand, communications, field and digital marketing, as well as the company’s sales and services training and enablement programs.

Monique Bonner is a global marketing executive with a track record of successfully building brands, developing customer-centric marketing strategies, driving strategic transformations, and motivating teams to exceptional performance. We believe that Ms. Bonner's extensive experience in leadership positions within the marketing functions of several large, public technology companies makes her uniquely positioned among our Board members to provide strategic and operational guidance at a time when we are looking to reinvigorate our sales and marketing function.

▪
Prior to Akamai, Ms. Bonner spent 16 years at Dell Technologies in a variety of roles including sales, operations, strategy, and marketing. She led the company’s first global brand strategy work and designed and developed their digital innovation roadmap for marketing. She was also based in Europe for seven years.

	▪	Ms. Bonner serves on the Boards of Directors for the Akamai Foundation, and the Lake Champlain Maritime Museum.
	▪	She earned a Bachelor of Arts from Middlebury College and Master of Business from the University of Michigan.
Age: 48 Director Since: 2018 Independent: Yes Audit Committee (Member) Governance and Nominating Committee (Chair)	▪	She was named 2018 Massachusetts Technology Leadership Council CMO of the Year.

8x8, Inc. 2019 Proxy Statement	33

Nominee	Professional and Academic Experience		Skills and Attributes
Todd Ford San Francisco, California	¤	Mr. Ford has been Chief Financial Officer at Coupa Software, Inc. since 2015.
We believe Mr. Ford’s qualifications to serve as a director include his 15+ years experience as chief financial officer and in other executive roles at public technology companies. Mr. Ford has been part of the leadership teams that guided the rapid growth and scaling of several successful SaaS businesses, including most recently as chief financial officer of Coupa Software, overseeing the company's expansion since its initial public offering. In light of his management experience, expertise with the SaaS business model and familiarity with go-to-market strategies used by companies in adjacent industries, we believe Mr. Ford can offer high-level strategic advice and day-to-day operational insights to help 8x8 manage our growth successfully.

	¤	Mr. Ford served as the Chief Financial Officer of MobileIron, Inc., a mobile IT platform company for enterprises, from December 2013 to May 2015.
	¤	From June 2012 to July 2013, Mr. Ford served as the co-Chief Executive Officer and Chief Operating Officer of Canara, Inc., a provider of power systems infrastructure and predictive services.
	¤	From July 2007 to December 2013, Mr. Ford also served as the Managing Director of Broken Arrow Capital, a venture capital firm he founded in July 2007.
Age: 52 Director Since: 2019 Independent: Yes Audit Committee (Chair) Compensation Committee (Member)	¤
From April 2006 to May 2007, Mr. Ford served as President of Rackable Systems, Inc., a manufacturer of server and storage products for large-scale data center deployments (subsequently named Silicon Graphics International Corporation) and from December 2002 to April 2006, he served as Chief Financial Officer of Rackable Systems.

	¤	Mr. Ford has served on the board of directors of Performant Financial Corporation since October 2011. Mr. Ford holds a B.S. in Accounting from Santa Clara University.

34	8x8, Inc. 2019 Proxy Statement

Nominee	Professional and Academic Experience			Skills and Attributes
Elizabeth Theophille Basel, Switzerland	■	Ms. Theophille currently serves as Chief Technology and Digital Officer of Novartis AG, where she has worked since November 2016.
In various senior management roles within large multi-national enterprises, Ms. Theophille has long been an evangelist for cloud-based IT services and an early adopter of innovative technologies. She has overseen the digital transformation of IT systems, an important part of the messaging behind our marketing and sales efforts. We believe that her extensive operational experience with IT systems, her familiarity with the implementation of cloud -based solutions and migration from legacy IT systems, and her experience with European markets, give her a valuable and unique perspective among our Board members, particularly as we continue to hone our go-to-market strategies.

	■	Prior to Novartis, Ms. Theophille worked at Alcatel-Lucent S.A. in France from 2011 to 2016, where she held several senior management positions, including:
		■	Group Chief Information Officer (2016)
		■	Chief Technology Officer (2013-2015)
		■	Vice President, Service Delivery (2011-2012)
Age: 52 Director Since: 2019 Independent: Yes
■
Prior to Alcatel-Lucent, Ms. Theophille served in management roles at Capgemini S.A. in Paris, France, B.P. International Ltd. in Uxbridge, UK, and Vivendi Universal S.A. and Seagram, both in Paris, France.

■
Ms. Theophille received a B.A., Business Administration, from International Management Center, Buckingham, UK, and a Higher National Certificate, Computer Science, from Glasgow College of Commerce, Glasgow, Scotland.

8x8, Inc. 2019 Proxy Statement	35

Vote Required and Recommendation
Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of our eight nominees. In the event that any of our nominees become unable or declines to serve as a director at the time of the 2019 Annual Meeting, the proxy holders will vote the proxies for any substitute nominee who is designated by the current Board to fill the vacancy. It is not expected that any nominee listed will be unable or will decline to serve as a director.
The eight nominees receiving the most votes cast ‘‘FOR’’ their selection shall be elected as directors at the Annual Meeting. However, the Board has adopted a policy requiring each director nominee to agree that, if the nominee fails to receive more votes cast ‘‘FOR’’ his selection than ‘‘WITHHELD,’’ the nominee shall tender his or her resignation to the Governance and Nominating Committee of the Board, which is authorized to consider each resignation tendered under the policy and recommend to the Board whether or not to accept the resignation. Each nominee for director has agreed to abide by this policy.

The Board unanimously recommends that the stockholders vote ‘‘FOR’’ the election of the nominees set forth above.

36	8x8, Inc. 2019 Proxy Statement

Transactions with Related Persons and Certain Control Persons
We do not believe there were any transactions, or series of similar transactions, to which we were or are to be a party in which the amount involved exceeded $120,000, and in which any of our director, officer, beneficial owner of more than 5% of our common stock or any of his, her or its affiliates, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest during fiscal 2019, other than compensation described in the sections titled ‘‘Compensation of Non-Employee Directors’’ above and ‘‘Executive Compensation’’ below.
The Audit Committee is responsible for reviewing and approving all business transactions between us and any of the persons described above, whom we refer to as a "related person." It is our policy to require that all transactions between us and a related person also be approved by our Board, including a majority of independent directors who are disinterested in the transactions to be approved. Our Corporate Governance Principles further require that the Board determine or delegate to the Audit Committee to determine, on a case by case basis, whether a conflict of interest exists. Each director will advise the Board of any situation that could potentially be a conflict of interest and will not vote on an issue in which he or she has an interest.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers and directors and persons who beneficially own more than ten percent of our common stock (collectively, ‘‘Reporting Persons’’) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on our review of such reports furnished to us during the fiscal year ended March 31, 2019 or written representations provided by the Reporting Person, we believe that none of the Reporting Persons failed to file timely reports under Section 16(a) except as described in the next paragraph.
DELINQUENT SECTION 16(a) REPORTS. The Company failed to file a report on Form 4 on a timely basis for director Monique Bonner in connection with the Board's grant to her of two awards of restricted stock units upon her being appointed to the Board on October 23, 2018. A Form 4 reporting her acquisition of these two awards was due on October 25, 2018 and was filed on October 29, 2018.

37	8x8, Inc. 2019 Proxy Statement

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee oversees our financial reporting process on behalf of the Board. Management is responsible for our internal controls, financial reporting process and compliance with laws, regulations and ethical business standards. Our independent registered public accounting firm is responsible for performing an integrated audit of our consolidated financial statements and of our internal control over financial reporting in accordance with standards of the public company accounting oversight board (United States), and to issue opinions thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this capacity, the Audit Committee provides advice, counsel, and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.
The Audit Committee reviewed and discussed our fiscal 2019 audited consolidated financial statements with our management and Moss Adams LLP, our independent registered public accounting firm for fiscal 2019. The Audit Committee reviewed and discussed with management and the independent auditor management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s opinion about the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has discussed with Moss Adams LLP matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, ‘‘Communications with Audit Committees,’’ as currently in effect. The Audit Committee received written disclosures and a letter from the independent auditors pursuant to the applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the auditors their independence.
Based upon the Audit Committee’s discussions with management and the auditors and the Audit Committee’s review of the representations of management and the report of the auditors to the Audit Committee, the Audit Committee recommended to the Board, and the Board approved, the inclusion of our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019.
THE AUDIT COMMITTEE
Todd Ford, Chairman
Monique Bonner
Ian Potter
Eric Salzman

PROPOSAL TWO RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
The Audit Committee of the Board is directly responsible for the appointment of our independent registered public accounting firm. The Audit Committee has appointed Moss Adams LLP, Independent Registered Accounting Firm, to audit our financial statements for the fiscal year ending March 31, 2020. The Board proposes that the stockholders ratify this appointment. The Audit Committee understands the need for Moss Adams LLP to maintain objectivity and independence in its audits of our financial statements.
The Audit Committee previously retained Moss Adams LLP to audit our consolidated financial statements for fiscal 2019 and also to provide other auditing and non-auditing services during fiscal 2019. The Audit Committee reviewed all non-audit services provided by Moss Adams LLP and concluded that the provision of such services was compatible with maintaining Moss Adams LLP’s independence in the conduct of its auditing functions.
To help ensure the independence of the independent registered public accounting firm, the Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for us by our independent registered public accounting firm. The Audit Committee may delegate to one or more of its members the authority to grant the required approvals, provided that any exercise of such authority is presented to the full Audit Committee at its next regularly scheduled meeting.
The following table sets forth the aggregate fees billed to us by Moss Adams LLP for the fiscal years ended March 31, 2019 and 2018:

Service Categories	Fiscal 2019	Fiscal 2018
Audit fees(1)	$976,000	$782,800
Audit-related fees(2)	85,000	11,947
Tax fees(3)	—	—
All other fees(4)	—	17,590
Total	$1,061,000	$812,337

(1)
Audit fees consist of fees for professional services provided in connection with (i) the audit of our financial statements; (ii) audit of our internal control over financial reporting; (iii) reviews of our quarterly financial statements; and (iv) reviews in connection with our filing of Form S-8 registration statements with the SEC.

(2)	Audit-related fees consist of fees for professional services provided in conjunction with the audit of our employee benefit plan.

(3)	Tax fees would include fees billed for professional services rendered for tax consultations.

(4)	All other fees include fees related to, convertible debt.
Vote Required and Recommendation
The ratification of the selection of Moss Adams LLP as our independent registered public accounting firm for fiscal 2020 will require the affirmative vote of holders of a majority of the shares entitled to vote on this matter. Abstentions are not counted as affirmative votes and therefore have the same effect as a vote against the proposal. In the event that stockholders fail to ratify the appointment, the Audit Committee may reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests.
Representatives of Moss Adams LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to

8x8, Inc. 2019 Proxy Statement	39

appropriate questions.

The Board unanimously recommends that the stockholders vote ‘‘FOR’’
the proposal to ratify our Audit Committee’s appointment of Moss Adams LLP to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2020.

40	8x8, Inc. 2019 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION
The tables below provide information as of March 31, 2019 and May 31, 2019, respectively, concerning shares of our common stock that may be issued upon the exercise of outstanding stock options, warrants and other rights, and that remain available for future issuance, under all of our equity compensation plans, including:

•	8x8, Inc. Amended and Restated 2017 New Employee Inducement Incentive Plan;

•	8x8, Inc. Amended and Restated 2013 New Employee Inducement Incentive Plan;

•	8x8, Inc. Second Amended and Restated 2012 Equity Incentive Plan;

•	8x8, Inc. 2006 Stock Plan; and
•8x8, Inc. Second Amended and Restated 1996 Employee Stock Purchase Plan.

As of May 31, 2019: Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and Rights	Weighted- Average Exercise Price of Outstanding Options Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the1st Column of This Table)
Equity Compensation plans approved by security holders (1)	9,208,213	$2.28	9,488,040
Equity Compensation plans not approved by security holders(2)	2,038,537	$3.51	652,689
Total	11,246,750	$2.51	10,140,729

As of March 31, 2019: Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and Rights	Weighted- Average Exercise Price of Outstanding Options Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the1st Column of This Table)
Equity Compensation plans approved by security holders (1)	8,651,555	$2.49	10,661,841
Equity Compensation plans not approved by security holders(2)	2,283,004	$3.46	599,745
Total	10,934,559	$2.69	11,261,586

(1)
The amounts in this row reflect shares issuable pursuant to awards that have been or may be granted under the 8x8, Inc. Amended and Restated 2012 Equity Incentive Plan (the "2012 Plan"), the 8x8, Inc. 2006 Stock Plan (the "2006 Plan") or the 8x8, Inc. Second Amended and Restated 1996 Employee Stock Purchase Plan. We ceased granting awards under the 2006 Plan in 2012 and we are not authorized to grant any new awards under the 2006 Plan, although we may continue to issue shares pursuant to outstanding awards under that plan. Awards that may be granted under the 2012 Plan include stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and stock grants. Shares that are issuable pursuant to awards of restricted stock, RSUs, PSUs and stock grants are currently counted against the plan limit at the rate of one and seven-tenths (1.7) shares for every one share issuable pursuant to any such award.

(2)
The amounts in this row reflect shares issuable pursuant to awards that have been or may be granted under the 8x8, Inc. Amended and Restated 2013 New Employee Inducement Incentive Plan (the "2013 Plan") or the 8x8, Inc. Amended and Restated 2017 New Employee Inducement Incentive Plan (the "2017 Plan). We ceased granting awards under the 2013 Plan in 2016 and we are not authorized to grant any new awards under the 2013 Plan, although we may continue to issue shares pursuant to outstanding awards under that plan.

Outstanding awards granted under the 2013 Plan or 2017 Plan prior to December 8, 2017 (the date on which we transferred the listing of our common stock from NASDAQ to the New York Stock Exchange) were granted in accordance with Rule 5635(c)(4) of the NASDAQ listing rules. Awards granted on or after December 8, 2017 were, and future awards will be, granted under the 2017 Plan in accordance with Section 303.08A of the NYSE listing rules. In accordance with the applicable listing exchange rules, all awards granted under these two Plans were granted to new employees as inducements material to their entering into employment with us. Awards granted under the 2013 Plan or the 2017 Plan in reliance on the applicable listing exchange rules referenced above do not require stockholder approval. Those rules require, among other things, that all such awards be approved by the Compensation Committee or by a majority of the independent directors on our Board.

8x8, Inc. 2019 Proxy Statement	41

PROPOSAL THREE — AMENDMENTS TO THE 8X8, INC. AMENDED AND RESTATED 2012 EQUITY INCENTIVE PLAN
We are asking stockholders to vote in favor of the following amendments to our Second Amended and Restated 2012 Equity Incentive Plan (‘‘2012 Plan’’), which were approved by our Board on June 19, 2019:

•
Increasing the number of shares reserved for issuance under the 2012 Plan by 12,000,000 shares, such that the maximum number of shares of common stock that may be issued or issuable under the 2012 Plan would be 43,700,000 shares; and

•
Eliminating the requirement that shares issuable or issued pursuant to future full-value awards (including, for example, RSUs and PSUs) be charged against the share limit under the 2012 Plan at a rate of 1.7 shares for each one share so issuable or issued.

Factors Regarding Our Equity Usage & Needs

•	Our Continued Growth Necessitates Additional Shares
As a growing cloud-based services company headquartered in Silicon Valley, we must compete for a limited pool of talented people. In the past two years, we have experienced and expect to continue to see growth in our workforce. In recent years we have consistently grown our workforce at an average rate of 20% year-over-year, closing fiscal year 2019 with just under 1,500 employees. During this time, our hiring has largely been in support of our strategic effort to promote growth and increase our market share of an industry that is being rapidly disrupted by us and other cloud service providers. We believe our next phase of growth requires us to develop and implement scalable systems and processes for lead generation, sales execution, and other aspects of our operations. To achieve this goal, we believe it is critical for us to hire talent with proven track records in transforming businesses like ours, particularly in the senior leadership positions.

•	Equity Awards are Core to our Compensation Philosophy
As we explained in the proxy statement for our 2018 annual meeting, we made notable shifts during fiscal 2018 in key corporate objectives which ultimately led us to make strategic decisions to increase our investments in key areas of our business, including sales and marketing and research and development, notwithstanding the adverse impact we anticipated these measures would have on our near-term profitability. In making the decision to increase investment, we were careful to weigh the anticipated long-term benefits against the costs and to consider the impact to our risk exposure. It was important to our Board to ensure we were being fiscally responsible with respect to how and where we fund programs that promote our ability to motivate and retain key talent in a competitive market. Balancing these competing concerns led us to the decision to rely more heavily on our equity programs to attract and retain talent, thereby limiting increases to fixed costs, outside of supporting hiring needs. We continue to believe that the strategy and approach we adopted has put us on course to achieve sustainable returns for our stockholders and long-term profitability, provided we continue to manage our investments thoughtfully and carefully, including through the increased use of our equity programs.

•	Equity is Essential to Talent Acquisition and Retention
We firmly believe that employees with a stake in the future success of our business are highly motivated to achieve long-term growth and are well-aligned with the interests of our other equity-holders to increase stockholder value. It is essential that we continue the use of equity compensation to better position us in the market, and allow us to retain our skilled employees while attracting talented new employees to help us achieve our objectives, which include growing our business, developing new services and increasing stockholder value. We heavily rely on the use of employee equity awards to attract, motivate and retain our employees and executives; we believe it aligns their financial interests to that of our shareholders. The use of equity continues our investment and growth strategy for the Company. It enables us to minimize the increase of fixed costs and leverages equity to retain employees critical to the long term success of the Company. Without the approval of an addition to our share pool, we will not be able to continue to compete in this highly competitive market. This would ultimately result in the loss of critical talent and inhibit our ability to meet our future growth objectives. We intend to use the additional shares to recruit and retain employees globally,

42	8x8, Inc. 2019 Proxy Statement

including in the highly competitive job market in Silicon Valley and anticipate the duration of the increased share pool to be approximately two years.

Historic Use of Equity and Outstanding Awards
When considering the number of shares to add to the 2012 Plan, the Compensation Committee reviewed, among other things, the potential dilution to current stockholders as measured by burn rate and overhang, and projected future share usage. We recognize the dilutive impact of our equity compensation programs on our stockholders and continuously strive to balance this concern with the competition for talent, competitive compensation practices and the need to attract and retain talent.
Overhang
On a fully diluted basis, the approximately 9,488,040 shares currently available under the Plan represent an overhang of approximately 17.7% based on the number of outstanding shares of common stock and shares underlying outstanding awards as of May 31, 2019. If these amendments are approved, the additional 12,000,000 shares would increase the overhang to 27.9%. We calculate overhang as the total of (a) shares available for future grants under the 2012 Plan plus (b) shares underlying any outstanding awards divided by (c) the total number of shares outstanding plus shares available for issuance under the 2012 Plan plus shares underlying and outstanding awards.
Burn Rate
Our three-year average annual gross burn rate, calculated using the Institutional Shareholder Services (‘‘ISS’’) methodology, is approximately 8.7%, which is lower than the ISS burn rate threshold of 9.35% applied to the Software and Services (4510) GICS sub-industry. As of May 31, 2019, there were approximately 9,488,040 shares available for future grants under the 2012 Plan. Depending on assumptions, if these amendments are approved, it is expected there will be sufficient shares available under the 2012 Plan to satisfy our equity needs for up to two years.

	A	B	C	(B+C) x 2 = D	E	A+D / E
Fiscal Year	Option Awards Issued (000)	RSUs Issued (000)	PSUs Earned (000)	ISS Adjusted Full Value Awards (000)	Weighted Common Shares Outstanding (000)	Adjusted Burn Rate
2019	237	5,061	505	11,133	94,533	12.0%
2018	609	2,870	412	6,563	92,017	7.8%
2017	407	2,193	444	5,274	90,340	6.3%
Three Year Average						8.7%
In addition to the proposed increase in the number of shares reserved for issuance under the 2012 Plan, we also are seeking shareholder approval of amendments that eliminate the "fungible ratio" of the plan, under which full-value awards, such as RSUs and performance share awards, are charged against the plan limit on a 1.7-for-one basis. As a result, any full-value awards granted in the future would be charged against the Plan limit on a one-for-one basis. In those circumstances where the 2012 Plan permits shares subject to an outstanding award to be returned to the 2012 Plan (for example, upon cancellation of the award following termination of service), any shares so returned to the 2012 Plan would replenish the share reserve at the same rate at which they were originally charged against the plan limit, notwithstanding that the ratio for new awards would be one-to-one.
These proposed amendments are reflected in the form of Amended and Restated 2012 Equity Incentive Plan attached as Appendix A to this Proxy Statement.

8x8, Inc. 2019 Proxy Statement	43

Promotion of Good Corporate Governance Practices
The 2012 Plan includes a number of responsible corporate governance provisions which will not be impacted by the changes proposed in this Proposal Three. These include, but are not limited to, the following:

Description
No "Evergreen"	The 2012 Plan does not include an "evergreen" feature pursuant to which the reserve of shares authorized for issuance would be automatically replenished periodically.
No Return of Shares Used for Withholding
Shares tendered or withheld in satisfaction of withholding obligations of 8x8 or any of our affiliates resulting from the exercise of an option or vesting of an RSU or PSU award will not be available again under the 2012 Plan.

Executive Pay Aligned to Company Performance
A significant portion of each executive’s stock compensation is ‘‘at risk’’ and depends on our stock performance relative to a peer group. As described further under the Compensation Discussion and Analysis under "Long Term Incentive Compensation."

Minimum 1-Year Vesting Requirement
No award shall vest, in whole or in part, before the first anniversary of the date of grant or, in the case of vesting based upon the attainment of performance‐based objectives, the first anniversary of the commencement of the period over which performance is evaluated, except for a limited number of awards (covering up to 5% of the shares available for issuance under the 2012 Plan) or upon death, disability or a corporate transaction.

Clawback
If our Compensation Committee determines that a participant has intentionally committed an act of embezzlement, fraud, dishonesty, or breach of fiduciary duty during the participant's employment that contributed to an obligation to restate our financial statements, the participant will be required to repay to us, in cash and upon demand, all or a portion of the proceeds resulting from any sale or other disposition of shares issued or issuable under an award if the sale or disposition was effected during the 12‐ month period following the first public issuance or filing with the SEC of the financial statements required to be restated, and under other specified circumstances.

Limitation on Awards to Non‐ Employee Directors
The 2012 Plan limits awards granted to non‐employee directors in any calendar year to a maximum of $650,000 per director in grant date fair value. We believe that such a limit allows us to stay within reasonable bounds of what the market requires in a competitive environment for qualified directors, while imposing meaningful limits on the amount of equity compensation that may be awarded to our non‐employee directors.

No Gross Ups	The 2012 Plan does not provide for any tax gross‐ups.
Repricings
Other than in connection with certain corporate events where a reduction in exercise price is necessary for equitable treatment of award holders (such as a share split), we may not, without stockholder approval, reduce the exercise price of a stock option or stock appreciation right or exchange a stock option or stock appreciation right for a new award with a lower (or no) purchase price or for cash.

No Transferability	Awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Compensation Committee of our Board.
Key Data
The following table includes information regarding outstanding equity awards and shares available for future awards under all Plans as of March 31, 2019 and May 31, 2019 (1), respectively:

	As of	As of
	March 31, 2019	May 31, 2019
Options Outstanding	3,114,071	3,015,591
Full Value Awards Outstanding	7,820,488	8,231,159
Shares available for Grant: 2012 Plan	10,661,841	9,488,040
Shares available for Grant: 2013 Plan(2)	—	—
Shares available for Grant: 2017 Plan(2)	576,891	629,835
Weighted Average Exercise Price of Outstanding Options	$9.45	$9.35
Weighted Average Remaining Term of Outstanding Options	5.23	5.02
Additional Shares Requested: 2012 Plan		12,000,000

(1)	This table excludes the 8x8, Inc. Second Amended and Restated Employee Stock Purchase Plan.

(2)
Shares available under the Amended and Restated 2013 New Employee Inducement Incentive Plan (‘‘2013 Plan’’) and the 2017 New Employee Inducement Incentive Plan (‘‘2017 Plan’’) are not subject to a fungible share counting methodology.

44	8x8, Inc. 2019 Proxy Statement

Summary of the 2012 Plan
The 2012 Plan was adopted by the Board in June 2012, was approved by our stockholders in July 2012, and was amended by our stockholders in July 2014, in July 2016, and in August 2018. The principal features of the 2012 Plan are summarized above in this Proposal Three and further summarized below. This summary is qualified in its entirety by reference to the 2012 Plan itself.
Purpose. The 2012 Plan is intended to encourage ownership of our common stock by our employees, consultants and directors and to provide additional incentive for them to promote the success of our business through the grant of awards of or relating to our common stock.
Administration. The 2012 Plan may be administered by the Board or the Compensation Committee. To date, the Compensation Committee has been administering the 2012 Plan. Subject to the provisions of the 2012 Plan, the Compensation Committee has discretion to determine the employee, consultant or director to receive an award, and the form of award. Further, the Compensation Committee has complete authority to interpret the 2012 Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective award agreements (which need not be identical), and to make all other determinations necessary or advisable for the administration of the 2012 Plan.
Eligibility. Awards may be granted to any employee of or consultant to us or our affiliates or to non-employee members of the Board or of any board of directors (or similar governing authority) of any affiliate of ours. As of March 31, 2019, we had 1,497 employees and six non-employee directors who are eligible to participate in the 2012 Plan.
Term of Plan. Unless the 2012 Plan is terminated earlier by the Board, awards may be made under the 2012 Plan until the tenth anniversary of its adoption by the Board, or June 22, 2022.
Individual Plan Limits. The number of shares covered or referenced by either Stock Options or Stock Appreciation Rights or other awards which are granted as Qualified Performance-Based Awards (as described below), to any one person in any one calendar year shall not exceed 750,000 shares.
Shares Subject to Plan. The shares issued or to be issued under the 2012 Plan are authorized but unissued shares of our common stock. The maximum number of shares of common stock which may be issued or made subject to awards under the 2012 Plan is 31,700,000 shares prior to the proposed amendment to increase the total number of shares subject to awards under the 2012 Plan to 43,700,000.
Types of Awards. Awards under the 2012 Plan may include Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Qualified Performance- Based Awards and Stock Grants. Each award will be evidenced by an instrument in such form as the Compensation Committee may prescribe, setting forth applicable terms such as the exercise price and term of any option or applicable forfeiture conditions or performance requirements for any Restricted Stock or Restricted Stock Units. Except as noted below, all relevant terms of any award will be set by the Compensation Committee in its discretion.

•
Nonstatutory Stock Options and Incentive Stock Options (together, ‘‘Stock Options’’) are rights to purchase shares of our common stock. A Stock Option may be immediately exercisable or become exercisable in such installments, cumulative or non-cumulative, as the Compensation Committee may determine. A Stock Option may be exercised by the recipient giving written notice to us, specifying the number of shares with respect to which the Stock Option is then being exercised, and accompanied by payment of an amount equal to the exercise price of the shares to be purchased. The purchase price may be paid by cash, check, by delivery to us of shares of common stock, or through and under the terms and conditions of any formal cashless exercise program authorized by us. Incentive Stock Options may be granted only to eligible employees of us or any parent or subsidiary corporation of ours and must have an exercise price of not less than 100% of the fair market value of our common stock on the date of grant (110% for Incentive Stock Options granted to any 10% stockholder of ours). In addition, the term of an Incentive Stock Option may not exceed 10 years (five years, if granted to any 10% stockholder). Nonstatutory Stock Options must have an exercise price of not less than 100% of the fair market value of our common stock on the date of grant, unless the Board or the Compensation Committee determines otherwise. In the case of an Incentive Stock Option, the amount of the aggregate fair market value of common stock (determined at the time of grant) with respect to which Incentive Stock Options are exercisable for the first time by an employee during any calendar year (under all such plans of his or her employer corporation and its parent and subsidiary corporations) may not exceed $100,000.

•
Stock Appreciation Rights, or SARs, are rights to receive (without any payment required) cash, property or other forms of payment, or any combination thereof, as determined by the Board or the Compensation

8x8, Inc. 2019 Proxy Statement	45

Committee, based on the increase in the value of the number of shares of common stock specified in the SAR. The base price (above which any appreciation is measured) will in no event be less than the fair market value of the common stock on the date of grant of the SAR or, if the SAR is granted in tandem with a Stock Option (that is, so that the recipient has the opportunity to exercise either the Stock Option or the SAR, but not both), the exercise price under the associated Stock Option.

•
Awards of Restricted Stock are grants or sales of common stock which are subject to a risk of forfeiture, such as a requirement of the continued performance of services for a stated term or the achievement of individual or Company performance goals. Awards of Restricted Stock will include the right to any stock dividends on the shares pending vesting (or forfeiture), although any such dividends would be subject to the same risks of forfeiture as the corresponding shares and the Compensation Committee may permit or require cash dividends to be deferred and, if the Compensation Committee so determines, reinvested in additional shares of Restricted Stock subject to the available share limit.

•
Awards of Restricted Stock Units and Performance Units are grants of rights to receive either shares of common stock (in the case of Restricted Stock Units) or the appreciation over a base value (as specified by the Board or the Compensation Committee) of a number of shares of common stock (in the case of Performance Stock Units) subject to satisfaction of service or performance requirements established by the Board or the Compensation Committee in connection with the award. Such awards may, in the discretion of the Board or the Compensation Committee, include the right to the equivalent to any dividends on the shares covered by the award, but any such dividends would be paid only if and when the award vests.

•
Qualified Performance-Based Awards are designed to qualify for an exemption from certain limits on tax deductibility under the Internal Revenue Code. This exemption was repealed for tax years commencing after December 31, 2017, subject to an exception for certain compensation paid pursuant to grandfathered contracts as described in more detail below under "Summary of Tax Consequences." Qualified Performance-Based Awards may be in the form of Stock Options, Restricted Stock, Restricted Stock Units or Performance Units, but in each case will be subject to satisfaction of one of the following criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or affiliate, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Board or the Compensation Committee in the award:

▪	cash flow	▪	earnings per share (including, without limitation, earnings before interest, taxes, depreciation and/or amortization)
▪	stock price growth	▪	return on equity
▪	stockholder returns	▪	return on capital (including without limitation return on total capital or return on invested capital)
▪	return on investment	▪	return on assets or net assets
▪	market capitalization	▪	economic value added
▪	sales or net sales	▪	revenue
▪	income, pre-tax income or net income	▪	operating income or pre-tax profit
▪	operating profit or net operating profit	▪	operating income or pre-tax profit
▪	return on operating revenue or operating assets	▪	gross margin, operating margin or profit margin
▪	operating ratio	▪	cash flow from operations
▪	backlog	▪	operating revenue
▪	debt leverage (debt to capital)	▪	general and administrative expenses
▪	market share improvement	▪	customer service
Effect of Termination of Employment or Association. Unless the Board or the Compensation Committee determines otherwise in connection with any particular award under the 2012 Plan, Stock Options and SARs will generally terminate six months following the recipient’s termination of employment or other association with us due to death or disability and three months following the recipient’s termination of employment or other association with us for any other reason. The effect of termination on other awards will depend on the terms of those awards.

46	8x8, Inc. 2019 Proxy Statement

Transferability. In general, no award under the 2012 Plan may be transferred by the recipient, and during the life of the recipient all rights under an award may be exercised only by the recipient or his or her legal representative. However, the Board or the Compensation Committee may approve the transfer, without consideration, of an award of a Nonstatutory Option or Restricted Stock to a family member.
Adjustments upon Changes in Capitalization. In the event of any change in the outstanding shares of common stock through any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to such shares of common stock, our Board will make an appropriate adjustment to the following: (i) the maximum numbers and kinds of shares subject to the 2012 Plan and the 2012 Plan limits, (ii) the numbers and kinds of shares or other securities subject to the then outstanding awards, (iii) the exercise or hurdle price for each share or other unit of any other securities subject to then outstanding Stock Options or SARs (without change in the aggregate purchase or hurdle price as to which Stock Options or SARs remain exercisable), and (iv) the repurchase price of each share of Restricted Stock then subject to a risk of forfeiture in the form of a Company repurchase right.
Fundamental Transaction, Liquidation or Dissolution. In the event that we (1) merge or consolidate with or into another entity as a result of which our common stock is converted into or exchanged for the right to receive cash, securities or other property or is canceled, (2) sell or exchange all of our common stock for cash, securities or other property, (3) sell, transfer or otherwise dispose of all or substantially all of our assets to one or more other persons in a single transaction or series of related transactions or (4) undertake a liquidation or dissolution (each, a ‘‘Corporate Transaction’’), our Board or the Compensation Committee may take any one or more of the following actions with respect to all or any portion of our outstanding awards:

•	Provide for their assumption, or the issuance of substantially equivalent awards in substitution therefor, by the acquiring or succeeding entity;

•
Provide for the termination of any or all outstanding awards (and the forfeit or repurchase, as applicable, of any shares subject to such awards) to the extent unvested (and unexercised, in the case of Stock Options and SARs) immediately prior to the consummation of the Corporate Transaction;

•
Provide for partial or complete acceleration of vesting of the unvested portions of any outstanding awards, such that Stock Options and SARs become exercisable, and risks of forfeiture applicable to Restricted Stock Units and Restricted Stock lapse, in whole or in part prior to or upon consummation of the Corporate Transaction;

•
Provide that all outstanding awards of Restricted Stock and Restricted Stock Units conditioned on the achievement of performance goals or other business objectives and the target payout opportunities attainable under any or all Performance Units will be deemed to have been satisfied as to all, none or a pro rata number of shares covered by the award based on the assumed achievement of all relevant performance goals or other business objectives and the length of time that has elapsed within the performance period before the consummation of the Corporate Transaction;

•
In the case of Stock Options and SARs, provide for cash payments, net of applicable tax withholdings, to be made to holders equal to the excess, if any, of (A) the acquisition price times the number of shares subject to a Stock Option or SAR (to the extent the exercise price does not exceed the acquisition price) over (B) the aggregate exercise price for all such shares subject to the Stock Option or SAR, in exchange for the termination of such Stock Option or SAR; and/or

•
In the case of Stock Options and SARs, provide that, in connection with a liquidation or dissolution of the Company, Stock Options and SARs shall convert into the right to receive liquidation proceeds net of the exercise price thereof and any applicable tax withholdings.

No Repricing or Buy-Back of Awards. Any re-pricing of an outstanding option or stock purchase price with an exercise price greater than fair market value, including an exchange of such award for a new award with a lower (or no) purchase price or for cash, requires stockholder approval under the 2012 Plan, unless in connection with an adjustment of the award pursuant to certain corporate transactions.
Amendments to the 2012 Plan. The Board may amend or modify the 2012 Plan at any time subject to the rights of holders of outstanding awards on the date of amendment or modification.
Summary of Tax Consequences

8x8, Inc. 2019 Proxy Statement	47

The following is a brief and general discussion of the United States federal income tax consequences to recipients of awards granted under the 2012 Plan. This summary is not comprehensive and is based upon laws and regulations in effect on May 31, 2019. Such laws and regulations are subject to change. This summary is intended for the information of stockholders considering how to vote and not as tax guidance to participants in the 2012 Plan. Participants in the 2012 Plan should consult their own tax advisors as to the tax consequences of participation.
Nonstatutory Stock Options. Generally, there are no federal income tax consequences to the participants upon grant of Nonstatutory Stock Options. Upon the exercise of such an Option, the participant will recognize ordinary income in an amount equal to the amount by which the fair market value of the common stock acquired upon the exercise of such Option exceeds the exercise price, if any. A sale of common stock so acquired will give rise to a capital gain or loss equal to the difference between the fair market value of the common stock on the exercise and sale dates.
Incentive Stock Options. Except as noted at the end of this paragraph, there are no federal income tax consequences to the participant upon grant or exercise of an Incentive Stock Option. If the participant holds shares of common stock purchased pursuant to the exercise of an Incentive Stock Option for at least two years after the date the Option was granted and at least one year after the exercise of the Option, the subsequent sale of common stock will give rise to a long-term capital gain or loss to the participant and no deduction will be available to us. If the participant sells the shares of common stock within two years after the date an Incentive Stock Option is granted or within one year after the exercise of an Option, the participant will generally recognize ordinary income in an amount equal to the difference between the fair market value at the exercise date (or if less, the sale price) and the Option exercise price, and any additional gain or loss will be a capital gain or loss. Some participants may have to pay alternative minimum tax in connection with exercise of an Incentive Stock Option, however.
Restricted Stock. A participant will generally recognize ordinary income on receipt of an award of Restricted Stock when his or her rights in that award become substantially vested, in an amount equal to the amount by which the then fair market value of the common stock acquired exceeds the price he or she has paid for it, if any. Recipients of Restricted Stock may, however, within 30 days of receiving an award of Restricted Stock, choose to have any applicable risk of forfeiture disregarded for tax purposes by making an ‘‘83(b) election.’’ If the participant makes an 83(b) election, he or she will have to report compensation income equal to the difference between the value of the shares and the price paid for the shares, if any, at the time of the transfer of the Restricted Stock.
Stock Appreciation Rights. A participant will generally recognize ordinary income on receipt of cash or other property pursuant to the exercise of an award of SARs.
Restricted Stock Units, Performance Units and Stock Grants. A participant will generally recognize ordinary income on receipt of any shares of common stock, cash or other property in satisfaction of any of these awards under the 2012 Plan.
Potential Deferred Compensation. For purposes of the foregoing summary of federal income tax consequences, we assumed that no award under the 2012 Plan will be considered ‘‘deferred compensation’’ as that term is defined for purposes of federal tax legislation governing nonqualified deferred compensation arrangements, Section 409A of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), or, if any award were considered to any extent to constitute deferred compensation, its terms would comply with the requirements of that legislation (in general, by limiting any flexibility in the time of payment). For example, the award of an option at less than 100% of the market value of our common stock would constitute deferred compensation. If an award includes deferred compensation, and its terms do not comply with the requirements of the legislation, then such award will be taxable when it is earned and vested (even if not then payable) and the recipient will be subject to a 20% additional tax.
Section 162(m) Limitations on the Company’s Tax Deduction. In general, whenever a recipient is required to recognize ordinary income in connection with an award, we will be entitled to a corresponding tax deduction. However, we will not be entitled to deductions in connection with awards under the 2012 Plan to certain senior executive officers to the extent that the amount of deductible income in a year to any such officer, together with his or her other compensation from us, exceeds the $1 million dollar limitation of Section 162(m) of the Code.
Compensation which qualifies as ‘‘performance-based’’ is not subject to this limitation, however. The Tax Cuts and Jobs Act repealed the performance-based exception to the deduction limit for compensation that is deductible in tax years commencing after December 31, 2017. However, certain compensation is specifically exempt from the deduction limit under a transition rule to the extent that it is ‘‘performance- based’’ as defined in Section 162(m) of the Code and subject to a ‘‘written binding contract’’ in effect as of November 2, 2017 that is not later modified in any material respect.

48	8x8, Inc. 2019 Proxy Statement

New Plan Benefits
The benefits or amounts that will be received under the 2012 Plan by or allocated to each of (1) the named executive officers, (2) each of the nominees for election as a director, (3) all directors who are not executive officers of the company as a group, (4) all present executive officers as a group, and (5) all employees, including all other current officers, as a group, are not determinable. Such benefits or amounts are within the discretion of the Compensation Committee, and the Compensation Committee has not determined future awards and who might receive them.
Aggregate Past Awards under the 2012 Plan
The following table sets forth the number of shares issued or issuable pursuant to awards granted through May 31, 2019, since the inception of the 2012 Plan, to the recipients indicated:

Recipient	Number of Shares Issued or Issuable Under Past Awards
Named Executive Officers:
Vikram Verma, Chief Executive Officer	2,330,624
Steven Gatoff, Chief Financial Officer	149,663
Bryan Martin, Chairman, Chief Technology Officer	586,005
Dejan Dekich, Chief Product Officer	232,206
Matthew Zinn, SVP, General Counsel, Chief Privacy Officer & Secretary	70,779
Mary Ellen Genovese, Managing Director European Operations	550,586
Darren Hakeman, SVP, Strategy, Analytics and Corporate Development	313,727
Directors (Other than NEOs):
Guy L. Hecker, Jr.	121,365
Eric Salzman	154,677
Ian Potter	163,053
Jaswinder Pal Singh	163,053
Vladimir Jaclmovlc	168,316
Monique Bonner	13,013
Todd Ford (1)	—
Elizabeth Theophille (2)	—
All current executive officers, as a group	3,369,277
All current directors who are not executive officers, as a group	783,477
All employees other than current executive officers, as a group	864,313
(1) On June 1, 2019, upon joining the Board of Directors, Mr. Ford received two restricted stock unit grants. The first grant was in the amount of 4,144 shares that will vest in two equal annual installments on the first two anniversaries of the date of grant. The second grant was in the amount of 1,208 shares that will vest in full on the date of the Company's 2019 Annual meeting.
(2) On June 19, 2019, upon joining the Board of Directors, Ms. Theophille received two restricted stock unit grants. The first grant was in the amount of 4,045 shares that will vest in two equal annual installments on the first two anniversaries of the date of grant. The second grant was in the amount of 847 shares that will vest in full on the date of the Company's 2019 Annual meeting.
Vote Required
The proposal to approve the amendment of the 2012 Plan, as a consequence of the proposed amendments, will require approval by a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal.
Stockholder approval of our request for additional shares under Proposal No. 3 is necessary to authorize a sufficient number of shares under the 2012 Plan to allow us to continue to attract, motivate, reward and retain the services of our personnel. If this increase is not approved, the 2012 Plan will remain in effect with its current terms and conditions but without the additional shares we consider necessary for our continued competitiveness.

The Board of Directors Recommends a Vote ‘‘FOR’’ approval of the proposed amendments to the 2012 Equity Incentive Plan, including to increase the number of shares currently reserved for issuance by an additional 12,000,000 shares.

8x8, Inc. 2019 Proxy Statement	49

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides information regarding the fiscal 2019 compensation program for our "named executive officers," or NEOs. The following provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each material element of compensation that we provide our NEOs. In addition, we explain how and why the Compensation Committee and the Board arrived at the specific compensation policies and decisions involving our NEOs during fiscal 2019.
For fiscal 2019, our NEOs included:

•	Vikram Verma, our Chief Executive Officer (our ‘‘CEO’’);

•	Steven Gatofff, our Chief Financial Officer (our ‘‘CFO’’);

•	Bryan Martin, our Chairman of the Board and Chief Technology Officer (our "CTO");

•	Dejan Deklich, our Chief Product Officer;

•	Matthew Zinn, our Senior Vice President, General Counsel, Secretary & Chief Privacy Officer (our "General Counsel");

•	Mary Ellen Genovese, our Managing Director of European Operations and former Chief Financial Officer; and

•	Darren Hakeman, our Senior Vice President of Strategy, Analytics and Corporate Development.
Mr. Deklich, Mr. Zinn and Mr. Martin are considered NEOs for fiscal 2019 under applicable SEC regulations because they were our three most highly compensated executive officers other than our CEO and CFO who were serving as executive officers at the end of our 2019 fiscal year. Neither Ms. Genovese nor Mr. Hakeman was serving as an executive officer of 8x8 at the end of our 2019 fiscal year—although each continued to serve in a senior-management level position, reporting directly to the CEO. Ms. Genovese was appointed to serve as the Managing Director of European Operations, effective November 1, 2018, after serving as our CFO for over four years. The Board determined that Ms. Genovese was no longer an executive officer in her new position. However, pursuant to applicable SEC regulations, Ms. Genovese is considered a NEO in this proxy statement because she served as our CFO for a portion of our 2019 fiscal year.
Mr. Hakeman has held Senior Vice President-level positions at 8x8 for over four years, including as an executive officer (as determined by the Board) for several years during that period. We have grown in headcount significantly since Mr. Hakeman first joined 8x8, and policy-making authority is currently split among a larger group of senior managers than it was when Mr. Hakeman was first determined to be an executive officer. As a result, our Board of Directors determined on February 5, 2019 that none of our Senior Vice Presidents, other than our General Counsel, Mr. Zinn, met the definition of an executive officer at that time--including Mr. Hakeman, who had been an executive officer for the first ten months of fiscal 2019. However, pursuant to applicable SEC regulations, Mr. Hakeman is considered a NEO in this proxy statement because he would have qualified as one of our three most highly-compensated NEOs but for the fact that he was not serving as an executive officer at the end of our 2019 fiscal year.
During fiscal 2019, we continued to strengthen our leadership team, including two key new hires among our NEOs. Mr. Gatoff joined 8x8 on October 15, 2018 as Special Advisor to the CEO, and Mr. Zinn joined us as General Counsel on September 24, 2018. Mr. Gatoff was appointed our CFO effective November 1, 2018, succeeding Ms. Genovese in that position.

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Overview
Fiscal 2019 Business Highlights
Our 2019 fiscal year was an important milestone year for 8x8. We launched 8x8 X Series, our single-technology platform. We re-aligned our channel and marketing functions to support a more scalable, high-growth, go-to-market strategy. We continued to invest in Research and Development, consistent with our belief that ownership of the core technology behind our platform is an important competitive differentiator. In fiscal 2019, our total service revenue grew 19% year-over-year to $334.4 million. We continued to show an increase in our average monthly service revenue per customer (ARPU), and service revenue from mid-market and enterprise customers represented 62% of total service revenue and grew 30% over the prior year.

Since the second half of fiscal 2018, we have de-emphasized profitability as a short-term corporate goal and have focused instead on making investments necessary to accelerate growth. This decision was based, in part, on our belief that the communications market was at an inflection point in the shift of businesses from legacy on-premise solutions to cloud services. We believe that this industry trend will continue in fiscal 2020 and beyond. Accordingly, we believe that it is in the company's interest to continue to invest heavily in our business--in particular, to build our technology platform further and expand our sales and marketing activities, particularly in the channel--in order to allow us to scale efficiently and capture market share during this phase of industry disruption. In February 2019, we completed a private placement offering of $287,500,000 in aggregate principal amount of convertible senior notes, among other reasons, to ensure we have sufficient capital to continue to grow our business and expand our platform.
Below are some of our financial, strategic and other business highlights for fiscal 2019.

Financial	❖	Service revenue increased 19% year-over-year to $334.4 million. Service revenue from mid-market and enterprise customers represented 62% of total service revenue and grew 30% over the prior year.
❖
Cash used in operating activities was $14.9 million. Cash, restricted cash and investments were $354.6 million at March 31, 2019, including $245.8 million in net proceeds from the issuance of convertible senior notes.

Strategic	❖	Began selling 8x8 X Series suite of services with general availability in the U.S., U.K, and Australia.
❖
Acquired rights related to Jitsi video collaboration technology from Atlassian, extending our cloud technology platform with scalable video routing and interoperability capabilities built on industry standards.

	❖	Expanded our go-to-market reach in Europe.
Awards and Industry Recognition	❖
Named a Leader in the 2018 Gartner Magic Quadrant for Unified Communications as a Service, Worldwide for the seventh consecutive year and a Challenger in Magic Quardrant for Contact Center as a Service, North America for the fourth consecutive year. (1) (2)

	❖	Received CRN Tech Innovator Award by CRN a brand of the Channel Company, for 8x8 X Series.
	❖	CRN (a publication of The Channel Company) gave the 8x8 Partner Program a 5-Star rating in the 2018 Partner Program Guide.
	❖	Best Communications Provider award at Call & Contact Centre Expo 2018 Awards UK.
Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner’s research organization and should not be construed as statements of fact. Gartner disclaims all warranties, express or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.
(1) Gartner “Magic Quadrant for Unified Communications as a Service, Worldwide” by Daniel O’Connell, Megan Fernandez, Rafael Benitez, Bjarne Munch, Christopher Trueman, Mihai Nguyen, October 10, 2018. In 2014, the report was named Magic Quadrant for Unified

8x8, Inc. 2019 Proxy Statement	51

Communications as a Service, North America With Additional Regional Presence. In 2012 and 2013 the report was named Magic Quadrant for Unified Communications as a Service, North America.
(2) Gartner “Magic Quadrant for Contact Center as a Service, North America” by Drew Kraus, Steve Blood, Simon Harrison, Daniel O’Connell, October 17, 2018.

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Fiscal 2019 Compensation Highlights
In line with our performance and compensation objectives, during fiscal 2019, we took the following compensation actions for our executives, including the named executive officers:

•
No Base Salary Increases: After evaluating the competitive positioning of base salary for our NEOs in the context of our overall compensation philosophy, the Compensation Committee determined to leave the base salaries for a majority of our NEOs unchanged for fiscal 2019. This does not include our CFO and General Counsel, whose base salaries were established in connection with the commencement of their employment with us, or Ms. Genovese, whose base salary was reduced to reflect her new role as Managing Director of European Operations.

•
Short-Term Incentive Payouts Below Target: We entered fiscal 2019 with expectations for strong growth building on the investments in our business in the prior year and launch of our 8x8 X Series™ platform. Adjusting for constant currency and excluding legacy DXI revenue, total revenue increased 21% year-over-year. Additionally, service revenue increased 19% year-over-year and bookings from mid-market and enterprise customers (greater than $1K in MRR) increased 34% year-over-year, compared with 13% in the prior quarter. Despite these results, our performance for the year fell short of the expectations we established in the fiscal 2019 Management Incentive Plan (“MIP”). The incentive opportunities earned by our NEOs varied from approximately 11% to 32% of target, including a payout equal to 20.7% of target for our CEO. In accordance with the terms of the MIP, five of our NEOs elected to receive all or a portion of their earned MIP for fiscal 2019 performance in the form of fully vested shares.

•
Continued Emphasis on Performance-Based Long-Term Incentives: Our NEOs were granted long-term incentives in the form of time-vesting restricted stock units (‘‘RSUs’’) and performance-based stock units with vesting tied to our relative total shareholder return (‘‘TSR PSUs’’). This approach to long-term incentives is consistent with the compensation program applicable to our NEOs during our prior fiscal year. The Compensation Committee believes that a balance of time- and performance-vesting equity effectively balances the retention and motivational aspects of our compensation program. Approximately 60% of the total long-term incentive value awarded to our CEO was delivered in the form of TSR PSUs, and approximately 50% of the total long-term incentive value awarded to each of our other NEOs was delivered in the form of TSR PSUs.

The Compensation Committee believes that the combination of base salary and both short-term and long-term incentives, including PSUs, effectively supports our compensation objectives.
Pay-for-Performance Philosophy
Effective pay-for-performance alignment is an important objective of our Compensation Committee in the design of our executive compensation program, particularly regarding the compensation of our CEO. To further this objective, we offer our CEO performance-based annual cash incentives, and we deliver a significant portion of his long-term incentive compensation opportunity in the form of RSUs and PSUs, for which the value realized will depend upon our total shareholder return, or TSR, during the period over which the shares vest or are earned.
During fiscal 2019, the mix of compensation awarded to our Chief Executive Officer was weighted heavily to performance-based incentives. As shown below, approximately 80% of our CEO's total compensation was awarded in the form of equity with long-term vesting requirements and for which the value realized will vary directly with our total shareholder return, or TSR, during the performance period. Furthermore, 60% of that long-term incentive equity value consisted of PSUs, which were also the largest component of CEO compensation and represented nearly 50% of total pay.

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(1)
Fiscal 2019 CEO Targeted Compensation Mix reflects Mr. Verma's annualized base salary, annual target bonus opportunity and equity awards granted in fiscal 2019. Mr. Verma's long-term equity is calculated using the stock price ($18.33) on the date of grant, which was October 23, 2018 for RSUs and PSUs. Achievement of PSUs will be measured based on relative TSR against the Russell 2000 Index (^RUT), as described in detail under "Long Term Incentive Compensation" below.

(2)
Fiscal 2019 NEO average Targeted Compensation Mix reflects the average annual base salary, average annual target bonus opportunity and the average value of equity awards granted to our NEOs, other than the CEO, in fiscal 2019. The NEO long-term equity is calculated using the stock price ($18.33) on the date of grant, which was October 23, 2018 for RSUs and PSUs. Achievement of PSUs will be measured based on relative TSR against the Russell 2000 Index (^RUT), as described in detail under "Long Term Incentive Compensation" below.

During fiscal 2019, our CEO was eligible to earn a short-term incentive bonus under our Management Incentive Bonus Plan, or ‘‘MIP.’’ The incentive bonus paid to our CEO for fiscal 2019 performance was determined based solely on financial goals. Financial goals were evaluated on both a quarterly and annual basis and measured non-net new monthly recurring revenue (“nMRR”) and recurring service revenue ("RSR"). Based on our performance during fiscal 2019, our CEO earned a bonus of $101,472, which was equal to approximately 21% of his target for the year. As is allowed under the terms of the MIP, Mr. Verma elected to receive payment of his earned incentive in fully vested shares.
During fiscal 2019, our CEO was also eligible to earn shares from two PSU awards granted during earlier fiscal years, based on the performance of our stock relative to a benchmark during a period that ended during fiscal 2019, as set forth in the table below.

Grant Date	Performance Period	Benchmark	Benchmark TSR	EGHT TSR	Percent of Grant Eligible to Vest (at Target)	Percent of Target Vested for Period
9/22/2015	9/22/15 - 9/22/18	Russell 2000	47.0%	177.0%	50%	200.0%
9/20/2016	9/20/16 - 9/20/18	Russell 2000	38.5%	64.0%	50%	150.9%
The relative TSR PSU awards granted to named executive officers in fiscal 2016 and fiscal 2017 are eligible to be earned as follows:

¤	50% of the target opportunity is eligible to be earned on the two and three-year anniversary, in each case subject to performance of our TSR stock price performance

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relative to the Russell 2000 Index during the period from the grant date through such performance date.

¤
A 2x multiplier will be applied to the TSR for each percentage point of positive or negative relative TSR, such that the number of shares of common stock earned will increase or decrease by 2% of the target number of shares, subject to a maximum of 200% of the target number of shares. In the event our relative TSR performance is below negative 30%, relative to the Russell 2000 Index, no shares will be earned for the applicable performance period.

A portion of TSR PSUs granted in fiscal 2019 will be eligible to be earned based on performance periods ending in October 2020 and October 2021, respectively.
The Compensation Committee believes that the targets for incentive compensation awarded to our CEO and other named executive officers are aligned with the interests of our investors and our long-term objectives. Our Compensation Committee will continue to monitor outcomes under our incentive programs with a view to achieving such alignment of pay and performance on an ongoing basis.
Fiscal 2019 Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure they are consistent with our short- term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during fiscal 2019:

•
Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors who have established effective means for communicating with stockholders regarding their executive compensation ideas and concerns.

•	Independent Compensation Committee Advisors. The Compensation Committee engaged its own compensation consultant to assist with its fiscal 2019 compensation reviews.

•
Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to be certain that our compensation policies do not seem reasonably likely to promote conduct that could have a material adverse effect on the Company.

•
Other Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

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❖ Compensation At-Risk. Our executive compensation program is designed so that a significant portion of our executive officers’ compensation is ‘‘at risk’’ based on corporate performance, as well as equity-based to align the interests of our executives and stockholders.
❖ No Retirement Plans. We do not currently offer, nor do we have plans to provide, pension arrangements, or nonqualified deferred compensation plans or arrangements to our executive officers.
❖ Change-in-Control Arrangements. Under our Executive Change-in-Control and Severance Policy, our CEO, EVPs and SVPs are eligible to receive certain specified payments and benefits in the event of a constructive termination of employment in connection with a change-in-control of the Company (a double trigger arrangement).

❖ No Special Health or Welfare Benefits. Our named executive officers participate in broad-based company- sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

❖ Executive Officer Stock Ownership Requirement. Each of our named executive officers is required to acquire and retain an ownership interest in shares of our common stock, at least equal in value to six times his then-current base salary in the case of the CEO, and one times his or her initial base salary in the case of other named executive officers, by prescribed dates.

❖  No Perquisites. We generally do not provide any perquisites or other personal benefits to our named executive officers (although we provided limited housing reimbursements in connection with a foreign assignment in F2019).

❖ Multi-Year Vesting Requirements. The annual equity awards granted to our named executive officers generally vest or are earned over multi-year periods, consistent with current market practice and our retention objectives.
❖ No Tax Reimbursements. We do not provide any tax reimbursement payments (including ‘‘gross-ups’’) on any severance or change-in-control payments or benefits.
❖  Clawback. Our 2012 equity incentive plan includes a clawback provision allowing for the repayment of award proceeds earned by a plan participant if the Compensation Committee determines that the participant has intentionally committed an act of embezzlement, fraud, dishonesty, or breach of fiduciary duty during the Participant’s employment that contributed to an obligation to restate the Company’s financial statements.

Executive Compensation Program Objectives
We have designed our executive compensation program to achieve the following objectives:

•	attract, develop, motivate, and retain top talent and focus our executive officers on key business goals that enhance stockholder value;

•	ensure executive compensation is aligned with our corporate strategies and business objectives;

•	provide meaningful equity ownership opportunities to our executives to align their incentives with the creation of stockholder value;

•	ensure fairness among our executives by recognizing the contributions each individual makes to our success, as well as the compensation history and prior experience of each executive officer; and

•	provide an incentive for long-term continued employment with us.
To achieve these objectives, the Compensation Committee regularly evaluates our executive compensation program with the goal of setting compensation at levels it believes are aligned with our current financial and

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operational business objectives, as well as competitive with the pay of other companies with whom we compete for executive talent. A majority of the target total direct compensation opportunities of our named executive officers are incentive-based and, consequently, ‘‘at risk.’’ These opportunities include an annual cash bonus opportunity that may be earned based on the level of achievement as measured against pre-established performance goals related to the important financial objectives set forth in our annual operating plan. These opportunities also consist of long-term incentive compensation in the form of equity awards that are earned over time based on continued service and, in the case of PSUs subject to achievement of performance goals, which helps us retain our named executive officers and align their interests with those of our stockholders by allowing them to participate in our long-term success as reflected in stock price appreciation.
Compensation-Setting Process
Role of Compensation Committee
The Compensation Committee is responsible for overseeing our executive compensation program and all related policies and practices. The Compensation Committee operates pursuant to a formal written charter approved by our Board, which is available on our website at http://8x8.com/.
At least annually, the Compensation Committee reviews our executive compensation program and formulates recommendations for the consideration and approval by the Board of the various elements of our named executive officers’ compensation, as well as any employment arrangements with our named executive officers. In doing so, the Compensation Committee is responsible for ensuring that the compensation of our named executive officers is consistent with our executive compensation philosophy and objectives. The Compensation Committee also determines whether each compensation element provides appropriate incentives and motivation to our named executive officers and whether each such element adequately compensates our named executive officers relative to individuals holding comparable positions at the principal companies with which we believe we compete for executive talent.
The Compensation Committee meets regularly during the fiscal year both with and without the presence of our CEO and other named executive officers. The Compensation Committee also discusses compensation issues with our CEO (except with respect to his own compensation) and other members of the Board between its formal meetings.
Role of Named Executive Officers and Other Employees
The Compensation Committee receives support from our human resources department in designing our executive compensation program and analyzing competitive market practices. Our CEO also regularly participates in Compensation Committee meetings, providing management input on organizational structure, executive development, and financial analysis. Our CEO also develops and provides recommendations (except with respect to his own compensation) to the Compensation Committee regarding the cash and equity compensation for our named executive officers and other executives, including with regard to the use of incentive compensation to further our growth. Our CEO and other named executive officers are not present when their specific compensation arrangements are discussed.
Role of Compensation Consultant
In fulfilling its duties and responsibilities, the Compensation Committee has the authority to engage the services of outside advisers. In fiscal 2019, the Compensation Committee engaged Compensia to assist it with compensation matters. A representative of Compensia attended at least one meeting of the Compensation Committee during fiscal 2019, responded to inquiries from the Compensation Committee at meetings and throughout the fiscal year, and provided its analysis with respect to these inquiries.
The nature and scope of services provided to the Compensation Committee by Compensia in fiscal 2019 were as follows:

•	assisted in the review and updating of our compensation peer group;

•	analyzed the executive compensation levels and practices of the companies in our compensation peer group;

8x8, Inc. 2019 Proxy Statement	57

•	provided advice with respect to compensation best practices and market trends for named executive officers and directors;

•	assisted with the design of the short-term and long-term incentive compensation plans with appropriate performance goals and targets for our named executive officers and other executives; and

•	provided ad hoc advice and support throughout the year.
Compensia does not provide any services to us other than the services provided to the Compensation Committee. The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of the NYSE, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for the Compensation Committee.
Competitive Positioning
To attract and retain executives with the ability and the experience necessary to lead us and to deliver strong performance to our stockholders, we provide total direct compensation opportunities that are intended to be competitive with market practice. In connection with its annual review of our executive compensation program for fiscal 2019, the Compensation Committee, with the assistance of Compensia, revised the compensation peer group to generate competitive market data appropriate for comparison with our current size and industry focus.
For fiscal 2019, the compensation peer group was updated to account for acquisitions and to reflect changes in the size and scope of the Company as well as the peer companies. The criteria used to identify peer companies was generally consistent with our approach in prior years, and targeted software companies falling within a revenue range of 0.5x to 2.0x of revenue for our last four fiscal quarters at the time of the review and a market capitalization range of 0.3x to 3.0x of our market capitalization at the time of the review. The relevance of each peer company was evaluated taking into consideration both industry comparability as well as financial metrics, and companies are not required to meet all selection criteria for inclusion in the peer group. Our compensation peer group for fiscal 2019 consisted of the following companies:

Appfolio	Hubspot	RingCentral
Benefitfocus	MINDBODY	SPS Commerce
Blackline	New Relic	Twilio
Ellie Mae	Paylocity Holding	Zendesk
Five9	Q2 Holdings
Hortonworks	Quotient Technology
Executive compensation benchmarking also included survey data provided by Radford Surveys and Consulting, a business unit of Aon Hewitt Consulting, Inc. (‘‘Radford’’), from publicly-traded and privately-held technology companies with revenue levels comparable to ours. Radford did not provide compensation consulting services to the Compensation Committee during fiscal 2019.
Results of 2018 Stockholder Advisory Vote on Executive Compensation
Stockholders are provided the opportunity to cast an annual advisory vote on executive compensation (commonly known as a ‘‘Say on Pay’’ vote). At our 2018 Annual Meeting of Stockholders held on August 7, 2018, our stockholders indicated their support for the compensation of our named executive officers, with approximately 87% of the votes cast in favor of the proposal.
We believe that the outcome of the Say-on-Pay vote reflects our stockholders’ support of our compensation approach, specifically our efforts to attract, retain, and motivate our executive officers through a performance- oriented executive compensation program. The results of the Say-on-Pay vote were a significant factor in our decision not to make any significant design changes to the executive compensation program.

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We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers, including the named executive officers.
Fiscal 2019 Compensation Elements
The elements of our compensation program for our named executive officers during fiscal 2019 are summarized in the table below and discussed in more detail in the sections that follow.

Element	Description	Example
Fixed Annual Cash Compensation / Base Salary	This compensation element provides our named executive officers with a competitive level of fixed annual cash compensation.	Salary
Annual Cash Incentive Awards
This compensation element provides our executive officers with a competitive variable annual cash performance incentive opportunity designed to promote the development of a sustainable business model that will increase our financial strength and value.
Quarterly and annual bonus payments under the MIP.
Long-term Incentive Compensation
This compensation element provides our named executive officers with a competitive long-term incentive compensation opportunity in the form of equity awards designed to incentivize them to meet or exceed our long- term strategic goals, serve our retention objectives, and align the interests of our executive officers and stockholders.
RSU and PSU awards
Health and Welfare Benefits	This compensation element provides our named executive officers with competitive health and welfare benefits, as well as participation in an employee stock purchase and other employee benefit plans.	Medical, dental, vision, 401(k) Plan, ESPP
We believe that the total compensation opportunities provided to named executive officers for fiscal 2019 achieved the overall objectives of our executive compensation program.
Base Salary
Generally, the Compensation Committee reviews the base salaries of our executives, including the named executive officers, as part of its annual review of our executive compensation program and makes recommendations to the Board for adjustments to base salaries to take into account competitive market practices, corporate and individual performance from the prior fiscal year and promotions or changes in responsibilities. Typically, the Board sets the base salaries of our named executive officers at levels that are competitive with the market as reflected in our compensation peer group, after taking into consideration each individual named executive officer’s role and the scope of his or her responsibilities, his or her experience, and the base salary levels of the other executives.
On July 23, 2018, taking into consideration the findings of the competitive assessment provided by Compensia, the Compensation Committee determined to leave the base salaries of the named executive officers unchanged from the salary rates effective for fiscal 2018. The base salaries of Mr. Gatoff and Mr. Zinn were established in connection with their initial appointment to their roles with the Company. The base salary for Ms. Genovese was reduced in connection with the change in her role, from Chief Financial Officer to Managing Director of European Operations.

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Named Executive Officer	Fiscal 2018 Base Salary	Fiscal 2019 Base Salary	Percentage Adjustment
Mr. Verma	$490,000	$490,000	0%
Mr. Gatoff (1)	N/A	$375,000	N/A
Mr. Martin	$290,000	$290,000	0%
Mr. Deklich	$325,000	$325,000	0%
Mr. Zinn (1)	N/A	$360,000	N/A
Ms. Genovese (2)	$375,000	$290,000	-23%
Mr. Hakeman	$290,000	$290,000	0%

(1)	Mr. Gatoff and Mr. Zinn commenced employment on October 15, 2018 and September 24, 2018, respectively; the base salary above reflects their annual salary rate.

(2)	The salary for Ms. Genovese was reduced from $375,000 to $290,000 effective November 1, 2018 and in connection with a change in her role from CFO to Managing Director of European Operations.
Annual Cash Incentive Awards
Management Incentive Bonus Plan (MIP) Design
We use annual cash incentive awards to motivate and incentivize our named executive officers to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other goals. Consistent with our executive compensation philosophy, these annual cash incentive awards constitute a significant percentage of the target total direct compensation opportunity for our named executive officers. Typically, the Compensation Committee makes annual cash incentive awards pursuant to our MIP, which measures and rewards our named executive officers for our corporate and their individual performance over our fiscal year. This plan is designed to pay above-target amounts when we exceed our annual financial objectives and below-target amounts when we do not achieve these objectives.
Each year, the annual bonus targets and factors, as well as participants in the MIP are selected by the Compensation Committee, which acts as the plan administrator. Typically, all executives, including the named executive officers, participate in the MIP. In addition, the Compensation Committee may identify other key employees and contributors to participate in the MIP for each fiscal year.
The objective of the MIP each fiscal year is to promote our success by providing financial incentives to eligible employees who contribute to our overall success and achieve corporate and individual performance goals. The performance goals established under the MIP are designed to focus participants on current goals and strategies identified by the Board and senior management (such as revenue growth and product quality), and to complete individual objectives that support our overall business strategy. In the event the Company does not achieve minimum financial performance objectives for a particular period, the incentive awards for that period under the MIP would be zero.
Target Annual Cash Incentive Award Opportunities for F2019
The target annual cash incentive award opportunity for each of the named executive officers under the MIP is developed by the Compensation Committee, and approved by the Board, for each fiscal year and expressed as a percentage of his or her annual base salary. Typically, the Board sets the target annual cash incentive award opportunities for our named executive officers after considering the job function of each named executive officer, his or her expected contributions to us for the upcoming fiscal year, the recommendations of our CEO, and the competitive market.
For fiscal 2019, the target annual cash incentive award opportunities for our named executive officers were as follows:

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Named Executive Officer	Fiscal 2019 Earned Base Salary	Fiscal 2019 Target Annual Cash Incentive Award Opportunity (as a percentage of base salary)	Fiscal 2019 Target Annual Cash Incentive Award Opportunity (as a dollar amount)(1)
Mr. Verma	$490,000	100%	$490,000
Mr. Gatoff (1)	$171,875	60%	$103,125
Mr. Martin	$290,000	60%	$174,000
Mr. Deklich	$325,000	60%	$195,000
Mr. Zinn (1)	$186,923	50%	$93,205
Ms. Genovese(2)	$339,583	50%	$192,077
Mr. Hakeman	$290,000	50%	$145,000

(1)
Mr. Gatoff and Mr. Zinn commenced employment on October 15, 2018 and September 24, 2018, respectively; the base salary above reflects their salary earned during the portion of the year they were employed.

(2)	Fiscal 2019 salary and target bonus for Ms. Genovese reflects changes in her base salary (as described above) and target bonus opportunity (reduced from 60% to 50%) effective November 1, 2018.
F2019 Performance Objectives and MIP Structure
For fiscal 2019, the performance objectives for the MIP were developed by the Compensation Committee, after taking into consideration the recommendations of our CEO and CFO. Performance measurement for the fiscal 2019 MIP incorporated a mix of quarterly performance measures tied to individually assigned MBOs and corporate financial performance as well as annual corporate performance objectives.
The annual corporate performance objectives for the MIP in fiscal 2019 were net new monthly recurring revenue (“nMRR”) and recurring service revenue (“RSR”). The metrics were defined as follows for purposes of the MIP:

Metric	Metric Definition	Metric Weight
Net new monthly recurring revenue	The monthly service fees corresponding to orders of new services that have terms of at least 12 months and are booked without contingencies during the relevant fiscal period.	50%
Recurring service revenue	GAAP-based figure of service revenue plus revenue allocated in accordance with the guidance of ASC605-25, less any revenue acquired during the plan fiscal year (through acquisition, merger or business combination).	50%
The weighting of the target MIP opportunity for each NEO is illustrated in the table below:

Component	Q1	Q2	Q3	Q4	Fiscal Year	Total
Financial	10%	10%	10%	10%	20%	60%
Individual MBO	10%	10%	10%	10%	0%	40%
Total	20%	20%	20%	20%	20%	100%
At the beginning of fiscal 2019, our Compensation Committee approved nMRR and RSR goals for each quarterly performance as well as well as for the full fiscal year period. For each performance period, there would be no MIP payment for our NEOs if our nMRR achievement was less than 80% of target for the period. This funding gate applied to the portions of the bonus that could be earned based on our financial performance as well as the achievement of individual MBOs.

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The fiscal 2019 quarterly performance objectives for NEOs other than our CEO were individually-assigned MBOs, which were established at the beginning of each fiscal quarter. As previously stated, our CEO’s quarterly performance objectives were financial and were established at the beginning of the fiscal year. All MBOs were subject to review and approval by the Compensation Committee, and typically required achievement of specific goals tied to, for example, sales targets, customer retention, and operational improvements. Some MBOs were shared by more than one participant.
Achievement of the CEO’s quarterly MBOs was measured based on two objective financial measures: nMRR and RSR. MBOs are measured on a scale up to 140% and 120% of target for our CEO and other NEOs, respectively, for each quarterly performance period.
The RSR targets for each quarter of fiscal 2019 and for the full fiscal year are detailed below. We do not disclose nMRR targets or actual results as this is considered an internal measure and public disclosure of MRR targets or actual performance could result in competitive harm to us. nMRR and RSR targets are weighted equally for each quarterly and annual performance period. The threshold level of performance for each performance measure corresponds to a payout equal to 0% of target, the target level of performance measure corresponds to a payout equal to 100% of target, and the maximum level of performance corresponds to a payout equal to 150%. Payouts are interpolated on a linear basis for outcomes that fall between threshold, target and maximum. There is no payout for a particular measure if performance was below the threshold level of performance.

Performance Period	RSR (in millions)
	Threshold (95% of Target)	Target (100% of Target)	Max (105% of Target)
Q1	$71.9	$75.6	$77.9
Q2	$75.9	$79.9	$82.3
Q3	$80.9	$85.1	$87.7
Q4	$86.3	$90.9	$93.6
Fiscal 2019	$315.0	$331.6	$341.5
F2019 Performance and Incentive Compensation Payments
Our actual corporate performance for each fiscal quarter and for our full fiscal year is summarized below.

Performance Period	RSR Target (in millions)	RSR Achievement (in millions)	Attainment Score
Q1	$75.6	$76.8	101.60%
Q2	$79.9	$80.3	100.50%
Q3	$85.1	$85.4	100.30%
Q4	$90.9	$88.3	97.20%
Fiscal 2019	$331.6	$330.2	99.60%
Based on the Company's financial performance in relation to its RSR and nMRR targets and nMRR funding gate, and taking into consideration the achievement of individual MBOs during the fiscal year, the Compensation Committee determined that the named executive officers had earned annual cash incentive award payments based on the fiscal 2019 MIP targets as summarized in the table below:

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Named Executive Officers	Target Annual Incentive Award Opportunity(1)	MBO Achievement Percentage (2)	Financial Achievement Percentage (3)	Actual F2019 Total Incentive Award Payment(1)	Actual F2019 Incentive Award Payment as a Percentage of the Target Opportunity
Mr. Verma	$490,000	71.0%	45.8%	$101,472	20.7%
Mr. Gatoff	$103,125	36.0%	45.8%	$11,445	11.1%
Mr. Martin	$174,000	113.0%	45.8%	$53,224	30.6%
Mr. Deklich	$195,000	108.0%	45.8%	$56,372	28.9%
Mr. Zinn	$93,205	110.0%	45.8%	$27,991	30.0%
Ms. Genovese	$192,077	109.0%	45.8%	$54,723	28.5%
Mr. Hakeman	$145,000	108.0%	45.8%	$42,265	29.1%

(1)
Target and actual annual incentives reflect pro-rated values for Mr. Gatoff and Mr. Zinn based on their tenure during the fiscal year as well as salary and/or bonus target changes during the year for Ms. Genovese.

(2)
As described above, the maximum MBO achievement percentage for our CEO was 140% of target and for each of the other NEOs was 120% of target. The amount shown in this column for each NEO is the average of his or her MBO Achievement Percentages for each of the four fiscal quarters.

(3)
The percentage shown in this column for each NEO is the average of the Company's financial achievement percentage (which is a blend of RSR and nMRR performance) for each of the four fiscal quarters and the full fiscal year. For any period in which we failed to meet the nMRR funding gate, the financial achievement percentage was valued at zero for purposes of this calculation.

Payment of Incentive Awards in Stock in Lieu of Cash
The 2019 MIP allowed participants to elect to receive payment of some or all incentive awards in the form of shares of our common stock (in lieu of cash), when authorized by the Committee at its discretion.
For amounts earned in fiscal 2019, the Compensation Committee offered all of our senior vice presidents and executive vice presidents the opportunity to receive payment in the form of common stock. The number of shares of common stock was to be calculated by dividing the dollar value of the award amount, by the closing price of a share our common stock on the award payment date (approximately one week after the date on which the elections were required to be made).
Five of our NEOs elected to receive incentive awards in stock as set forth below:

Named Executive Officers	Earned MIP Value Delivered in Shares	Number of Shares of Common Stock Issued in Lieu of Cash Bonus Payment
Mr. Verma	$101,472	5,449
Mr. Deklich	$31,750	1,847
Mr. Zinn	$2,235	130
Ms. Genovese	$54,723	2,840
Mr. Hakeman	$23,602	1,373
Long-Term Incentive Compensation
Our long-term incentive compensation consists of equity awards in the form of time-based RSU awards for shares of our common stock and PSU awards for shares of our common stock to ensure that named executive officers have a continuing stake in our long-term success.
Typically, we grant these equity awards to our named executive officers during the second or third fiscal quarter of the fiscal year in connection with our annual performance reviews and, initially, when the individual is hired. In determining the size of the long-term incentive compensation awards, the Compensation Committee considers our performance against our long-term strategic plan, each individual named executive officer’s role and responsibilities, his or her performance against his or her performance objectives and expected future

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contributions, market data concerning comparative long term incentive compensation levels, the extent to which the shares of our common stock subject to previously-granted equity awards are vested, and the recommendations of our CEO. Generally, all equity awards are subject to the recipient’s continuous employment or other association (referred to as ‘‘continuous service’’) with us for a stated vesting period.
Based on the factors and analysis described above, the Compensation Committee determined the dollar value of fiscal 2019 long term incentive compensation for each named executive officer and then converted this value into a number of shares of our common stock to be covered by the awards based on our trailing average 30-day stock price and applying Monte Carlo valuation to the PSUs. Approximately 60% of the value of the CEO’s fiscal 2019 long-term incentive compensation was allocated to Relative TSR PSUs and 40% was allocated to RSUs. The total long-term incentive compensation value awarded to the other named executive officers was allocated approximately 50% to PSUs, and 50% to RSUs.
During fiscal 2019, the Board approved awards of RSUs and PSUs to our named executive officers as set forth in the following table. Other than in the cases noted, these equity awards were granted on October 23, 2018. These awards were determined based on the Board's and Compensation Committee's consideration of the above-described factors.

Named Executive Officer	Restricted Stock Unit Awards (number of shares granted)	Performance Stock Unit Awards - Relative TSR Performance (number of shares granted)	Aggregate Grant Date Fair Value of Equity Awards
Mr. Verma	98,039	147,058	$4,492,628
Mr. Gatoff (3)	71,232	78,431	$2,743,323
Mr. Martin	12,254	12,254	$449,232
Mr. Deklich	44,117	44,117	$1,617,329
Mr. Zinn (3)	36,336	34,313	$1,294,996
Ms. Genovese	0	0	$0
Mr. Hakeman	14,705	14,705	$539,085

(1)	The number of RSUs in the table above excludes shares granted in lieu of cash incentives earned under the MIP.

(2)
The target grant date value of equity awards includes the value of relative TSR PSUs based on the closing price of our common stock on the date of grant; this value differs from the value reported in our Summary Compensation Table, which reflects the accounting grant date fair value of the award using the methodology required under FASB ASC 718 accounting standards.

(3)	Equity awarded to Mr. Gatoff and Mr. Zinn reflects new hire compensation awarded to them in connection with the commencement of their employment with the Company in fiscal 2019.
The RSUs vest over a three year period, with one-third (1/3) vesting on the first anniversary and the remainder vesting in eight quarterly installments, subject to the recipient’s continuous service with us. The PSU awards were granted subject to the following terms and conditions:

•
50% of the shares covered by the PSU awards are eligible to be earned on October 23, 2020 and the other half are eligible to be earned on October 23, 2021, in each case subject to our TSR relative to the Russell 2000 Index during the period from the grant date through the respective performance dates.

•
A 2x multiplier will be applied to the TSR for each percentage point of positive or negative relative TSR, such that the number of shares earned will increase or decrease by 2% of the target number of shares, subject to a maximum payout equal to 200% of the target number of shares granted. In the event our TSR is below negative 30% relative to the Russell 2000 Index, no shares will be earned for the applicable performance period.

Executive Stock Ownership Guidelines
Our NEOs are required to acquire and retain an ownership interest in shares of our common stock, equal in value to six times his then-current base salary in the case of the CEO, and one times his or her initial base salary in the case of other named executive officers, by certain prescribed dates (generally within five years of

8x8, Inc. 2019 Proxy Statement	64

the employee’s start date). Shares counted for this purpose include all shares acquired and held by the NEO, regardless of how acquired, but do not include shares issuable pursuant to unvested RSUs and PSUs.
As of June 15, 2019, four of our NEOs - Mr. Verma, Mr. Martin, Ms. Genovese and Mr. Hakeman - were subject to the minimum requirements, and each of them held a sufficient number of shares to satisfy those minimum requirements, if they had been applied as of such date. Our remaining NEOs are accumulating ownership and are expected to satisfy their ownership requirement within the five-year time horizon corresponding to their start date.
Health, Welfare, and Other Benefits
We offer health and welfare benefits to our employees, including our executive officers, that are designed to be competitive with overall market practices and to attract, retain, and motivate the talent needed by us to achieve our strategic and financial goals. All United States salaried employees, including our named executive officers, are eligible to participate in our Section 401(k) plan, health care coverage, life insurance, disability, paid time-off, and paid holidays.
In addition, we provide our employees, including our named executive officers, with the opportunity to purchase discounted shares of our common stock under our employee stock purchase plan, which is intended to be a qualified plan under Section 423 of the Internal Revenue Code.
Perquisites and Other Personal Benefits
Currently, although we do not have a formal policy relating to perquisites and other personal benefits, we do not view them them ts as a significant component of our executive compensation program. During fiscal 2019, we agreed to reimburse one of our named executive officers, Ms. Genovese, for housing costs she incurred during her assignment in the United Kingdom (up to a specified dollar limit), as described in more detail below under "Employment Agreements."
Except for this arrangement with Ms. Genovese, during fiscal 2019 we did not provide any perquisites or other personal benefits to our named executive officers.
In the future, we may provide other perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual named executive officer in the performance of his or her duties, to make our named executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.
Tax and Accounting Considerations
Section 162(m) of the Code generally disallows a deduction for federal income tax purposes to any publicly-traded corporation for any remuneration in excess of $1 million paid in any taxable year for certain executive officers. Generally, remuneration in excess of $1 million may be deducted, however, if, among other things, it qualifies as ‘‘performance-based compensation’’ within the meaning of the Code. The Tax Cuts and Jobs Act repealed the performance-based exception to the deduction limit for remuneration that is deductible in tax years commencing after December 31, 2017. However, certain remuneration is specifically exempt from the deduction limit under a transition rule to the extent that it is ‘‘performance-based’’ as defined in Section 162(m) of the Code and subject to a ‘‘written binding contract’’ in effect as of November 2, 2017 that is not later modified in any material respect.
The Compensation Committee periodically reviews the impact of Section 162(m) on the various elements of our executive compensation program. Further, the Compensation Committee believes that, at this time, achieving our compensation objectives is more important than the benefit of tax deductibility. Consequently, the Compensation Committee has, from time to time, awarded incentive compensation that is not exempt from the deduction limit of Section 162(m). Nevertheless, when not inconsistent with these objectives, the Compensation Committee has endeavored to award compensation intended to be deductible for federal income tax purposes. Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) of the Code and the regulations issued thereunder, including the uncertain scope of the transition relief under the Tax Cuts

8x8, Inc. 2019 Proxy Statement	65

and Jobs Act, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) of the Code in fact will.
Accounting for Stock-Based Compensation
The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (‘‘ASC Topic 718’’), the standard which governs the accounting treatment of stock-based compensation awards.
ASC Topic 718 requires us to compute and recognize in our consolidated statement of operations all share-based payments to employees, including grants of options to purchase shares of our common stock and restricted stock unit awards for shares of our common stock to our executive officers and other employees, based on their fair values. ASC Topic 718 also requires us to recognize the compensation cost of these share-based payment awards in our income statements over the period that an award recipient is required to render service in exchange for the option or other award (which, generally, will correspond to the award’s vesting schedule).

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REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019.
THE COMPENSATION COMMITTEE

Eric Salzman, Chairman
Ian Potter
Jaswinder Pal Singh
Todd Ford

SUMMARY COMPENSATION TABLE
The following table sets forth certain summary information for the fiscal year indicated with respect to the compensation earned by each of the named executive officers.

Name and Principal Position	Fiscal Year	Salary	Bonus (1)(2)	Stock Awards(3)(4)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation	Total
Vikram Verma	2019	$490,000	$—	$4,594,118	$—	$4,538	$5,088,656
Chief Executive Officer	2018	$490,000	$—	$4,098,462	$165,708	$4,449	$4,758,619
	2017	$490,000	$—	$3,923,898	$558,275	$4,449	$4,976,622

Steven Gatoff (5)	2019	$171,875	$45,000	$2,743,323	$11,445	$3,543	$2,975,186
Chief Financial Officer

Bryan R. Martin	2019	$290,000	$—	$449,232	$53,224	$4,328	$796,784
Chairman, Chief	2018	$290,000	$82,374	$512,410	$74,124	$4,449	$963,357
Technology Officer	2017	$290,000	$—	$765,303	$135,762	$4,071	$1,195,136

Dejan Deklich	2019	$325,000	$—	$1,649,079	$24,633	$3,578	$2,002,290
Chief Product Officer	2018	$316,667	$104,591	$768,554	$52,763	$3,630	$1,246,205
	2017	$40,909	$—	$699,371	$—	$79	$740,359

Matthew Zinn (6)	2019	$186,923	$—	$1,297,231	$25,762	$874	$1,510,790
SVP, General Counsel,
Chief Privacy Officer &
Secretary

Mary Ellen Genovese (7)	2019	$339,583	$—	$54,753	$—	$49,872	$444,208
Managing Director	2018	$367,500	$128,685	$1,844,375	$77,472	$5,709	$2,423,741
European Operations	2017	$345,000	$—	$1,416,966	$201,723	$5,709	$1,969,398

Darren Hakeman	2019	$290,000	$—	$562,687	$18,665	$3,866	$875,218
SVP, Strategy, Analytics &	2018	$290,000	$84,303	$768,554	$44,399	$3,945	$1,191,201
Corporate Development	2017	$290,000	$—	$765,303	$125,939	$3,945	$1,185,187
___________________________

(1)
The amounts listed in the "Bonus" column for fiscal year 2018 correspond to unearned bonuses paid under the fiscal year 2018 Management Incentive Bonus Plan. The rationale for, and special circumstances behind these payments are discussed in pages 41 to 45 of the Proxy Statement for our 2018 Annual Meeting.

(2)	The amount reported in this column for Mr. Gatoff in fiscal 2019 corresponds to a signing bonus.
(3)
During fiscal years 2018 and 2019, amounts earned under the MIP were in some cases settled by the issuance of fully-vested shares of our common stock rather than payment of cash to our NEO's. The number of shares of common stock was determined based on the per share closing price of our common stock on the payment date. Earned amounts paid to the NEOs under the MIP for fiscal 2018 are reported under the "Non‐Equity Incentive Plan Compensation" column of this table, even if settled in stock, because the F2018 MIP did not by its terms contemplate stock settlement. Earned amounts paid to the NEOs under the MIP for fiscal 2019 are reported under the "Stock Awards" column of this table, if settled in stock, because the MIP was amended in May 2018 to expressly authorize stock settlement.

68	8x8, Inc. 2019 Proxy Statement

(4)
The amounts reported in this column represent the aggregate grant date fair value of all stock awards computed in accordance with FASB ASC Topic 718, are based upon the probable outcome of any applicable performance conditions, exclude the impact of estimated forfeitures related to service-based vesting conditions and are consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718. The stock awards may include for each NEO any or all of the following: (a) restricted stock unit (RSU) awards; (b) performance unit (PSU) awards; and (c) awards of fully-vested shares of stock as payments (in lieu of cash) of amounts earned under our MIP during fiscal 2019. For RSUs, PSUs and stock grants, fair value is computed by multiplying the total number of shares subject to the award (or target number, in the case of PSUs) by the closing price of our common stock on the date of the grant. For a more detailed discussion of the assumptions used to calculate the fair value of our stock awards, refer to note 1 to the consolidated financial statements contained in our 2019 Annual Report on Form 10‐K for our fiscal year ended March 31, 2019. The maximum values of the PSU awards we granted in fiscal 2019 are as follows: Mr. Verma—$5.4 million; Mr. Gatoff—$2.9 million; Ms. Genovese—not applicable; Mr. Deklich—$1.6 million; Mr. Martin—$0.4 million; Mr. Zinn—$1.3 million; and Mr. Hakeman—$0.5 million.

(5)
Steven Gatoff began his employment with us on October 15, 2018 as Special Advisor to the CEO and became our Chief Financial Officer on November 1, 2018. The information in this table includes compensation earned by him prior to his appointment as CFO. Mr. Gatoff’s annualized salary for fiscal year 2019 was $375,000.

(6)	Matthew Zinn began his employment with us on September 24, 2018. Mr. Zinn’s annualized salary for fiscal year 2019 was $360,000.
(7)
Mary Ellen Genovese served as our Chief Financial Officer during fiscal year 2019 until November 1, 2018, when she was appointed Managing Director, European Operations. Her annualized salary as CFO was $375,000 and as Managing Director was $290,000 during fiscal year 2019. The information in this table includes compensation earned by Ms. Genovese in both capacities during fiscal year 2019. The amount reported in the "Other Compensation" column for fiscal 2019 includes $41,423 paid to reimburse Ms. Genovese for her housing costs during her U.K. assignment, as described in more detail below under "Employment Agreements".

69	8x8, Inc. 2019 Proxy Statement

FISCAL 2019 GRANTS OF PLAN-BASED AWARDS TABLE
The following table sets forth certain information regarding plan-based awards granted to the named executive officers during the fiscal year ended March 31, 2019.

								All Other Stock Awards Number of shares of stock or Units(4)	Grant Date Fair Value of Stock and Option Awards(5)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)
Name	Grant Date (3)	Threshold	Target	Maximum	Threshold	Target	Maximum
Vikram Verma	—	—	490,000	735,000
	05/31/2019							1,127	$27,195
	10/31/2018							4,332	74,295
	10/23/2018				—	147,058	294,116		2,695,573
	10/23/2018							98,309	1,797,055
Steven	—	—	103,125	154,688
Gatoff	10/23/2018				—	78,431	156,862	—	1,437,640
	10/23/2018							71,232	1,305,683
Bryan	—	—	174,000	261,000
Martin	10/23/2018				—	12,254	24,508		224,616
	10/23/2018							12,254	224,616
Dejan	—	—	195,000	292,500
Deklich	10/31/2018							1,847	31,750
	10/23/2018				—	44,117	88,234		808,665
	10/23/2018							44,117	808,665
Matthew	—	—	93,205	139,808
Zinn	10/31/2018							130	2,235
	10/23/2018				—	34,313	68,626		628,958
	10/23/2018							3,516	64,448
	10/23/2018							32,820	601,591
Mary Ellen	—	—	192,077	288,115
Genovese	05/31/2019							855	20,631
	10/31/2018							1,985	34,122
Darren	—	—	145,000	217,500				—	—
Hakeman	10/31/2018							1,373	23,602
	10/23/2018				—	14,705	29,410		269,543
	10/23/2018							14,705	269,543

(1)
The amounts reported in the ‘‘Estimated Possible Payouts under Non-Equity Incentive Plan Awards’’ column represent the total annual bonuses that could have been earned by each named executive officer under our Management Incentive Bonus Plan, or MIP, for fiscal 2019, assuming payment in cash of all earned amounts. All amounts actually earned by each named executive officer with respect to fiscal 2019 have been paid out, either in cash or fully-vested shares of stock, at the NEO's election, in accordance with the MIP. For a more detailed discussion of the ଁfiscal 2019 MIP, see ‘‘Compensation Discussion and Analysis -Annual Cash Incentive Awards’’ above.

(2)
The amounts reported in the ‘‘Estimated Future Payments under Equity Incentive Plan Awards’’ column represent the number of shares of our common stock subject to performance-based restricted stock unit awards, or PSUs, granted to the named executive officers during fiscal 2019. Such awards may, in the discretion of the Compensation Committee, include the right to the equivalent of any dividends on the shares of common stock covered by the award; provided, however, any such dividends would be paid only if and when the awards vest. The number of shares that can be earned pursuant to the awards ranges from zero to two times the number of shares listed in the ‘‘Target’’ column, depending on the performance of our common stock in relation to the Russell 2000 during the relevant performance period (which generally runs from the date of grant until the second or third anniversary of such date). The performance conditions and other terms applicable to these PSU awards are described in more detail under ‘‘Compensation Discussion and Analysis-Long-Term Incentive Compensation’’ above.

(3)
Awards granted on October 23, 2018 for each NEO include restricted stock units (reported under the "All Other Stock Awards--Number of shares of stock or units" column) and PSUs (reported under the Estimated Future Payouts Under Equity Incentive Plan Awards (#)" column). Awards granted on October 31, 2018 or May 31, 2019 for each NEO include awards of fully-vested shares of stock, issued as payment (in lieu of cash) of amounts earned under our MIP, based on the NEO's election, in accordance with the MIP. The awards

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granted on October 31 and May 31 were approved by the Compensation Committee of our Board on October 22, 2018 and May 6, 2019, respectively; the number of shares was to be determined based on the closing price of our common stock on October 31 and May 31, respectively; and the awards were to be granted effective as of October 31 or May 31, as applicable, subject to the NEO's continued employment as of such dates.

(4)
The shares reported in this column include: (a) shares issuable upon vesting of time-based RSU awards that vest over a period of three years from the date of grant, with 33.3% of the shares vesting on the first anniversary of grant and the remaining 66.7% vesting in equal quarterly installments over the next two years, subject to the recipient’s continued employment or other qualifying association with the Company (in the case of awards granted on October 23, 2018); and (b) shares issued in lieu of cash payments under our MIP for fiscal 2019 for amounts earned by the named executive officer with respect to fiscal 2019 (in the case of awards granted on October 31, 2018 or May 31, 2019).

(5)
Represents the aggregate grant date fair value of the stock-based compensation awards granted to the named executive officers during fiscal 2019, excluding the impact of estimated forfeitures related to service-based vesting conditions, as computed in accordance with ASC 718. For PSUs, fair value is computed by multiplying the target number of shares subject to the award by the closing price of our common stock on the date of the grant.

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FISCAL 2019 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
The following table sets forth certain information concerning outstanding equity awards held by the named executive officers at March 31, 2019.

	Option Awards					Stock Awards: Equity Incentive Plan Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)

						Number of Shares of Stock That Have Not Vested		Market Value of the Number of Shares of Stock That Have Not Vested
				Option Exercise	Option Expiration

Name	Exercisable (1)	Unexercisable (1)(2)		Price	Date	(#)(2)		($)(3)
Vikram Verma	75,000	—		$4.26	1/19/2022	—		—
	300,000	—		$9.70	9/9/2023	—		—
	—	—		—	—	39,604	(4)	$800,001
	—	—		—	—	59,276	(5)	$1,197,375
	192,624	—		$6.86	10/21/2024	—		—
	—	—		—	—	53,058	(6)	1,071,772
	—	—		—	—	147,696	(7)	$2,983,459
	—	—		—	—	90,093	(8)	$1,819,879
	—	—		—	—	147,058	(9)	$2,970,572
	—	—		—	—	98,039	(10)	$1,980,388

Steven Gatoff	—	—		—	—	71,232	(10)	$1,438,886
	—	—		—	—	78,431	(9)	$1,584,306
Byran Martin	200,000	—		$5.87	8/21/2022	—		—
	84,864	—		$9.74	9/17/2023	—		—
	54,176	—		$6.86	10/21/2024	—		—
	—	—		—	—	9,282	(4)	$187,496
	32,486	4,642	(15)	$8.15	9/22/2025	—		—
	—	—		—	—	12,896	(6)	$260,499
	—	—		—	—	4,804	(5)	$97,041
	—	—		—	—	4,804	(14)	$97,041
	—	—		—	—	14,079	(8)	$284,396
	—	—		—	—	15,388	(7)	$310,838
	—	—		—	—	12,254	(9)	$247,531
	—	—		—	—	12,254	(10)	$247,531

Dejan Deklich	—	—		—	—	24,422	(12)	$493,324
	—	—		—	—	18,226	(13)	$368,165
	—	—		—	—	21,117	(8)	$426,563
	—	—		—	—	23,080	(7)	$466,216
	—	—		—	—	44,117	(9)	$891,163
	—	—		—	—	44,117	(10)	$891,163

8x8, Inc. 2019 Proxy Statement	72

Matthew Zinn	—	—		—	—	3,516	(11)	$71,023
	—	—		—	—	34,313	(9)	$693,123
	—	—		—	—	32,820	(10)	662,964
Mary Ellen Genovese	—	—		—	—	13,923	(4)	$281,245
	15,663	—		$7.52	7/22/2024	—		—
	—	—			—	23,950	(6)	$483,790
	—	—		—	—	17,838	(5)	$360,328
	168,777	—		$6.86	10/21/2024	—		—
	—	—		—	—	50,676	(8)	$1,023,655
	—	—		—	—	55,388	(7)	$1,118,838
	48,730	6,962	(15)	$8.15	9/22/2025	—		—

Darren Hakeman	150,000	—		$9.70	9/9/2023	—		—
	—	—		—	—	9,282	(4)	$187,496
	108,352	—		$6.86	10/21/2024	—		—
	—	—		—	—	12,896	(6)	$260,499
	—	—		—	—	4,804	(5)	$97,041
	—	—		—	—	4,804	(14)	$97,041
	32,486	4,642	(15)	$8.15	9/22/2025	—		—
	—	—		—	—	21,117	(8)	$426,563
	—	—		—	—	23,080	(7)	$466,216
	—	—		—	—	14,705	(9)	$297,041
	—	—		—	—	14,705	(10)	$297,041

(1)	Each outstanding stock option has a 10-year term from the grant date.
(2)	The vesting of any unvested equity awards is subject to the recipient’s continuous service.
(3)
The market value of unvested stock awards is calculated by multiplying the number of unvested stock awards held by the applicable named executive officer by the closing market price of our common stock on the New York Stock Exchange on March 31, 2019.

(4)	Restricted stock unit (RSU) awards granted September 22, 2015. 1/4th of the total number of shares subject to the original award vest annually on each grant date anniversary .
(5)
Performance units (PSU) awards granted September 20, 2016. Number of shares shown is the number that would be earned at target. Between 0% and 200% of the target number of shares may be earned, based on total shareholder return (TSR) of our stock over a performance period ending September 20, 2019 relative to the Russell 2000 Index (^RUT). The terms and conditions applicable to performance share unit awards of the type referenced in this footnote are described in more detail above under ‘‘Executive Compensation - Long-Term Incentive Compensation."

(6)	RSU award granted September 20, 2016. 1/4th of the total number of shares vest annually on each grant date anniversary.
(7)
PSU awards granted September 19, 2017. Number of shares shown is the number that would be earned at target. Between 0% and 200% of the target number of shares may be earned, based on total shareholder return (TSR) of our stock over over performance periods ending September 19, 2019 and September 19, 2020 relative to the Russell 2000 Index (^RUT). The terms and conditions applicable to performance share unit awards of the type referenced in this footnote are described in more detail above under ‘‘Executive Compensation - Long-Term Incentive Compensation.’’

(8)	RSU award granted September 19, 2017. 1/4th of the total number of shares vest annually on each grant date anniversary.
(9)
PSU award granted October 23, 2018. Number of shares shown is the number that would be earned at 100%. Between 0% and 200% of the target number of shares may be earned, based on total shareholder return (TSR) of our stock over performance periods ending October 23, 2020 and October 23, 2021 relative to the Russell 2000 Index (^RUT). The terms and conditions applicable to performance share unit awards of the type referenced in this footnote are described in more detail above under ‘‘Executive Compensation - Long-Term Incentive Compensation.’’

(10)
RSU award granted October 23, 2018. Vests over three years, with 1/3rd of the total number of shares vesting on the grant date anniversary, and 1/8th of the remaining shares vesting quarterly thereafter.

(11)	RSU award granted October 23, 2018. 100% of the shares vest on the first grant date anniversary.
(12)	RSU award granted March 20, 2017. 1/4th of the total number of shares vest annually on the grant date anniversary until all of the options have vested.
(13)
PSU award granted March 20, 2017. Number of shares shown is the number that would be earned at 100%. Between 0% and 200% of the target number of shares may be earned, based on total shareholder return (TSR) of our stock over performance period ending March 20, 2020 relative to the Russell 2000 Index (^RUT). The terms and conditions applicable to performance share unit awards of the type referenced in this footnote are described in more detail above under ‘‘Executive Compensation - Long-Term Incentive Compensation.’’

(14)
PSU award granted September 26, 2016. Number of shares shown is the number that would be earned at 100%. Between 0% and 200% of the target number of shares may be earned, based on total shareholder return (TSR) of our stock over performance periods ending September 20, 2019 relative to the Russell 2000 Index (^RUT). The terms and conditions applicable to performance share unit awards of the type referenced in this footnote are described in more detail above under ‘‘Executive Compensation - Long-Term Incentive Compensation.’’

(15)	Stock options granted September 22, 2015. 1/48th of the total number of shares subject to the original stock options vest monthly.

8x8, Inc. 2019 Proxy Statement	73

FISCAL 2019 OPTION EXERCISES AND STOCK VESTED TABLE
The following table presents, for each of the named executive officers, the number of shares of common stock acquired upon the exercise of stock options and the vesting of stock awards during the fiscal year ended March 31, 2019, and the aggregate value realized upon the exercise or vesting of such awards.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)(1)	(#)	($)(2)
Vikram Verma	—	—	433,849	9,034,490
Steven Gatoff	—	—	—	—
Bryan Martin	—	—	64,808	1,336,989
Dejan Deklich	—	—	51,670	1,040,933
Matthew Zinn	—	—	130	2,235
Mary Ellen Genovese (3)	39,356	447,454	113,948	2,381,811
Darren Hakeman(3)	—	—	55,996	1,183,932

(1)
The value realized has been calculated by multiplying the number of shares acquired upon exercise by the difference between the exercise price and the closing market price of our common stock on the date of exercise.

(2)	The value reported is the closing market price of a share of our common stock on the NYSE on the date of vesting multiplied by the number of shares that vested on that date.

(3)	Ms. Genovese and Mr. Hakeman were not officers of 8x8 as of March 31, 2019.

74	8x8, Inc. 2019 Proxy Statement

EMPLOYMENT ARRANGEMENTS
We extended written employment offer letters to all of our named executive officers when they joined us as employees. The material terms of each employment offer letter were approved by the Board, in most cases, based on the recommendation of the Compensation Committee. Each of our named executive officers other than Ms. Genovese is also subject to our Executive Change-in-Control and Severance Policy, as described below in more detail. In addition, our named executive officers are subject to other general employment policies and procedures and other policies adopted from time to time by the Board, including our Code of Business Conduct and Ethics. Each named executive officer's offer letter specifies that his or her employment is‘‘at will," and each named executive officer is entitled to standard benefits, including the right to participate in medical, dental and vision plans, life insurance, long-term disability, and paid time-off.
Mr. Verma has agreed by the fifth anniversary of his employment commencement date to acquire and retain an ownership interest in our common stock which is equal in value to six times the amount of his then-current base salary, or approximately $2.9 million based on his salary during our 2019 fiscal year. As of the date of this proxy statement, Mr. Verma has met this requirement. Each of our other named executive officers has agreed by the fifth anniversary of his or her employment commencement date to acquire and retain an ownership interest in our common stock which is equal in value to one times the amount of his or her then-current base salary. As of the date of this proxy statement, Mr. Martin, Ms. Genovese and Mr. Hakeman were each subject to, and have each satisfied, this requirement. None of our other named executive officers has yet reached the fifth anniversary of his or her employment commencement date.
In October 2018 we entered into a revised offer letter with Ms. Genovese in connection with the change in her role, as described in more detail below.

8x8, Inc. 2019 Proxy Statement	75

Indemnification Arrangements
We have entered into indemnification agreements with each of our current and former directors and the members of our executive management team, including our named executive officers, in addition to the indemnification provided for in our certificate of incorporation and by-laws and the 2017, 2013, 2012 and 2006 Stock Plans. Such indemnification agreements require us to indemnify the directors and executive officers to the fullest extent permitted by Delaware law. These agreements, among other things, provide for indemnification of our directors and executive officers for any expenses, including attorneys’ fees, judgments, fines, penalties and settlement amounts reasonably incurred by any such person in connection with any threatened, pending or completed action, suit or proceeding, including any action by or in the right of the Company, arising out of such person’s services as a director or executive officer.

76	8x8, Inc. 2019 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
Executive Change-in-Control and Severance Policy
Each of our named executive officers, other than Ms. Genovese (whose benefits are discussed below), is subject to the Executive Change-in-Control and Severance Policy, as adopted by our Board in October 2017 and amended effective January 1, 2019. With limited exceptions, the Policy is the sole document governing all aspects of benefits payable to or realizable by the six named executive officers eligible to receive benefits under it.
Under the Policy, each named executive officer is entitled to specific benefits upon the following events:

•	a change-in-control;

•	a constructive termination in connection with a change-in-control; and

•	a constructive termination not in connection with a change-in-control
The benefits payable to or realizable by each of our named executive officers in connection with each of the above scenarios, if any, depends on the "tier" to which they are assigned. The Policy provides for three tiers, corresponding to, respectively, (1) the CEO, (2) executive vice presidents and (3) senior vice presidents.
The table below sets forth the benefits payable to or realizable by the named executive officers in each of the three scenarios above. "Severance" as used in the column headings refers only to the constructive termination scenario, where a named executive officer is terminated without cause or resigns for good reason.
As the table indicates, the Policy does not provide for any ‘‘single trigger’’ change-in-control benefits.

	Change-in-Control Benefits	Change-in-Control Severance Benefits	Severance Benefits
TSR Performance-Based Equity Awards	None(1)	100% acceleration for shares for which performance criteria are deemed satisfied as Change-in- Control benefit.	None.
Time-Based Equity Awards	None.	100% acceleration.(2)	• CEO: 12 months acceleration. • EVPs & SVPs: None.
Cash	None.	• CEO: 100% of base salary + 100% target bonus. • EVPs & SVPs: 100% of base salary + 0% of target bonus.	Percentage indicated below of base salary + prorated % of earned bonus: • CEO - 150% • EVP - 100% • SVP - 75%
Benefits	None.	Continuing medical and other benefits for 12 months after date of termination	Continuing medical, life insurance and other benefits for the following post-termination periods: • CEO - 18 months • EVP - 12 months • SVP - 9 months

(1)
The Policy provides for performance to be assessed at the time of the change-in-control (i.e., as if the date of the change-in-control were the last day of the performance period). Any time-based service vesting conditions continue to apply after the change-in-control.

8x8, Inc. 2019 Proxy Statement	77

(2)
The Policy provides that, in the event that the change-in-control occurs within 12 months of the executive’s employment start date, only 50% of the shares subject to the award shall vest. However, none of the named executive officers is subject to this limitation, due either to the NEO having been employed more than 12 months or the restriction having been expressly waived in the NEO's offer letter.

The Policy is the exclusive source of severance payments and benefits for the six eligible named executive officers. Our executive officers are not eligible to receive any severance payments or benefits for any termination of employment other than a constructive termination or upon death or disability.
Arrangement with Ms. Genovese
In connection with the change in her position from CFO to Managing Director, European Operations, we entered into an amended offer letter with Ms. Genovese which provides for the following, among other terms:

•	Ms. Genovese agreed to serve as Managing Director, European Operations until October 31, 2019;

•	She will be paid an annualized salary of $290,000.

•	She will continue to be eligible to participate in the Company's Management Incentive Plan while she remains a full-time employee, with a reduced target annual bonus of 50% of her annual base salary

•	She will be entitled to receive up to $90,000 as reimbursement of housing costs incurred while living in the UK.
The amended offer letter further provides that, in the event that she is subject to an involuntary termination prior to October 31, 2019, including due to a Change-in-Control, then (1) all of her unvested RSU awards that would have vested between her termination date and October 31, 2019 will immediately vest to the extent they would have vested had she remained an employee through such date; and (2) with respect to any portion of her outstanding PSUs that have a performance period that would have ended between her termination date and October 31, 2019, the performance period will instead be deemed to have ended on her termination date, and she will receive shares of stock based on TSR performance through her termination date (for more information on the terms of our PSU awards, see the discussion above under "Long Term Incentive Compensation within the Compensation Discussion and Analysis." These are the sole benefits that may be paid to or realized by Ms. Genovese in connection with a separation prior to October 31, 2019 or a change-in-control. She ceased to be a participant in our Executive Change-in-Control and Severance Policy as of November 1, 2018.
Potential Payments
The tables below quantify the potential payments and other benefits that would be received by our named executive officers under the Executive Severance Policies upon (a) a constructive termination of employment in connection with a change-in-control and (b) a constructive termination of employment not in connection with a change-in-control or upon death or disability at any time. The calculations assume:

•	that the triggering event took place on March 29, 2019, the last business day of our last completed fiscal year, and

•
the closing price of our common stock on the NYSE as of March 29, 2019 was the value of the consideration paid for each share of our common stock in the change-in-control, which we refer to as the "Transaction Price," for purposes of determining the satisfaction of performance requirements under their outstanding PSU awards.

As described above, the occurrence of a change-in-control would not by itself result in any payment or the provision of any benefits to a named executive officer. However, the satisfaction of the performance targets under the named executive officer’s PSU awards will be determined as of the date of such change-in-control, based on the Transaction Price. The shares subject to such PSU awards will be deemed earned as of such date to the extent the performance targets as computed on this basis have been satisfied, but the awards will remain subject to any remaining service, or time-based vesting, requirements, unless and until the employment of the named executive officer is terminated in connection with the change-in-control.

8x8, Inc. 2019 Proxy Statement	78

Scenario #1: Constructive Termination In Connection With a Change-in-Control

Name	Cash Severance Payment	Bonus Payment	Value of Accelerated Stock Awards(1)	Acceleration of Stock Options Unvested(2)	Health Care and Miscellaneous Benefits(3)	Total Payout

Vikram Verma	$490,000	$490,000	$15,657,709	$—	$98,658	$16,736,367

Steven Gatoff	$375,000	$—	$3,122,823	$—	$82,851	$3,580,674

Bryan Martin	$290,000	$—	$2,050,460	$55,936	$25,288	$2,421,684

Dejan Deklich	$325,000	$—	$4,068,946	$—	$69,123	$4,463,069

Matthew Zinn	$360,000	$—	$1,470,697	$—	$75,842	$1,906,539

Mary Ellen Genovese	$—	$—	$2,332,806	$83,892	$78,800	$2,495,498

Darren Hakeman	$290,000	$—	$2,564,012	$55,936	$66,240	$2,976,188

(1)
Represents the value of unvested stock awards held by each name executive officer on March 31, 2019, the vesting of which would be accelerated by the applicable triggering event, based on the closing market price of $20.20 per share of our common stock on the NYSE on March 31, 2019.

(2)
The value represented in this column is the number of shares of our common stock subject to stock options for which vesting would be accelerated by the applicable triggering event multiplied by the amount in-the money (market price less the exercise price) of the stock options as of March 31, 2019.

(3)
The value represented in this column includes the estimated costs of extending medical, dental and life benefits (including converting group to individual policies, where applicable) for the period of time specified in the Executive Change-in-Control and Severance Policy for the tier of benefits corresponding to the named executive officer.

8x8, Inc. 2019 Proxy Statement	79

Scenario #2: Constructive Termination Not In Connection With a Change-in-Control

Name	Cash Severance Payment	Bonus Payment (1)	Value of Accelerated Stock Awards(2)	Acceleration of stock Options Unvested(3)	Health Care and Miscellaneous Benefits(4)	Total Payout

Vikram Verma	$735,000	$101,472	$2,768,834	$—	$116,093	$3,721,399

Steven Gatoff	$375,000	$11,445	$—	$—	$82,851	$469,296

Bryan Martin	$217,500	$53,224	$—	$—	$25,288	$296,012

Dejan Deklich	$325,000	$56,372	$—	$—	$69,123	$450,495

Matthew Zinn	$270,000	$27,991	$—	$—	$75,842	$373,833

Mary Ellen Genovese	$—	$—	$2,332,806	$83,892	$68,626	$2,485,324

Darren Hakeman	$217,500	$42,265	$—	$—	$54,764	$314,529

(1)	Amounts in this column are the amounts actually earned by the named executive officers under our MIP for fiscal 2019.

(2)
Represents the value of unvested stock awards held by the respective Named Executive Officer on March 31, 2019, the vesting of which would be accelerated by the applicable triggering event, based on the closing market price of $20.20 per share of our common stock on the NYSE on March 31, 2019.

(3)
The value represented in this column is the number of shares of our common stock subject to stock options for which vesting would be accelerated by the applicable triggering event multiplied by the amount in-the-money (market price less exercise price) of the closing market price of $20.20 per share of our common stock on the NYSE on March 31, 2019.

(4)	Includes employer and employee share of medical insurance premiums, 401k match, and other miscellaneous employer provided benefits.

8x8, Inc. 2019 Proxy Statement	80

CEO Pay Ratio
This section includes a comparison of the annual total income of our Chief Executive Officer, Mr. Verma, against the median of the annual total compensation of all of our employees (other than Mr. Verma), for our 2019 fiscal year, determined in accordance with SEC rules. The methodology we used to calculate the pay ratio is described below.

(A)	Annual Total Compensation of Mr. Verma	$5,088,656
(B)	Annual Total Compensation of Median 8x8 Employee	$117,901
(C)	Ratio of A/B	43 to 1
The pay ratio was calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act of 1933, as amended, and based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to our pay ratio as disclosed above.
Methodology
The annual total compensation of Mr. Verma for our 2019 fiscal year, as set forth in the table above, is the same amount as we reported for Mr. Verma in the Summary Compensation Table above and was calculated in accordance with Item 402(c) of Regulation S-K. We identified our median employee in the following manner which reflects the restructuring and integration of our global variable compensation program during the 2019 fiscal year:

•
We determined the pool of qualifying employees (i.e., employees whose compensation data would be considered in our analysis) by identifying each individual who was a full-time, part-time, seasonal or temporary worker for 8x8, Inc. or any of our consolidated subsidiaries as of March 31, 2019. We identified 1,466 such qualifying employees, of which 983 were based in the United States, 259 in the United Kingdom, 203 in Romania, and the remainder in Australia, Canada and elsewhere. For purposes of this analysis, we excluded consultants and other service-providers who were employed by an unaffiliated third party as of March 31, 2019.

•
We calculated their total target compensation by combining their annual base salary as of March 31, 2019 plus their annual variable compensation target as of April 1, 2019 plus the fair value of their fiscal 2019 stock based compensation as of the date of grant.

•
For employees who were paid in currency other than U.S. dollars, we converted the cash portion of their compensation into U.S. dollars based on the average (mean) exchange rate during the period from April 1, 2018 until March 31, 2019.

•	We did not make any cost-of-living adjustments.
Next, we ordered all of the qualifying employees based on their notional annual total compensation (calculated as described above) and identified the median as the employee in the middle of the ordered list.
Once we identified our median employee, we determined the median employee’s total annual compensation, for purposes of the disclosure in the table above, in accordance with the Item 402(c) of Regulation S-K.

PROPOSAL FOUR — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
We are providing stockholders with an advisory vote on executive compensation as required by Section 14A of the Exchange Act, and the policy we adopted in 2017 following a non-binding vote by the stockholders to seek this advisory vote annually.
This vote is advisory, and, therefore, not binding on us, the Board, or the Compensation Committee. However, the Board and the Compensation Committee value the opinions of our stockholders, and to the extent there is any significant vote against the compensation of our named executive officers, as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
The stockholders provided an advisory vote approving our fiscal 2017 executive compensation program at the 2018 Annual Meeting of Stockholders.
As discussed in the Compensation Discussion and Analysis, we have designed our executive compensation program to develop, motivate and retain high quality executive officers, align executive compensation with our strategies and business objectives and the long-term creation of stockholder value, and provide meaningful equity ownership by our executive officers.
Effective pay-for-performance alignment is an important objective of our Compensation Committee in the design of our executive compensation program, particularly regarding the compensation of our CEO. To further this objective in fiscal 2019:
We did not increase our CEO’s salary.

•
We paid our CEO at 20.7% of target under our annual cash incentive compensation program. The low payment (in relation to target) was largely attributable to our failure to meet profitability thresholds established at the beginning of the fiscal year (which, in turn, was largely due to subsequent strategic decisions made by the Board, as explained below in the Compensation Discussion and Analysis).

•	The mix of compensation awarded to our CEO was weighted heavily to performance-based incentives.

◦
Approximately 50% of our CEO’s total compensation was awarded in the form of equity with long- term vesting requirements and for which the value realized will vary directly with our total shareholder return, or TSR, during the performance period.

The foregoing is only a brief summary of a few select aspects of our fiscal 2019 executive compensation program. The Board encourages you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under Executive Compensation, and to cast a vote to approve our executive compensation programs and the following resolution:
‘‘RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the fiscal year 2019 Summary Compensation Table and the other related tables and disclosure.’’

The Board unanimously recommends that the stockholders vote ‘‘FOR’’ approval of our executive compensation as expressed in the foregoing resolution.

8x8, Inc. 2019 Proxy Statement	82

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 31, 2019 by:

•	each person (or group of affiliated persons) who is known by us to own beneficially 5% or more of our common stock;

•	each of our directors and nominees for election as directors;

•	each of the named executive officers; and

•	all directors and officers as a group.
Ownership information is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC. Under such rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power, and also includes any shares that the person has the right to acquire within 60 days of the date as of which the beneficial ownership determination is made. Applicable percentages are based upon 96,441,684 voting shares issued and outstanding as of May 31, 2019, and treating any shares that the holder has the right to acquire within 60 days as outstanding for purposes of computing their percent ownership. Unless otherwise noted, the address of the beneficial owner is c/o 8x8, Inc. 2125 O’Nel Drive, San Jose, CA 95131.
Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Named Executive Officers & Directors(1):
Vikram Verma (2)	1,448,774	1.5%
Steven Gatoff	—	*
Bryan Martin	805,350	*
Dejan Decklich	—	*
Matt Zinn	77	*
Mary Ellen Genovese (3)	474,054	*
Darren Hakeman (3)	380,460	*
Eric Salzman	196,649	*
Ian Potter	170,664	*
Jaswinder Pal Singh	155,025	*
Vladimir Jacimovic	160,288	*
Monique Bonner	—	*
All officers and directors as a group (10 persons) (4)	2,936,827	3.0%

5% Stockholders:
BlackRock, Inc.(5)	13,871,736	14.4%
The Vanguard Group(6)	7,834,744	8.1%

*	Indicates less than 1% ownership.

8x8, Inc. 2019 Proxy Statement	83

(1)
Includes the following number of shares (rounded) issuable upon the exercise of stock options or the vesting of restricted stock units that were expected to be exercisable or to vest within 60 days of May 31, 2019:

Vikram Verma	567,624	Eric Salzman	75,000
Steven Gatoff	—	Ian Potter	75,000
Bryan Martin	374,620	Jaswinder Pal Singh	75,000
Dejan Decklich	—	Vladimir Jacimovic	75,000
Matt Zinn	—	Monique Bonner	—
Mary Ellen Genovese	237,811
Darren Hakeman	293,932	All officers and directors as a group (10 persons) (4)	1,242,244

(2)	Of these shares, 879,653 are held by the Vikram and Sandra Verma 2005 Trust, U/A/D March 20, 2005, as amended, over which Mr. Verma has investment control.
(3) Ms. Genovese and Mr. Hakeman were not officers of 8x8 as of May 31, 2019.
(4) Includes (a) each of the directors listed in this table and (b) each of the named executive officers other than Mary Ellen Genovese and Darren Hakeman, neither of whom was an officer of 8x8 as of May 31, 2019.

(5)
This information is based solely on Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 24, 2019 reporting share ownership as of December 31, 2018. Blackrock reported that it had sole dispositive power over all of the shares beneficially owned and sole voting power over 13,675,845 of the shares beneficially owned. BlackRock further reported that iShares Core S&P Small-Cap ETF had the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, a portion of these shares of common stock representing more than five percent of the total outstanding common stock. The principal business address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(6)
This information is based solely on Schedule 13G/A filed with the SEC by The Vanguard Group on February 11, 2019 reporting share ownership as of December 31, 2018. Vanguard reported that it had sole voting power over 196,280 shares of the shares beneficially owned; shared voting power over 19,418 of such shares; sole dispositive power over 7,629,006 of such shares; and shared dispositive power over 205,738 of such shares. Vanguard further reported that (a) Vanguard Fiduciary Trust Company ("VFTC"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 186,320 of the beneficially owned shares as a result of its serving as investment manager of collective trust accounts and (b) Vanguard Investments Australia, Ltd. ("VIA"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 29,378 of the beneficially owned shares as a result of its serving as investment manager of Australian investment offerings. The principal business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

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STOCKHOLDERS PROPOSALS FOR 2020 ANNUAL MEETING
We expect to hold the 2020 Annual Meeting of Stockholders on a date that is no more than 30 days earlier than the anniversary date of the 2019 Annual Meeting. To be considered for inclusion in our proxy statement relating to the 2020 Annual Meeting of Stockholders, stockholder proposals pursuant to Rule 14a-8 of Regulation 14A under the Securities Exchange Act of 1934 must be received a reasonable time before the date we make available our proxy materials for the 2020 Annual Meeting of Stockholders, but in no event later than February 27, 2020.
For any other business to be properly submitted by a stockholder for the 2020 Annual Meeting of Stockholders, the stockholder must give us proper and timely notice in writing. For stockholder proposals other than nominations for election to the Board to be considered timely for the 2020 Annual Meeting of Stockholders, the stockholder’s notice must be delivered to or mailed and received by the Secretary not less than 90 days nor more than 120 days in advance of the anniversary of the release date of the proxy statement for the 2019 Annual Meeting, except as provided otherwise in our by-laws. Stockholder proposals for nomination of a candidate for director must be delivered to or mailed and received by the Secretary not less than 90 days or more than 120 days in advance of the anniversary date of the 2019 Annual Meeting, except as provided otherwise in our by-laws. All stockholder proposals must be addressed to the attention of our Secretary at our principal office and contain the information required by our by-laws and applicable SEC rules.

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OTHER MATTERS
The Board knows of no other matters to be presented for stockholder action at the 2019 Annual Meeting. However, if other matters do properly come before the 2019 Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with the best judgment of the proxy holders.
BY ORDER OF THE BOARD
Bryan R. Martin, Chairman
San Jose, California
June 27, 2019

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APPENDIX A

PROPOSED FORM OF

8X8, INC. AMENDED AND RESTATED 2012 EQUITY INCENTIVE PLAN

(As amended and restated effective August 1, 2019)
1.    Purpose
This Plan is intended to encourage ownership of Stock by employees, consultants and directors of the Company and its Affiliates and to provide additional incentive for them to promote the success of the Company’s business through the grant of Awards of or pertaining to shares of the Company’s Stock. The Plan is intended to be an incentive stock option plan within the meaning of Section 422 of the Code, but not all Awards are required to be Incentive Options.
2.    Definitions
As used in the Plan, the following terms shall have the respective meanings set out below, unless the context clearly requires otherwise:
2.1.    Accelerate, Accelerated, and Acceleration, means: (a) when used with respect to a Stock Right, that as of the time of reference the Stock Right will become exercisable with respect to some or all of the shares of Stock for which it was not then otherwise exercisable by its terms; (b) when used with respect to Restricted Stock or Restricted Stock Units, that the Risk of Forfeiture otherwise applicable to the Stock or Units shall expire with respect to some or all of the shares of Restricted Stock or Units then still otherwise subject to the Risk of Forfeiture; and (c) when used with respect to Performance Units, that the applicable Performance Goals or other business objectives shall be deemed to have been met as to some or all of the Units.
2.2.    Affiliate means any corporation, partnership, limited liability company, business trust, or other entity controlling, controlled by or under common control with the Company.
2.3.    Award means any grant or sale pursuant to the Plan of Options, Stock Appreciation Rights, Performance Units, Restricted Stock, Restricted Stock Units, or Stock Grants.
2.4.    Award Agreement means an agreement between the Company and the recipient of an Award, or other notice of grant of an Award, setting forth the terms and conditions of the Award.
2.5.    Board means the Company’s Board of Directors.
2.6.    Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and any regulations issued from time to time thereunder.
2.7.    Committee means the Compensation Committee of the Board, which in general is responsible for the administration of the Plan, as provided in Section 5 of this Plan. For any period during which no such committee is in existence “Committee” shall mean the Board and all authority and responsibility assigned to the Committee under the Plan shall be exercised, if at all, by the Board.
2.8.    Company means 8x8, Inc., a corporation organized under the laws of the state of Delaware.
2.9.    Corporate Transaction means any (1) merger or consolidation of the Company with or into another entity as a result of which the Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is canceled, (2) sale or exchange of all of the Stock of the Company for cash, securities

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or other property, (3) sale, transfer, or other disposition of all or substantially all of the Company’s assets to one or more other persons in a single transaction or series of related transactions or (4) liquidation or dissolution of the Company; except, in the case of clauses (1) and (2), for a transaction the principal purpose of which is to change the state in which the Company is incorporated.
2.10.    Effective Date means the earlier of the date the Plan is approved by the Board or the date the Plan is approved by the stockholders of the Company.
2.11.    Grant Date means the date as of which an Option is granted, as determined under Section 7.1(a).
2.12.    Incentive Option means an Option which by its terms is to be treated as an “incentive stock option” within the meaning of Section 422 of the Code.
2.13.    Market Value means the value of a share of Stock on a particular date determined by such methods or procedures as may be established by the Committee. Unless otherwise determined by the Committee, the Market Value of Stock as of any date is: (a) the closing price for the Stock as reported on the New York Stock Exchange (or on any other national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the next preceding date for which a closing price was reported; or (b) if the Stock is not traded on a national securities exchange but is traded over-the-counter, the closing or last price of the Stock on the composite tape or other comparable reporting system on that date or, if such date is not a trading day, the last market trading day prior to such date.
2.14.    Nonstatutory Option means any Option that is not an Incentive Option.
2.15.    Option means an option to purchase shares of Stock.
2.16.    Optionee means an eligible individual to whom an Option shall have been granted under the Plan.
2.17.    Participant means any holder of an outstanding Award under the Plan.
2.18.    Performance Criteria and Performance Goals have the meanings given such terms in Section 7.7(f).
2.19.    Performance Period means the one or more periods of time, which may be of varying and overlapping durations, selected by the Committee, over which the attainment of one or more Performance Goals or other business objectives will be measured for purposes of determining a Participant’s right to, and the payment of, a Performance Unit.
2.20.    Performance Unit means a right granted to a Participant under Section 7.5, to receive cash, Stock or other Awards, the payment of which is contingent on achieving Performance Goals or other business objectives established by the Committee.
2.21.    Plan means this 2012 Equity Incentive Plan of the Company, as amended from time to time, and including any attachments or addenda hereto.
2.22.    Qualified Performance-Based Awards means Awards to persons who are or become covered employees within the meaning of Section 162(m) of the Code and which are intended to or at grant would qualify as “performance-based compensation” under Section 162(m) of the Code.
2.23.    Restricted Stock means a grant or sale of shares of Stock to a Participant subject to a Risk of Forfeiture.
2.24.    Restricted Stock Unit means a right to receive Stock at the close of a Restriction Period, subject to a Risk of Forfeiture.

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2.25.    Restriction Period means the period of time, established by the Committee in connection with an Award of Restricted Stock or Restricted Stock Units, during which the shares of Restricted Stock or Restricted Stock Units are subject to a Risk of Forfeiture described in the applicable Award Agreement.
2.26.    Risk of Forfeiture means a limitation on the right of the Participant to retain Restricted Stock or Restricted Stock Units, including a right of the Company to reacquire shares of Restricted Stock at less than its then Market Value, arising because of the occurrence or non-occurrence of specified events or conditions.
2.27.    Stock means common stock, par value $0.001 per share, of the Company, and such other securities as may be substituted for Stock pursuant to Section 8.
2.28.    Stock Appreciation Right means a right to receive any excess in the Market Value of shares of Stock (except as otherwise provided in Section 7.2(c)) over a specified exercise price.
2.29.    Stock Grant means the grant of shares of Stock not subject to restrictions or other forfeiture conditions.
2.30.    Stock Right means an Award in the form of an Option or a Stock Appreciation Right.
2.31.    Stockholders’ Agreement means any agreement by and among the holders of at least a majority of the outstanding voting securities of the Company and setting forth, among other provisions, restrictions upon the transfer of shares of Stock or on the exercise of rights appurtenant thereto (including, but not limited to, voting rights).
2.32.    Ten Percent Owner means a person who owns, or is deemed within the meaning of Section 422(b)(6) of the Code to own, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or any parent or subsidiary corporations of the Company, as defined in Sections 424(e) and (f), respectively, of the Code). Whether a person is a Ten Percent Owner shall be determined with respect to an Option based on the facts existing immediately prior to the Grant Date of the Option.
3.    Term of the Plan
Unless the Plan shall have been earlier terminated by the Board, Awards may be granted under this Plan at any time in the period commencing on the date of approval of the Plan by the Board and ending immediately prior to the tenth anniversary of the Effective Date. Awards granted pursuant to the Plan within that period shall not expire solely by reason of the termination of the Plan. Any Awards granted prior to stockholder approval of the Plan are hereby expressly conditioned upon such approval.
4.    Stock Subject to the Plan
At no time shall the number of shares of Stock issued pursuant to or subject to outstanding Awards granted under the Plan, nor the number of shares of Stock issued pursuant to or subject to outstanding Incentive Options, exceed 43,700,000 shares of Stock. Any shares of Stock granted in connection with Options and Stock Appreciation Rights shall be counted against the foregoing Plan limitation and Incentive Option limitation as one (1) share of Stock for every one (1) Option or Stock Appreciation Right awarded. Any shares of Stock granted in connection with Restricted Stock, Restricted Stock Units, Performance Units, and Stock Grants shall be counted against the foregoing Plan limitation as: (A) one (1) share of Stock for every one (1) share granted in connection with such Awards made before July 25, 2014; (B) one and one-half (1.5) shares of Stock for every one (1) share granted in connection with such Awards made on or after July 25, 2014 and before July 22, 2016; (C) one and seven-tenths (1.7) shares of Stock for every one (1) share granted in connection with such Awards made on or after July 22, 2016 and before August 1, 2019; and (D) one (1) share of Stock for every one (1) share granted in connection with such Awards made on or after August 1, 2019. The limitations of this Section 4 shall be subject to the provisions of Section 8 of the Plan. Settlement of any Award shall not count against the foregoing Plan limitation and, to the extent allowable under Section 422 of the Code, the foregoing Incentive Option limitation, except to the extent settled in the form of Stock, subject to the following:

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(a)     if any Option or Stock-settled Stock Appreciation Right expires, terminates, is cancelled for any reason without having been exercised in full, or is settled in cash without the delivery of shares to the holder, then the shares of Stock not purchased or otherwise acquired by the recipient shall again be available for Awards to be granted under the Plan;
(b)     if any Restricted Stock, Restricted Stock Unit, or Performance Unit Award is forfeited by the recipient, reacquired at less than its then Market Value as a means of effecting a forfeiture, or settled in cash without the delivery of shares to the holder, then the underlying shares of Stock will again become available for Awards under the Plan and will be counted towards the Plan limitation as: (i) one (1) share of Stock for every one (1) share so forfeited, reacquired or settled before July 25, 2014; (ii) one and one-half (1.5) shares of Stock for every one (1) share so forfeited, reacquired or settled on or after July 25, 2014 and before July 22, 2016; (iii) one and seven-tenths (1.7) shares of Stock for every one (1) share so forfeited, reacquired or settled on or after July 22, 2016 and before August 1, 2019; and (iv) the same number of shares of Stock originally charged against the Plan limitation upon grant of the Award for the shares so forfeited, reacquired or settled on or after August 1, 2019, in connection with such Awards;
(c)     the full number of Stock Appreciation Rights granted that are to be settled by the issuance of Stock shall be counted against the number of shares of Stock available for award under the Plan, regardless of the number of shares actually issued upon settlement of such Stock Appreciation Right;
(d)     any shares of Stock withheld in satisfaction of tax withholding obligations of the Company or an Affiliate resulting from the exercise of an Option shall not again be made available for issuance under the Plan; and
(e)     any shares tendered as payment for an option exercise shall not again be made available for issuance under the Plan.
None of the foregoing provisions of this Section 4, including the adjustment provisions of Section 8, shall apply in determining the maximum number of shares of Stock issued pursuant to or subject to outstanding Incentive Options unless consistent with the provisions of Section 422 of the Code, however. Shares of Stock issued pursuant to the Plan may be either authorized but unissued shares or shares held by the Company in its treasury.
5.    Administration
The Plan shall be administered by the Committee; provided, however, that at any time and on any one or more occasions the Board may itself exercise any of the powers and responsibilities assigned the Committee under the Plan and when so acting shall have the benefit of all of the provisions of the Plan pertaining to the Committee’s exercise of its authorities hereunder; and provided further, however, that the Committee may delegate to an executive officer or officers the authority to grant Awards hereunder to employees who are not officers, and to consultants, in accordance with such guidelines as the Committee shall set forth at any time or from time to time. Subject to the provisions of the Plan, the Committee shall have complete authority, in its discretion, to make or to select the manner of making all determinations with respect to each Award to be granted by the Company under the Plan including the employee, consultant or director to receive the Award and the form of Award. In making such determinations, the Committee may take into account the nature of the services rendered by the respective employees, consultants, and directors, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall also have complete authority to: (a) interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it; (b) approve one or more forms of Award Agreement; (c) determine the initial terms and provisions of the respective Award Agreements (which need not be identical), including, without limitation, as applicable, (i) the exercise price of the Award, (ii) the method of payment for shares of Stock purchased upon the exercise of the Award, (iii) the timing, terms and conditions of the exercisability of the Award or the vesting of any shares acquired upon the exercise thereof, (iv) the time of the expiration of the Award, (v) the effect of the Participant's termination of employment or other association with the Company on any of the foregoing, and (vi) all other terms, conditions and restrictions applicable to the Award or such shares not inconsistent with the terms of the Plan; (d) amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired upon the exercise thereof; (e) accelerate, continue, extend or defer the exercisability of any Award or the vesting of any shares acquired upon the exercise thereof, including with respect to the period following a Participant's termination of employment or other association with the Company; (f) correct any defect, supply any omission or reconcile any

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inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law; and (g) to make all other determinations necessary or advisable for the administration of the Plan. The Committee’s determinations made in good faith on matters referred to in the Plan shall be final, binding and conclusive on all persons having or claiming any interest under the Plan or an Award made pursuant hereto.
6.    Authorization of Grants
6.1.    Eligibility. The Committee may grant from time to time and at any time prior to the termination of the Plan one or more Awards, either alone or in combination with any other Awards, to any employee of or consultant to one or more of the Company and its Affiliates or to any non-employee member of the Board or of any board of directors (or similar governing authority) of any Affiliate. However, only employees of the Company, and of any parent or subsidiary corporations of the Company, as defined in Sections 424(e) and (f), respectively, of the Code, shall be eligible for the grant of an Incentive Option.
6.2.    General Terms of Awards. Each grant of an Award shall be subject to all applicable terms and conditions of the Plan (including, but not limited to, any specific terms and conditions applicable to that type of Award set out in the following Section), and such other terms and conditions, not inconsistent with the terms of the Plan, as the Committee may prescribe. No prospective Participant shall have any rights with respect to an Award, unless and until such Participant shall have complied with the applicable terms and conditions of such Award (including if applicable delivering a fully executed copy of any agreement evidencing an Award to the Company).
6.3     Minimum Vesting Periods. Notwithstanding any other provision of this Plan to the contrary, no Award shall vest, in whole or in part, before the first anniversary of the date of Grant or, in the case of vesting based upon the attainment of performance goals or other performance-based objectives, the first anniversary of the commencement of the period over which performance is evaluated; provided, however, that, notwithstanding the foregoing, (a) the Committee may provide that such vesting restrictions may lapse or be waived upon the Participant’s death, disability, or the consummation of a Corporate Transaction, and (b) Awards that result in the issuance of an aggregate of up to 5% of the shares available for grant pursuant to Section 4 (measured as of August 1, 2019) may be granted to any one or more Participants without respect to such minimum vesting provisions.
6.4    Effect of Termination of Employment, Disability or Death.
(a)    Termination of Employment. Unless the Committee shall provide otherwise with respect to any Award, if the Participant’s employment or other association with the Company and its Affiliates ends for any reason other than by total disability or death, including because of an Affiliate ceasing to be an Affiliate, (a) any outstanding Stock Right of the Participant shall cease to be exercisable in any respect not later than 90 days following that event and, for the period it remains exercisable following that event, shall be exercisable only to the extent exercisable at the date of that event, and (b) any other outstanding Award of the Participant shall be forfeited or otherwise subject to return to or repurchase by the Company on the terms specified in the applicable Award Agreement. Cessation of the performance of services in one capacity, for example, as an employee, shall not result in termination of an Award while the Participant continues to perform services in another capacity, for example as a director. Military or sick leave or other bona fide leave shall not be deemed a termination of employment or other association, provided that it does not exceed the longer of 90 days or the period during which the absent Participant’s reemployment rights, if any, are guaranteed by statute or by contract. To the extent consistent with applicable law, the Committee may provide that Awards continue to vest for some or all of the period of any such leave, or that their vesting shall be tolled during any such leave and only recommence upon the Participant’s return from leave, if ever.
(b)    Disability of Participant. If a Participant’s employment or other association with the Company and its Affiliates ends due to disability (as defined in Section 22(e)(3) of the Code), any outstanding Stock Right may be exercised at any time within six months following the date of termination of service, but only to the extent of the accrued right to exercise at the time of termination of service, subject to the condition that no Stock Right shall be exercised after its expiration in accordance with its terms.

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(c)    Death of Participant. In the event of the death during the period during which the Stock Right may be exercised, of a Participant who is at the time of his or her death an employee, director or consultant and whose services had not ceased or been terminated (as determined with regard to the second sentence of Section 6.4 (a)) as such from the Grant Date until the date of death, the Stock Right of the Participant may be exercised at any time within six months following the date of death by such Participant’s estate or by a person who acquired the right to exercise the Stock Right by bequest, inheritance or otherwise as a result of the Participant’s death, but only to the extent of the accrued right to exercise at the time of death, subject to the condition that no Stock Right shall be exercised after its expiration in accordance with its terms.
6.5    Non-Transferability of Awards. Except as otherwise provided in this Section 6.4, Awards shall not be transferable, and no Award or interest therein may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All of a Participant’s rights in any Award may be exercised during the life of the Participant only by the Participant or the Participant’s legal representative. However, the Committee may, at or after the grant of an Award of a Nonstatutory Option, or shares of Restricted Stock, provide that such Award may be transferred by the recipient to a family member; provided, however, that any such transfer is without payment of any consideration whatsoever and that no transfer shall be valid unless first approved by the Committee, acting in its sole discretion. For this purpose, “family member” means any child, stepchild, grandchild, parent, grandparent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employee’s household (other than a tenant or employee), a trust in which the foregoing persons have more than 50 percent of the beneficial interests, a foundation in which the foregoing persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50 percent of the voting interests. The events of termination of service of Section 6.4 hereof or in the Award Agreement shall continue to be applied with respect to the original Participant, following which the Awards shall be exercisable by the transferee only to the extent, and for the periods specified in the Award Agreement or Section 6.4, as applicable.
6.6    Code Limits on Grants of Qualified Performance-Based Awards. In no event shall the number of shares of Stock covered or referenced by either Options or Stock Appreciation Rights, or other Awards which are granted as Qualified Performance-Based Awards, to any one person in any one calendar year exceed 750,000 shares of Stock. These limitations shall not apply prior to the date required to apply under the regulations of the U.S. Department of Treasury promulgated under Section 162(m) of the Code, however. Solely for purposes of applying the limitations of this Section 6.6, if in effect, any shares of Stock subject to Options or Stock Appreciation Rights which are canceled (or deemed canceled, as a result of repricing described in applicable regulations of the U.S. Department of Treasury promulgated under Section 162(m) of the Code) shall nevertheless continue to be counted even after such cancellation (or deemed cancellation).
6.7    Limitation on Grants of Awards to Non-Executive Directors. Notwithstanding any provision to the contrary in the Plan, the maximum aggregate grant date fair value of Awards granted to a Non-Employee Director during any calendar year shall be $650,000.
7.    Specific Terms of Awards
7.1.    Options.
(a)    Date of Grant. The granting of an Option shall take place at the time specified in the Award Agreement. Only if expressly so provided in the applicable Award Agreement shall the Grant Date be the date on which the Award Agreement shall have been duly executed and delivered by the Company and the Optionee.
(b)    Exercise Price. The price at which shares of Stock may be acquired under each Incentive Option shall be not less than 100% of the Market Value of Stock on the Grant Date, or not less than 110% of the Market Value of Stock on the Grant Date if the Optionee is a Ten Percent Owner. The price at which shares of Stock may be acquired under each Nonstatutory Option shall not be less than the Market Value of Stock on the Grant Date. Notwithstanding the foregoing, Options may be granted with an exercise price of less than 100% of the Market Value of Stock on the Grant Date pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

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(c)    Option Period. No Option may be exercised on or after the tenth anniversary of the Grant Date, and, further, no Incentive Option may be exercised or on or after the fifth anniversary of the Grant Date if the Optionee is a Ten Percent Owner.
(d)    Exercisability. An Option may be immediately exercisable or become exercisable in such installments, cumulative or non-cumulative, as the Committee may determine. In the case of an Option not otherwise immediately exercisable in full, the Committee may Accelerate such Option in whole or in part at any time; provided, however, that in the case of an Incentive Option, any such Acceleration of the Option would not cause the Option to fail to comply with the provisions of Section 422 of the Code or the Optionee consents to the Acceleration.
(e)    Method of Exercise. An Option may be exercised by the Optionee giving written notice, in the manner provided in Section 16, specifying the number of shares of Stock with respect to which the Option is then being exercised. The notice shall be accompanied by payment in the form of cash or check payable to the order of the Company in an amount equal to the exercise price of the shares of Stock to be purchased or, subject in each instance to the Committee’s approval, acting in its sole discretion, and to such conditions, if any, as the Committee may deem necessary to avoid adverse accounting effects to the Company,
(i) by delivery to the Company of shares of Stock having a Market Value equal to the exercise price of the shares to be purchased, or
(ii) by surrender of the Option as to all or part of the shares of Stock for which the Option is then exercisable in exchange for shares of Stock having an aggregate Market Value equal to the difference between (1) the aggregate Market Value of the surrendered portion of the Option, and (2) the aggregate exercise price under the Option for the surrendered portion of the Option, or
(iii) unless prohibited by applicable law, by delivery to the Company of the Optionee’s executed promissory note in the principal amount equal to the exercise price of the shares of Stock to be purchased and otherwise in such form as the Committee shall have approved, or
(iv) by delivery of any other lawful means of consideration which the Committee may approve.
If the Stock is traded on an established market, payment of any exercise price may also be made through and under the terms and conditions of any formal cashless exercise program authorized by the Company entailing the sale of the Stock subject to an Option in a brokered transaction (other than to the Company). Receipt by the Company of such notice and payment in any authorized or combination of authorized means shall constitute the exercise of the Option. Within 30 days thereafter but subject to the remaining provisions of the Plan, the Company shall deliver or cause to be delivered to the Optionee or his agent a certificate or certificates or book-entry authorization and instruction to the Company’s transfer agent and registrar for the number of shares then being purchased. Such shares of Stock shall be fully paid and nonassessable. In its reasonable discretion, the Committee may suspend or halt Option exercises for such length of time as the Committee deems reasonably necessary under circumstances in which such suspension or halt is considered to be in the best interests of the Company.
(f)    Limit on Incentive Option Characterization. An Incentive Option shall be considered to be an Incentive Option only to the extent that the number of shares of Stock for which the Option first becomes exercisable in a calendar year do not have an aggregate Market Value (as of the date of the grant of the Option) in excess of the “current limit”. The current limit for any Optionee for any calendar year shall be $100,000 minus the aggregate Market Value at the date of grant of the number of shares of Stock available for purchase for the first time in the same year under each other Incentive Option previously granted to the Optionee under the Plan, and under each other incentive stock option previously granted to the Optionee under any other incentive stock option plan of the Company and its Affiliates. Any shares of Stock which would cause the foregoing limit to be violated shall be deemed to have been granted under a separate Nonstatutory Option, otherwise identical in its terms to those of the Incentive Option.
(g)    Notification of Disposition. Each person exercising any Incentive Option granted under the Plan shall be deemed to have covenanted with the Company to report to the Company any disposition of the shares of Stock issued upon such exercise prior to the expiration of the holding periods specified by Section 422(a)(1) of the Code and, if and to the extent that the realization of income in such a disposition imposes upon the Company federal,

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state, local or other withholding tax requirements, or any such withholding is required to secure for the Company an otherwise available tax deduction, to remit to the Company an amount in cash sufficient to satisfy those requirements.
(h)    Participants shall not be entitled to receive payments equivalent to any dividends declared with respect to Stock referenced in the grant of an Option.
7.2.    Stock Appreciation Rights.
(a)    Tandem or Stand-Alone. Stock Appreciation Rights may be granted in tandem with an Option (at or, in the case of a Nonstatutory Option, after, the award of the Option), or alone and unrelated to an Option. Stock Appreciation Rights in tandem with an Option shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem Stock Appreciation Rights are exercised.
(b)    Exercise Price. Stock Appreciation Rights shall have an exercise price of not less than 100% of the Market Value of the Stock on the date of award, or in the case of Stock Appreciation Rights in tandem with Options, the exercise price of the related Option.
(c)    Other Terms. Except as the Committee may deem inappropriate or inapplicable in the circumstances, Stock Appreciation Rights shall be subject to terms and conditions substantially similar to those applicable to a Nonstatutory Option. In addition, a Stock Appreciation Right related to an Option which can only be exercised during limited periods following a Corporate Transaction may entitle the Participant to receive an amount based upon the highest price paid or offered for Stock in any transaction relating to the Corporate Transaction or paid during the 30-day period immediately preceding the occurrence of the Corporate Transaction in any transaction reported in the stock market in which the Stock is normally traded. Participants shall not be entitled to receive payments equivalent to any dividends declared with respect to Stock referenced in the grant of a Stock Appreciation Right.
7.3.    Restricted Stock.
(a)    Purchase Price. Shares of Restricted Stock shall be issued under the Plan for such consideration, in cash, other property or services, or any combination thereof, as is determined by the Committee.
(b)    Issuance of Certificates. Each Participant receiving a Restricted Stock Award, subject to subsection (c) below, shall be issued a stock certificate in respect of such shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and, if applicable, shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award substantially in the following form:
The shares evidenced by this certificate are subject to the terms and conditions of the 8x8, Inc. 2012 Equity Incentive Plan and an Award Agreement entered into by the registered owner and 8x8, Inc., copies of which will be furnished by the Company to the holder of the shares evidenced by this certificate upon written request and without charge.
(c)    Escrow of Shares. The Committee may require that the stock certificates evidencing shares of Restricted Stock be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Participant deliver a stock power, endorsed in blank, relating to the Stock covered by such Award.
(d)    Restrictions and Restriction Period. During the Restriction Period applicable to shares of Restricted Stock, such shares shall be subject to limitations on transferability and a Risk of Forfeiture arising on the basis of such conditions related to the performance of services, Company or Affiliate performance or otherwise as the Committee may determine and provide for in the applicable Award Agreement. Any such Risk of Forfeiture may be waived or terminated, or the Restriction Period shortened, at any time by the Committee on such basis as it deems appropriate.
(e)    Rights Pending Lapse of Risk of Forfeiture or Forfeiture of Award. Except as otherwise provided in the Plan or the applicable Award Agreement, at all times prior to lapse of any Risk of Forfeiture applicable to, or forfeiture of, an Award of Restricted Stock, the Participant shall have all of the rights of a stockholder of the

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Company, including the right to vote, and the right to receive any dividends with respect to, the shares of Restricted Stock (but any dividends or other distributions payable in shares of Stock or other securities of the Company shall constitute additional Restricted Stock, subject to the same Risk of Forfeiture as the shares of Restricted Stock in respect of which such shares of Stock or other securities are paid). The Committee, as determined at the time of Award, may permit or require the payment of cash dividends to be deferred and, if the Committee so determines, reinvested in additional Restricted Stock to the extent shares of Stock are available under Section 4.
(f)    Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such shares shall be delivered to the Participant promptly if not theretofore so delivered.
7.4.    Restricted Stock Units.
(a)    Character. Each Restricted Stock Unit shall entitle the recipient to one or more shares of Stock at a close of such Restriction Period as the Committee may establish and subject to a Risk of Forfeiture arising on the basis of such conditions relating to the performance of services, Company or Affiliate performance, or otherwise as the Committee may determine and provide for in the applicable Award Agreement. Any such Risk of Forfeiture may be waived or terminated, or the Restriction Period shortened, at any time by the Committee on such basis as it deems appropriate.
(b)    Form and Timing of Payment. Payment of earned Restricted Stock Units shall be made in a single lump sum following the close of the applicable Restriction Period. At the discretion of the Committee, Participants may be entitled to receive payments equivalent to any dividends declared with respect to Stock referenced in grants of Restricted Stock Units but only following the close of the applicable Restriction Period and then only if the underlying Stock shall have been earned. Any such dividend equivalents shall be paid, if at all, without interest or other earnings.
7.5.    Performance Units.
(a)    Character. Each Performance Unit shall entitle the recipient to the value of a specified number of shares of Stock, over the initial value for such number of shares, if any, established by the Committee at the time of grant, at the close of a specified Performance Period to the extent specified business objectives, including, but not limited to, Performance Goals, shall have been achieved.
(b)    Earning of Performance Units. The Committee shall set Performance Goals or other business objectives in its discretion which, depending on the extent to which they are met within the applicable Performance Period, will determine the number and value of Performance Units that will be paid out to the Participant. After the applicable Performance Period has ended, the holder of Performance Units shall be entitled to receive payout on the number and value of Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals or other business objectives have been achieved.
(c)    Form and Timing of Payment. Payment of earned Performance Units shall be made in a single lump sum following the close of the applicable Performance Period. Participants shall not be entitled to receive payments equivalent to any dividends declared with respect to Stock referenced in grants of Performance Units, except that, at the discretion of the Committee, Participants may be entitled to receive such payments following the close of the Performance Period, if the Performance Units have been earned. Any such dividend equivalents shall be paid, if at all, without interest or other earnings. The Committee may permit or, if it so provides at grant require, a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Stock that would otherwise be due to such Participant by virtue of the satisfaction of any requirements or goals with respect to Performance Units. If any such deferral election is required or permitted, the Committee shall establish rules and procedures for such payment deferrals.
7.6.    Stock Grants. Stock Grants shall be awarded solely in recognition of significant prior or expected contributions to the success of the Company or its Affiliates, as an inducement to employment, in lieu of compensation

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otherwise already due and in such other limited circumstances as the Committee deems appropriate. Stock Grants shall be made without forfeiture conditions of any kind.
7.7.    Qualified Performance-Based Awards.
(a)    Purpose. The purpose of this Section 7.7 is to provide the Committee the ability to qualify Awards as “performance-based compensation” under Section 162(m) of the Code. If the Committee, in its discretion, decides to grant an Award as a Qualified Performance-Based Award, the provisions of this Section 7.7 will control over any contrary provision contained in the Plan. In the course of granting any Award, the Committee may specifically designate the Award as intended to qualify as a Qualified Performance-Based Award. However, no Award shall be considered to have failed to qualify as a Qualified Performance-Based Award solely because the Award is not expressly designated as a Qualified Performance-Based Award, if the Award otherwise satisfies the provisions of this Section 7.7 and the requirements of Section 162(m) of the Code applicable to “performance-based compensation.”
(b)    Authority. All grants of Awards intended to qualify as Qualified Performance-Based Awards and the determination of the terms applicable thereto shall be made by the Committee. If not all of the members thereof qualify as “outside directors” within the meaning of Section 162(m) of the Code, however, all grants of Awards intended to qualify as Qualified Performance-Based Awards and the determination of the terms applicable thereto shall be made by a subcommittee of the Committee consisting of such of the members of the Committee as do so qualify. Any reference in this Section 7.7 to the Committee shall mean any such subcommittee if required under the preceding sentence, and any action by such a subcommittee shall be considered the action of the Committee for purposes of the Plan.
(c)    Discretion of Committee with Respect to Qualified Performance-Based Awards. Any form of Award permitted under the Plan, other than a Stock Grant, may be granted as a Qualified Performance-Based Award. Stock Rights may be granted as Qualified Performance-Based Awards in accordance with Section 7.1 or Section 7.2, as appropriate, except that the exercise price of any Option or Stock Appreciation Right intended to qualify as a Qualified Performance-Based Award shall in no event be less than the Market Value of the Stock on the date of grant, and may become exercisable based on continued service, on satisfaction of Performance Goals, or on a combination thereof. Each other Award intended to qualify as a Qualified Performance-Based Award, such as Restricted Stock, Restricted Stock Units, or Performance Units, shall be subject to satisfaction of one or more Performance Goals except as otherwise provided in this Section 7.7. The Committee will have full discretion to select the length of any applicable Restriction Period or Performance Period, the kind and/or level of the applicable Performance Goal, and whether the Performance Goal is to apply to the Company, a subsidiary of the Company or any division or business unit or to the individual. Any Performance Goal or Goals applicable to Qualified Performance-Based Awards shall be objective, shall be established not later than 90 days after the beginning of any applicable Performance Period (or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code) and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the outcome of the Performance Goal or Goals be substantially uncertain (as defined for purposes of Section 162(m) of the Code) at the time established.
(d)    Payment of Qualified Performance-Based Awards. A Participant will be eligible to receive payment under a Qualified Performance-Based Award which is subject to achievement of a Performance Goal or Goals only if the applicable Performance Goal or Goals are achieved within the applicable Performance Period, as determined by the Committee, provided, that a Qualified Performance-Based Award may be deemed earned as a result of death, becoming disabled, or in connection with a Corporate Transaction that constitutes a change of control within the meaning of Section 162(m) of the Code, if the applicable Award Agreement so provides, even if payment under the Award following the occurrence of such an event would not constitute “performance-based compensation” under Section 162(m) of the Code. In determining the actual size of an individual Qualified Performance-Based Award, the Committee may reduce or eliminate the amount of the Qualified Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion it deems such reduction or elimination is appropriate.
(e)    Limitation on Adjustments for Certain Events. Subject to paragraph (d) above, no adjustment of any Qualified Performance-Based Award pursuant to Section 8 shall be made except on such basis, if any, as will not cause such Award to provide other than “performance-based compensation” within the meaning of Section 162(m) of the Code.

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(f)    Definitions. For purposes of the Plan
(i)    Performance Criteria means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria used to establish Performance Goals are limited to: (i) cash flow (before or after dividends), (ii) earnings per share (including, without limitation, earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) stockholder return or total stockholder return, (vi) return on capital (including, without limitation, return on total capital or return on invested capital), (vii) return on investment, (viii) return on assets or net assets, (ix) market capitalization, (x) economic value added, (xi) debt leverage (debt to capital), (xii) revenue, (xiii) sales or net sales, (xiv) backlog, (xv) income, pre-tax income or net income, (xvi) operating income or pre-tax profit, (xvii) operating profit, net operating profit or economic profit, (xviii) gross margin, operating margin or profit margin, (xix) return on operating revenue or return on operating assets, (xx) cash from operations, (xxi) operating ratio, (xxii) operating revenue, (xxiii) market share improvement, (xxiv) general and administrative expenses and (xxv) customer service.
(ii)    Performance Goals means, for a Performance Period, the written goal or goals established by the Committee for the Performance Period based upon one or more of the Performance Criteria. The Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, subsidiary, or an individual, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Affiliate, either individually, alternatively or in any combination, and measured either quarterly, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee. The Committee will objectively define the manner of calculating the Performance Goal or Goals it selects to use for such Performance Period for such Participant, including whether or to what extent there shall not be taken into account any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary, unusual, non-recurring or non-comparable items (A) as described in Accounting Standard Codification Section 225-20 (or its successor provisions), (B) as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, or (C) publicly announced by the Company in a press release or conference call relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period.
7.8.    Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan granted to a Participant who is, at the time of grant or during the term of the Award, resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that the Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. The Committee may establish supplements to, or amendments, restatements, or alternative versions of the Plan for the purpose of granting and administrating any such modified Award. No such modification, supplement, amendment, restatement or alternative version may increase the share limit of Section 4.
8.    Adjustment Provisions
8.1.    Adjustment for Corporate Actions. All of the share numbers set forth in the Plan reflect the capital structure of the Company as of the Effective Date. If subsequent to the Effective Date the outstanding shares of Stock (or any other securities covered by the Plan by reason of the prior application of this Section) are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to shares of Stock, as a result of a reorganization,

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recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar distribution with respect to such shares of Stock, an appropriate and proportionate adjustment will be made in (i) the maximum numbers and kinds of shares provided in Section 4, (ii) the numbers and kinds of shares or other securities subject to the then outstanding Awards, (iii) the exercise price for each share or other unit of any other securities subject to then outstanding Stock Rights (without change in the aggregate exercise price as to which such Rights remain exercisable), and (iv) the repurchase price of each share of Restricted Stock then subject to a Risk of Forfeiture in the form of a Company repurchase right.
8.2.    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. In the event of any corporate action not specifically covered by the preceding Section, including, but not limited to, an extraordinary cash distribution on Stock, a corporate separation or other reorganization or liquidation, the Committee may make such adjustment of outstanding Awards and their terms, if any, as it, in its sole discretion, may deem equitable and appropriate in the circumstances. The Committee also may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in this Section) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.
8.3.    Related Matters. Any adjustment in Awards made pursuant to Section 8.1 or 8.2 shall be determined and made, if at all, by the Committee, acting in its sole discretion, and shall include any correlative modification of terms, including of Stock Right exercise prices, rates of vesting or exercisability, Risks of Forfeiture, applicable repurchase prices for Restricted Stock, and Performance Goals and other business objectives which the Committee may deem necessary or appropriate so as to ensure the rights of the Participants in their respective Awards are not substantially diminished nor enlarged as a result of the adjustment and corporate action other than as expressly contemplated in this Section 8. The Committee, in its discretion, may determine that no fraction of a share of Stock shall be purchasable or deliverable upon exercise, and in that event if any adjustment hereunder of the number of shares of Stock covered by an Award would cause such number to include a fraction of a share of Stock, such number of shares of Stock shall be adjusted to the nearest smaller whole number of shares. No adjustment of an Option exercise price per share pursuant to Sections 8.1 or 8.2 shall result in an exercise price which is less than the par value of the Stock.
8.4.    Corporate Transactions.
(a)    Treatment of Awards in a Corporate Transaction. In a Corporate Transaction, the Committee, in its sole and absolute discretion, may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards.
(1)    Assumption and Substitution. Provide that such Awards shall be assumed, or substantially equivalent rights shall be provided in substitution therefor, by the acquiring or succeeding entity (or an affiliate thereof), and that any repurchase or other rights of the Company under each such Award shall inure to the benefit of such acquiring or succeeding entity (or affiliate thereof).
(2)    Termination, Forfeiture and Reacquisition. Upon written notice to the holders, provide that:
(A)     any unexercised Stock Rights shall terminate immediately prior to the consummation of the Corporate Transaction unless exercised within a specified period following the date of such notice and that any Stock Rights not then exercisable will expire automatically upon consummation of the Corporate Transaction;
(B)     any Restricted Stock Units shall terminate and be forfeited immediately prior to the consummation of the Corporate Transaction to the extent they are then subject to a Risk of Forfeiture; and/or

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(C)    any shares of Restricted Stock shall automatically be reacquired by the Corporation upon consummation of the Corporate Transaction at a price per share equal to the lesser of the Market Value of the Restricted Stock and the purchase price paid by the Participant.
(3)    Acceleration of Vesting. Provide that:
    (A)    any and all Stock Rights not already exercisable in full shall Accelerate with respect to all or a portion of the shares for which such Stock Rights are not then exercisable prior to or upon the consummation of the Corporate Transaction; and/or
(B)     any Risk of Forfeiture applicable to Restricted Stock and Restricted Stock Units which is not based on achievement of Performance Goals or other business objectives shall lapse upon consummation of the Corporate Transaction with respect to all or a portion of the Restricted Stock and Restricted Stock Units then subject to such Risk of Forfeiture.
(4)    Achievement of Performance Goals. Provide that all outstanding Awards of Restricted Stock and Restricted Stock Units conditioned on the achievement of Performance Goals or other business objectives and the target payout opportunities attainable under outstanding Performance Units shall be deemed to have been satisfied as of the effective date of the Corporate Transaction as to (i) none of, (ii) all of or (iii) a pro rata number of shares based on the assumed achievement of all relevant Performance Goals or other business objectives and the length of time within the Restriction Period or Performance Period which has elapsed prior to the Corporate Transaction. All such Awards of Performance Units and Restricted Stock Units shall be paid to the extent earned to Participants in accordance with their terms within 30 days following the effective date of the Corporate Transaction.
(5)    Cash Payments to Holders of Stock Rights. Provide for cash payments, net of applicable tax withholdings, to be made to holders of Stock Rights equal to the excess, if any, of (A) the acquisition price times the number of shares of Stock subject to a Stock Right (to the extent the exercise price does not exceed the acquisition price) over (B) the aggregate exercise price for all such shares of Stock subject to the Stock Right, in exchange for the termination of such Stock Right; provided, that if the acquisition price does not exceed the exercise price of any such Stock Right, the Committee may cancel that Stock Right without the payment of any consideration therefore prior to or upon the Corporate Transaction. For this purpose, “acquisition price” means the amount of cash, and market value of any other consideration, received in payment for a share of Stock surrendered in a Corporate Transaction.
(6)    Conversion of Stock Rights Upon Liquidation or Dissolution. Provide that, in connection with a liquidation or dissolution of the Company, Stock Rights shall convert into the right to receive liquidation proceeds net of the exercise price thereof and any applicable tax withholdings.
(7)    Any combination of the foregoing.
None of the foregoing shall apply, however, (i) in the case of any Award pursuant to an Award Agreement requiring other or additional terms upon a Corporate Transaction (or similar event), or (ii) if specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges on which the Stock is listed. Nor shall any of the foregoing apply in the case of a Qualified Performance-Based Award except to the extent the foregoing would not interfere with the qualification of the grant of the Award under Section 162(m) of the Code.
(b)    Assumption and Substitution of Awards. For purposes of Section 8.4(a)(1) above, an Award shall be considered assumed, or a substantially equivalent award shall be considered to have been provided in substitution therefor, if following consummation of the Corporate Transaction the Award is assumed and/or exchanged or replaced with another award issued by the acquiring or succeeding entity (or an affiliate thereof) that confers the right to purchase or receive the value of, for each share of Stock subject to the Award immediately prior to the consummation of the Corporate Transaction, the consideration (whether cash, securities or other property) received as a result of the Corporate Transaction by holders of Stock for each share of Stock held immediately prior to the

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consummation of the Corporate Transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if the consideration received as a result of the Corporate Transaction is not solely common stock (or its equivalent) of the acquiring or succeeding entity (or an affiliate thereof), the Committee may provide for the consideration to be received upon the exercise of Award to consist of or be based on solely common stock (or its equivalent) of the acquiring or succeeding entity (or an affiliate thereof) equivalent in value to the per share consideration received by holders of outstanding shares of Stock as a result of the Corporate Transaction.
(c)     Related Matters. In taking any of the actions permitted under this Section 8.4, the Committee shall not be obligated to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically. Any determinations required to carry out the foregoing provisions of this Section 8.4, including, but not limited to, the market value of other consideration received by holders of Stock in a Corporate Transaction and whether substantially equivalent awards have been substituted, shall be made by the Committee acting in its sole and absolute discretion. In connection with any action or actions taken by the Committee in respect of Awards and in connection with a Transaction, the Committee may require such acknowledgements of satisfaction and releases from Participants as it may determine.
8.5.    Clawback. If the Committee determines that a Participant has intentionally committed an act of embezzlement, fraud, dishonesty, or breach of fiduciary duty during the Participant’s employment that contributed to an obligation to restate the Company’s financial statements, the Participant shall be required to repay to the Company, in cash and upon demand, Award Proceeds (defined below) resulting from any sale or other disposition of Shares issued or issuable under an Award (a) if the sale or disposition was effected during the twelve-month period following the first public issuance or filing with the SEC of the financial statements required to be restated, or (b) if the Shares were issued as a result of vesting criteria that were determined to be satisfied based all or in part on the financial statements required to be restated. In the preceding sentence, “Award Proceeds” means, with respect to any sale or other distribution, an amount determined appropriate by the Committee to reflect the effect of the restatement on the Company’s stock price, up to the amount equal to the number of Shares sold or disposed multiplied by the excess of Market Value at the time of such sale or disposition over the amount paid, if any, to purchase such Shares.

9.    Settlement of Awards
9.1.    In General. Awards of Restricted Stock shall be settled in accordance with their terms. All other Awards may be settled in cash or Stock, or a combination thereof, as determined by the Committee at or after grant and subject to any contrary Award Agreement. The Committee may not require settlement of any Award in Stock pursuant to the immediately preceding sentence to the extent issuance of such Stock would be prohibited or unreasonably delayed by reason of any other provision of the Plan.
9.2.    Violation of Law. Notwithstanding any other provision of the Plan or the relevant Award Agreement, if, at any time, in the reasonable opinion of the Company, the issuance of shares of Stock covered by an Award may constitute a violation of law, then the Company may delay such issuance and the delivery of a certificate for such shares until (i) approval shall have been obtained from such governmental agencies, other than the Securities and Exchange Commission, as may be required under any applicable law, rule, or regulation and (ii) in the case where such issuance would constitute a violation of a law administered by or a regulation of the Securities and Exchange Commission, one of the following conditions shall have been satisfied:
(a)    the shares of Stock are at the time of the issue of such shares effectively registered under the Securities Act of 1933, as amended; or
(b)    the Company shall have determined, on such basis as it deems appropriate (including an opinion of counsel in form and substance satisfactory to the Company) that the sale, transfer, assignment, pledge, encumbrance or other disposition of such shares does not require registration under the Securities Act of 1933, as amended or any applicable State securities laws.

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The Company shall make all reasonable efforts to bring about the occurrence of said events.
9.3.    Corporate Restrictions on Rights in Stock. Any Stock to be issued pursuant to Awards granted under the Plan shall be subject to all restrictions upon the transfer thereof which may be now or hereafter imposed by the charter, certificate or articles, and by-laws, of the Company. Whenever Stock is to be issued pursuant to an Award, if the Committee so directs at or after grant, the Company shall be under no obligation to issue such shares until such time, if ever, as the recipient of the Award (and any person who exercises any Option, in whole or in part), shall have become a party to and bound by the Stockholders’ Agreement, if any. In the event of any conflict between the provisions of this Plan and the provisions of the Stockholders’ Agreement, the provisions of the Stockholders’ Agreement shall control except as required to fulfill the intention that any Incentive Option qualify as such, but insofar as possible the provisions of the Plan and such Agreement shall be construed so as to give full force and effect to all such provisions.
9.4.    Investment Representations. The Company shall be under no obligation to issue any shares of Stock covered by any Award unless the shares to be issued pursuant to Awards granted under the Plan have been effectively registered under the Securities Act of 1933, as amended, or the Participant shall have made such written representations to the Company (upon which the Company believes it may reasonably rely) as the Company may deem necessary or appropriate for purposes of confirming that the issuance of such shares will be exempt from the registration requirements of that Act and any applicable state securities laws and otherwise in compliance with all applicable laws, rules and regulations, including, but not limited to, that the Participant is acquiring the shares for his or her own account for the purpose of investment and not with a view to, or for sale in connection with, the distribution of any such shares.
9.5.    Registration. If the Company shall deem it necessary or desirable to register under the Securities Act of 1933, as amended, or other applicable statutes any shares of Stock issued or to be issued pursuant to Awards granted under the Plan, or to qualify any such shares of Stock for exemption from the Securities Act of 1933, as amended or other applicable statutes, then the Company shall take such action at its own expense. The Company may require from each recipient of an Award, or each holder of shares of Stock acquired pursuant to the Plan, such information in writing for use in any registration statement, prospectus, preliminary prospectus or offering circular as is reasonably necessary for that purpose and may require reasonable indemnity to the Company and its officers and directors from that holder against all losses, claims, damage and liabilities arising from use of the information so furnished and caused by any untrue statement of any material fact therein or caused by the omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made. In addition, the Company may require of any such person that he or she agree that, without the prior written consent of the Company or the managing underwriter in any public offering of shares of Stock, he or she will not sell, make any short sale of, loan, grant any option for the purchase of, pledge or otherwise encumber, or otherwise dispose of, any shares of Stock during the period not to exceed 180 days commencing on the effective date of the registration statement relating to the underwritten public offering of securities. Without limiting the generality of the foregoing provisions of this Section 9.5, if in connection with any underwritten public offering of securities of the Company the managing underwriter of such offering requires that the Company’s directors and officers enter into a lock-up agreement containing provisions that are more restrictive than the provisions set forth in the preceding sentence, then (a) each holder of shares of Stock acquired pursuant to the Plan (regardless of whether such person has complied or complies with the provisions of clause (b) below) shall be bound by, and shall be deemed to have agreed to, the same lock-up terms as those to which the Company’s directors and officers are required to adhere; and (b) at the request of the Company or such managing underwriter, each such person shall execute and deliver a lock-up agreement in form and substance equivalent to that which is required to be executed by the Company’s directors and officers.
9.6.    Placement of Legends; Stop Orders; etc. Each share of Stock to be issued pursuant to Awards granted under the Plan may bear a reference to the investment representations made in accordance with Section 9.4 in addition to any other applicable restrictions under the Plan, the terms of the Award and if applicable under the Stockholders’ Agreement and to the fact that no registration statement has been filed with the Securities and Exchange Commission in respect to such shares of Stock. All certificates for shares of Stock or other securities delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of any stock exchange upon which the Stock is

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then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.
9.7.    Tax Withholding. Whenever shares of Stock are issued or to be issued pursuant to Awards granted under the Plan, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy federal, state, local or other withholding tax requirements if, when, and to the extent required by law (whether so required to secure for the Company an otherwise available tax deduction or otherwise) prior to the delivery of any certificate or certificates for such shares. The obligations of the Company under the Plan shall be conditional on satisfaction of all such withholding obligations and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the recipient of an Award. However, in such cases Participants may elect, subject to the approval of the Committee, acting in its sole discretion, to satisfy an applicable withholding requirement, in whole or in part, by having the Company withhold shares of Stock to satisfy their tax obligations. Participants may only elect to have shares of Stock withheld having a Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee deems appropriate.
9.8.    Company Charter and By-Laws; Other Company Policies. This Plan and all Awards granted under the Plan (including the exercise, settlement or exchange of an Award) are subject to and must comply with the certificate of incorporation and by-laws of the Company, as they may be amended from time to time, and all other Company policies duly adopted by the Board, the Committee or any other committee of the Board as in effect from time to time regarding the acquisition, ownership or sale of Stock by employees and other service providers, including, without limitation, policies intended to limit the potential for insider trading and to avoid or recover compensation payable or paid on the basis of inaccurate financial results or statements, employee conduct, and other similar events.
10.    Reservation of Stock
The Company shall at all times during the term of the Plan and any outstanding Awards granted hereunder reserve or otherwise keep available such number of shares of Stock as will be sufficient to satisfy the requirements of the Plan (if then in effect) and the Awards and shall pay all fees and expenses necessarily incurred by the Company in connection therewith.
11.    Limitation of Rights in Stock; No Special Service Rights
A Participant shall not be deemed for any purpose to be a stockholder of the Company with respect to any of the shares of Stock subject to an Award, unless and until a certificate shall have been issued therefor and delivered to the Participant or his agent. Any Stock to be issued pursuant to Awards granted under the Plan shall be subject to all restrictions upon the transfer thereof which may be now or hereafter imposed by the certificate of incorporation and the by-laws of the Company. Nothing contained in the Plan or in any Award Agreement shall confer upon any recipient of an Award any right with respect to the continuation of his or her employment or other association with the Company (or any Affiliate), or interfere in any way with the right of the Company (or any Affiliate), subject to the terms of any separate employment or consulting agreement or provision of law or certificate of incorporation or by-laws to the contrary, at any time to terminate such employment or consulting agreement or to increase or decrease, or otherwise adjust, the other terms and conditions of the recipient’s employment or other association with the Company and its Affiliates.
12.    Unfunded Status of Plan
The Plan is intended to constitute an “unfunded” plan for incentive compensation, and the Plan is not intended to constitute a plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments with respect to Stock Rights and other Awards hereunder, provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

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13.    Nonexclusivity of the Plan
Neither the adoption of the Plan by the Board nor any action taken in connection with the adoption or operation of the Plan shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including without limitation, the granting of stock options and restricted stock other than under the Plan, and such arrangements may be either applicable generally or only in specific cases.
14.    No Guarantee of Tax Consequences
Neither the Company nor any Affiliate, nor any director, officer, agent, representative or employee of either, guarantees to the Participant or any other person any particular tax consequences as a result of the grant of, exercise of rights under, or payment in respect of an Award, including, but not limited to, that an Option granted as an Incentive Option has or will qualify as an “incentive stock option” within the meaning of Section 422 of the Code or that the provisions and penalties of Section 409A of the Code, pertaining non-qualified plans of deferred compensation, will or will not apply.
15.    Termination and Amendment of the Plan
15.1.    Termination or Amendment of the Plan. Subject to the limitations contained in Section 15.3 below, including specifically the requirement of stockholder approval if applicable, the Board may at any time terminate the Plan or make such modifications of the Plan as it shall deem advisable. Unless the Board otherwise expressly provides, no amendment of the Plan shall affect the terms of any Award outstanding on the date of such amendment.
15.2.    No Repricing and No Cash Buyout. Other than in connection with an adjustment to an Award pursuant to Section 8, the Company shall not, without stockholder approval, at any time when the per Share exercise price of an Option or SAR is greater than Market Value of the underlying Shares, reduce the exercise price of such Option or SAR or exchange such Option or SAR for a new Award with a lower (or no) purchase price or for cash.
15.3.    Limitations on Amendments, Etc.
Without the approval of the Company’s stockholders, no amendment or modification of the Plan by the Board may (i) increase the number of shares of Stock which may be issued under the Plan, (ii) change the description of the persons eligible for Awards, or (iii) effect any other change for which stockholder approval is required by law or the rules of any relevant stock exchange. Furthermore, except in connection with a Corporate Transaction, the terms of outstanding Stock Rights may not be amended to reduce their exercise price, nor may outstanding Stock Rights be cancelled in exchange for cash, Stock Rights with exercise prices that are less than the exercise prices of the original Stock Rights, or other Awards, without stockholder approval.
No amendment or modification of the Plan by the Board, or of an outstanding Award by the Committee, shall impair the rights of the recipient of any Award outstanding on the date of such amendment or modification or such Award, as the case may be, without the Participant’s consent; provided, however, that no such consent shall be required if (i) the Board or Committee, as the case may be, determines in its sole discretion and prior to the date of any Corporate Transaction that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation, including without limitation the provisions of Section 409A of the Code, or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or (ii) the Board or Committee, as the case may be, determines in its sole discretion and prior to the date of any Corporate Transaction that such amendment or alteration is not reasonably likely to significantly diminish the benefits provided under the Award, or that any such diminution has been adequately compensated.
16.    Notices and Other Communications
Any notice, demand, request or other communication hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular, certified or overnight mail, addressed or

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telecopied, as the case may be, (i) if to the recipient of an Award, at his or her residence address last filed with the Company and (ii) if to the Company, at its principal place of business, addressed to the attention of its Chief Financial Officer, or to such other address or telecopier number, as the case may be, as the addressee may have designated by notice to the addressor. All such notices, requests, demands and other communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of mailing, when received by the addressee; and (iii) in the case of facsimile transmission, when confirmed by facsimile machine report.
17.    Administrative Provisions
Nothing contained in the Plan shall require the issuance or delivery of certificates for any period during which the Company has elected to maintain or caused to be maintained the evidence of ownership of its shares of Stock, either generally or in the case of Stock acquired pursuant to Awards, by book entry, and all references herein to such actions or to certificates shall be interpreted accordingly in light of the systems maintained for that purpose. Furthermore, any reference herein to actions to be taken or notices (including of grants of Awards) to be provided in writing or pursuant to specific procedures may be satisfied by means of and pursuant to any electronic or automated voice response systems the Company may elect to establish for such purposes, either by itself or through the services of a third party, for the period such systems are in effect.
18.    Governing Law
It is intended that all Awards shall be granted and maintained on a basis which ensures they are exempt from, or otherwise compliant with, the requirements of Section 409A of the Code and the Plan shall be governed, interpreted and enforced consistent with such intent. Neither the Committee nor the Company, nor any of its Affiliates or its or their officers, employees, agents, or representatives, shall have any liability or responsibility for any adverse federal, state or local tax consequences and penalty taxes which may result the grant or settlement of any Award on a basis contrary to the provisions of Section 409A of the Code or comparable provisions of any applicable state or local income tax laws. The Plan and all Award Agreements and actions taken thereunder otherwise shall be governed, interpreted and enforced in accordance with the laws of the state of California, without regard to the conflicts of laws principles thereof.

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